As filed with the Securities and Exchange Commission on August __, 1996

                                               Registration No. 333-
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                 FIBERCORE, INC.
             (Exact name of Registrant as specified in its charter)


          Nevada                           3229                   87-0445729

     (State or other                 (Primary standard        (I.R.S. Employer
jurisdiction of incorporation    industrial classification      Identification
     or organization)                  code number)                 Number)

       174 Charlton Road, Sturbridge, Massachusetts 01566, (508) 347-7744
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                 Mohd A. Aslami
                                174 Charlton Road
                         Sturbridge, Massachusetts 01566
                                 (508) 347-7744
            (Name, Address, Including Zip Code, and Telephone Number,
             Including Area Code, of Registrant's Agent for Service)

                                 with a copy to:
                             Bruce S. Coleman, Esq.
                               Coleman & Rhine LLP
                           1120 Avenue of the Americas
                            New York, New York 10036
                                 (212) 840-3330

        Approximate date of commencement of proposed sale to the public:
    As soon as practicable as this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                          CALCULATION OF REGISTRATION FEE
                         -----------------------------------------------------------------

                                                     Proposed              Proposed
                                                     maximum               maximum
Title of                      Amount                 offering              aggregate            Amount of
securities to be              to be                  price per             offering             registration
registered                    registered             share (1)             price (1)            fee
- -----------------------------------------------------------------------------------------------------------------
Common Stock,
$.001 par value                30,306,282 shs         $5.25                $159,107,981            $54,865
Common Stock,
$.001 par value (2)             4,569,594 shs         $5.25                $ 23,990,368             $8,272
Common Stock,
$.001 par value (3)             2,165,045 shs         $5.25                $ 11,366,486             $3,919
Common Stock,
$.001 par value (4)             3,493,739 shs         $5.25                $ 18,342,130             $6,325
Common Stock,
$.001 par value (5)             2,414,829 shs         $5.25                $ 12,677,852             $4,372


 TOTAL.......................   42,949,489 shs        $5.25                $225,484,817            $77,753

===================================================================================================================

(1) Estimated pursuant to Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee, based on the average of the bid and ask prices reported on the OTC Bulletin Board of $5.25 on August 14, 1996.
(2) Issuable upon conversion of outstanding Convertible Notes issued to AMP Incorporated (the "AMP Note"), Connecticut Innovation, Inc. ("CII Note"), and H. Arsala ("Arsala Note") (collectively, the "Notes").
(3) Issuable upon exercise of outstanding Common Stock Purchase Warrants ("Warrants") having a weighted average exercise price of $1.41 per share.
(4) Issuable upon exercise of outstanding Common Stock Purchase Options ("Options") having a weighted average exercise price of $ 0.98 per share.
(5) Shares held in escrow ("Escrow Shares"), to be issued upon the happening of certain events, on behalf of Techman International ("Techman") (1,497,002 shares) and Middle East Specialized Cable Co. ("MESC") (917,827 shares).

                                   ----------

Pursuant to Rule 416, there are also being registered hereby such additional indeterminate number of shares of Common Stock as may become issuable by reason of share splits, share dividends, and similar adjustments as set forth in the provisions of the Notes, Warrants and Options.

                                   ----------


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                  FIBERCORE, INC.
                                               Cross-Reference Sheet
                                     Required by Item 501(b) of Regulation S-K


                            Form S-1 Item Number                                Location in Prospectus

1.           Forepart of the Registration Statement and          Facing Page, Outside Front Cover Page
             Outside Front Cover Page of Prospectus
2.           Inside Front and Outside Back Cover Pages of        Inside Front and Outside Back Cover Page
             Prospectus
3.           Summary Information, Risk Factors and Ratio         The Company; Risk Factors
             of Earnings to Fixed Charges
4.           Use of Proceeds                                     Use of Proceeds

5.           Determination of Offering Price                     Not Applicable

6.           Dilution                                            Not Applicable

7.           Selling Securityholders                             Selling Securityholders

8.           Plan of Distribution                                Plan of Distribution

9.           Description of Securities to be Registered          Description of Securities

10.          Interests of Named Experts and Counsel              Legal Matters; Expert

11.          Information with Respect to the Registrant          Prospectus Summary; Risk Factors; Stock Price
                                                                 and Dividend Policy; Capitalization; Selected
                                                                 Consolidated and Consolidated Pro Forma
                                                                 Financial Data; Management's Discussion and
                                                                 Analysis of Results of Operations and Financial
                                                                 Condition; Business; Management; Business-
                                                                 Litigation; Certain Transactions; Principal
                                                                 Securityholders; Shares Eligible for Future Sale;
                                                                 Financial Statements
12.          Disclosure of Commission Position on                Not Applicable
             Indemnification for Securities Act Liabilities


                   Subject to Completion, dated August , 1996

                        42,949,489 Shares of Common Stock

                                 FIBERCORE INC.

         This Prospectus relates to 30,306,282 shares of common stock, $.001 par value per share (the "Common Stock"), of FiberCore, Inc. (the "Company") which are held by certain shareholders (the "Selling Shareholders") of the Company. This Prospectus also relates to the issuance and sale by the Company of up to 12,643,207 shares of Common Stock (the "Underlying Shares") issuable to holders upon: (i) conversion of a ten year convertible note issued to AMP Incorporated (the "AMP Note"); (ii) conversion of the CII Note; (iii) conversion of the Arsala Note; (iv) exercise of outstanding Common Stock Purchase Warrants (the
"Warrants"), (v) exercise of outstanding Common Stock Purchase Options (the "Options"); and (vi) issuance of the Escrow Shares (the Notes, Warrants, Options and Escrow Shares are sometimes referred to collectively as the "Convertible Securities"). Until April 17, 2000, the conversion price of the AMP Note is $1.15763 per share of Common Stock, subject to adjustment; thereafter the conversion price is equal to the price per share paid by a third party investor in a private sale of common stock by the Company immediately prior to such conversion. The Warrants and Options were issued by the Company and its predecessors from 1987 through 1996 and are exercisable into Common Stock for prices ranging from $0.0027 to $2.00 per share through various expiration dates. The holders of the Convertible Securities, together with the Selling Shareholders, are sometimes hereinafter referred to collectively as the "Selling Securityholders." See "USE OF PROCEEDS," "SELLING SECURITYHOLDERS" and "PLAN OF DISTRIBUTION."

         The Common Stock and the Underlying Shares offered by this Prospectus may be sold from time to time by the Selling Securityholders, provided a current registration statement with respect to such securities is then in effect. The distribution of shares of Common Stock offered hereby by the Selling Securityholders may be effected in one or more transactions, including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders.

         The Selling Securityholders and intermediaries through whom the securities offered hereby are sold may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to such securities.

         The Company will receive all the proceeds from the issuance of shares of Common Stock upon the exercise of Warrants, Options and issuance of Escrow Shares. However, the Company will not receive any of the proceeds from the sale of shares of Common Stock (including the Underlying Shares) by the Selling Securityholders. Expenses of this Offering, other than fees and expenses of counsel to the Selling Securityholders and selling commissions, if any, will be paid by the Company. See "Plan of Distribution."

         Prior to the Offering, the Company's Common Stock was quoted on the OTC Bulletin Board (the "Bulletin Board") under the symbol FBCE. In connection with the Offering, the Company intends to apply for listing on the NASDAQ Small Cap Market. On August 14, 1996, the closing bid price of the Common Stock on the Bulletin Board was $5.25.

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is August __, 1996.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (such Registration Statement, together with all amendments and exhibits thereto, being hereinafter referred to as the "Registration Statement") under the Securities Act, for the registration under the Securities Act of the Underlying Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement; certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement for further information with respect to the Company and the Underlying Shares offered hereby. Statements herein concerning the provisions of documents filed as exhibits to the Registration Statement are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

         Following completion of this offering (the "Offering"), the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file reports, including annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the following regional offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601, and 14th Floor, 7 World Trade Center, Suite 1300 New York, New York 10048.

         The Company publishes its financial statements in United States dollars ("dollars" or "$"). The financial statements of the Company's German subsidiary, FiberCore Glasfaser Jena GmbH ("FiberCore Jena"), which have been consolidated with the Company's financial statements, are published in German marks ("DM"), but were translated into dollars in accordance with generally accepted accounting principals prior to consolidation.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements in the Prospectus Summary and under the captions "Risk Factors," Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following changes in general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products;

availability of qualified personnel; the loss of any significant customers; and other factors both referenced and not referenced in this Prospectus. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe," and similar expressions are intended to identify forward-looking statements.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

         Unless otherwise indicated, the information included in this Prospectus does not give effect to the exercise of options granted or to be granted by the Company or to the exercise or conversion of Convertible Securities.

         Certain statements set forth under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page 3 for additional factors relating to such Statements.

                                   The Company

         The Company manufactures and markets single-mode and multi-mode optical fiber and optical fiber preforms for the telecommunications, data communications, and cable television industries and, through its Automated Light Technologies, Inc. ("ALT") subsidiary, develops and markets products capable of identifying and monitoring faults in fiber optic cables and splice points.

         The Company's strategy in the fiber optic manufacturing and marketing business is to become a supplier of fiber optic preforms and optical fiber to independent manufacturers of fiber optic cable. The Company, through its subsidiary FiberCore Jena, maintains a manufacturing facility in Jena, Germany (the "Jena Facility"), which was established in 1986 and acquired by the Company in July 1994. The Company's initial marketing efforts are focused in Europe and on establishing strategic distribution alliances in developing countries where demand for fiber optic cable is believed by the Company to be growing more rapidly than in North America. Management believes that customers producing fiber from preforms themselves will enjoy the benefit of the Company's low-cost production methodology and avoid import duties on the value added in the manufacturing process.

         In pursuit of its strategy, the Company has undertaken the implementation of a multifaceted approach, the basic cornerstone of which is the forming of strategic alliances so as to match supply with demand, on a local as well as a world-wide basis. Strategic relationships will range from joint-ventures, particularly in those countries requiring local control, to direct investments by FiberCore. In effect, the Company intends to leverage its international relationships. Product demand will be generated from these strategic alliances, as well as from independent manufacturers of fiber optic cable. The Company plans to capitalize on the strong growth in the fiber market which is forecasted for the foreseeable future by building a number of facilities. Such new facilities and/or expansion of existing facilities are planned for the U.S., Europe, the Middle East and elsewhere in Asia. Facilities will be established using a well- balanced, phased-in approach. The Company will continually seek to improve the manufacturing processes by implementing its patented technology and by developing new techniques that lower production costs, thereby enhancing the Company's already low cost producer strategy.

         In April 1995, the Company entered into agreements with John Royle and Sons, a manufacturer of cable manufacturing systems and equipment, and Middle East Fiber Optic Manufacturing Co., Ltd. ("MEOFC") for the establishment of a joint venture company (the "JV Company" or "MEFC") to engage in the manufacture and sale of optical fiber and optical fiber cable both inside and outside of Saudi Arabia. As part of these arrangements, the Company entered into a Share Purchase Agreement, dated April 13, 1995, with MESC, and affiliate of MEOFC, pursuant to which, among other things, MESC subscribed for the purchase of 734,262 shares of the Company's Common Stock at the purchase price of approximately $1.36 per share in two blocks of 367,131 shares. The Company and Royle have each agreed to contribute $500,000 to the venture and each holds a 15% interest in the JV Company. MEOFC contributed $2.33 million and holds a 70% interest. The JV Company intends to borrow approximately $10 million from the Saudi Industries Development Fund for investment in equipment and working capital and will purchase optical fiber preform and fiber from the Company. In addition, the Company is holding in escrow, on behalf of MESC, 550,696 Warrants to purchase Common Stock of the Company pursuant to the Share Purchase Agreement and 238,635 shares of Common Stock to be issued to MESC immediately upon the exercise of the MESC Warrants. Such Warrants are exercisable, in whole or in part, at $1.63 per share and expire on April 13, 1997. See "Business-Sales and Marketing-Joint Marketing Arrangements".

         The current organization of the Company resulted from the merger on July 18, 1995 (the "Venturecap Merger") of FiberCore Incorporated ("FiberCore"), a Nevada corporation organized in November 1993, into Venturecap, Inc. ("Venturecap"), an inactive Nevada corporation organized in May 1987. Venturecap issued 3.671307 shares in exchange for each outstanding share of FiberCore, and as a result, Venturecap issued a total of 24,617,133 shares for all of the outstanding shares of FiberCore. Unless otherwise noted, all share amounts in this prospectus give effect to the Venturecap merger. Following the Venturecap Merger, Venturecap changed its name to FiberCore, Inc.

         On September 18, 1995, the Company acquired ALT. ALT manufactures a patented Fiber Optic Cable Monitoring System ("FOCMS"), which continuously monitors fiber optic cables for faults. ALT also manufactures long-range Fault Locator Devices which are also patented, Cable Protection Devices, which are applied at cable splice joints prior to fiber optic cable entering a building, and Electro-Optical Talksets used by field personnel to communicate over optical fiber, twisted pair-cable (regular telephone cable) and metal sheaths encasing optical fiber and copper cables (together with FOCMS, the "ALT Products"). Target customers for the FOCMS and related ALT products include telephone companies worldwide.

         On October 5, 1995, MESC purchased the first 367,131 shares of the Company's Common Stock for $500,000 pursuant to the Share Purchase Agreement dated April 13, 1995. Proceeds from the second purchase will be used to finance the Company's $500,000 capital contribution to the JV Company described above. The Company expects to close this second purchase in the near future.

         On November 1, 1995, the Company entered into a Distributor Agreement with Techman, a company solely owned by Dr. M. Mahmud Awan, a director of the Company. The International Distributor Agreement provides for commissions to be paid in the form of Company stock based upon sales generated by Techman for the Company. See "Certain Transactions" - Dealings with Techman.

         In January 1996, the Company established a subsidiary, InfoGlass Incorporated ("InfoGlass"), through which it intends to eventually conduct its North American fiber optic business.

         In January 1996, Techman agreed to purchase 734,260 shares of the Company's Common Stock and Warrants exercisable into 550,696 shares of the Company's Common Stock pursuant to a Share Purchase Agreement dated January 11, 1996. Additionally, under such Agreement, Techman will be issued 312,061 shares of Common Stock upon (i) formation of the joint venture company Fiber Optic Industries (Private) Ltd. ("FOI") to produce optical fiber and cable; (ii) the completion of a supply agreement between FOI and the Company; and (iii) completion of the purchase of the 734,260 shares under the Share Purchase Agreement. Between February 1996 and August 1996, the Company, pursuant to the Share Purchase Agreement, issued, at the request of Techman, 549,319 shares to Dr. Awan, the sole shareholder of Techman.

         In addition, 1,000,000 shares are being held in escrow (part of the Escrow Shares) under an International Distributor Agreement. Such shares will be issued ratably by the Company as commissions upon sales generated by Techman of up to $200 million. Such shares will be issued upon receipt by the Company of proceeds from such sales.

         Unless otherwise specified, the term "Company", with respect to events prior to July 18, 1995, refers to FiberCore Incorporated and events subsequent to July 18, 1995, refers to FiberCore, Inc. and its subsidiaries (including ALT, subsequent to September 18, 1995).

         The Company incurred net losses of $1,625,368 during the 1994 calendar year on revenues of $230,888 and net losses of $4,009,163 during the 1995 calendar year on revenues of $3,093,499. For the six months ended June 30, 1996, the Company incurred net losses of $1,321,264 on revenues of $4,024,971.

         The executive offices of the Company are located at 174 Charlton Road, Sturbridge, Massachusetts 01566 and its telephone number is (508) 347-7744.

                                  The Offering

Securities Offered:        42,949,489  shares of Common Stock. As of the date of
                           this  Prospectus,  the  Selling  Securityholders  own
                           30,306,282 of such shares, while 12,643,207 shares are issuable to the Selling Securityholders upon the conversion or exercise of the Convertible Securities.
                           See  "Description  of  Securities."

Shares of Common
Stock outstanding
prior to the Offering:     31,056,282 shares(1) (2) (3) (4)

Shares of Common
Stock outstanding
after the offering         41,184,184  shares5 assuming all Warrants and awarded
                           Options are exercised and $5,441,128 in principal and accrued interest in the Notes are converted.

Use of Proceeds:           The Company will receive all of the proceeds from the
                           exercise, of which there can be no assurance, of the Warrants and the Options, and the issuance of the Escrow Shares, or approximately $4,989,658. Such proceeds will be used by the Company for the purchase of equipment, research and development and working capital. In the event any portion of the Notes are converted, the Company's indebtedness will be reduced accordingly. None of the proceeds from the sale of shares of Common Stock offered hereby by the Selling
                           Securityholders (including the Underlying Shares) will go to the Company. See "Use of Proceeds."

Risk Factors:              The  securities  offered hereby involve a high degree
                           of risk. See "Risk Factors."

Current OTC Bulletin Board Symbol: FBCE
Proposed NASDAQ Small Cap Symbol: FBCE
- -----------------------

         1 Includes 750,000 shares of Common Stock of Venturecap that were outstanding prior to the Venturecap Merger not being registered hereunder.

         2 Excludes 917,827 shares of Common Stock being held in escrow for MESC, Warrants to purchase 550,696 shares of Common Stock being held in escrow for MESC (collectively, the "MESC Escrow Securities"), see "Business-Recent Developments"; or shares issuable upon exercise of options (3,493,739) shares or Warrants (1,063,653 shares).

         3 Does not include 497,002 shares of Common Stock being held in escrow and Warrants exercisable into 550,696 shares of common stock pursuant to the Techman Purchase Agreement, and 1,000,000 shares held in escrow as payment for certain sales commissions to be issued to Techman International, Inc. (the "Techman Securities"). See "Certain Transactions - Dealings with Techman".

         4 Does not include 4,319,186 shares issuable to AMP, Incorporated upon conversion of $5,000,000 of the AMP note; 147,059 shares to be issued to H. Arsala upon conversion of a $200,000 note; and approximately 103,349 shares to be issued to Connecticut Innovations, Inc. on conversion of a $241,128 note.

         5 Excludes 2,515,305 shares being registered hereunder, to be issued for future awards and grants of employee stock options.

                          Summary Financial Information
                  (In thousands, except per share information)

    The following summary financial information and operating data of the Company is qualified in its entirety by the more detailed information and the Company's Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.


                                                        Six Months Ended June 30                 Year Ended December 31
                                                 --------------------------------------   --------------------------------------
                                                 Pro Forma            Historical         Pro Forma                     Historical
                                                 ---------            ----------         ---------                     ----------
                                                 1995 (1)(4)       1996     1995 (3)(5)  1995 (1)(4)         1995 (2)   1994 (3) (5)
                                                 -----------       ----     -----------  -----------         --------   ------------
Operating Data:
Net sales                                        $   1,196       $  4,025    $   1,084    $     3,255  $       3,094            231
Costs and expenses:
  Cost of sales                                      2,231          3,746        1,833          5,040          4,509          1,064
  Research and  development                             82            200           82            188             75             90
  Selling, general and  administrative                 953          1,264          762          2,224          2,099            699
  Interest expense, net of interest income             167            191          159            383            369              8
  Other expense (Income ), net                        (14)           (55)         (14)             45             51            (5)
                                                ----------     ----------    ---------     ----------     ----------     ----------
Income (loss) before provision for income          (2,223)        (1,321)      (1,738)        (4,625)        (4,009)        (1,625)
Provision for income taxes                              -            -             -             -               -            -
                                               -----------    -----------  -----------  -------------  -------------     ----------
Net income  (loss):                              $ (2,223)       $(1,321)    $ (1,738)    $   (4,625)   $    (4,009)   $    (1,625)
Net income (loss) per share                      $  (0.07)       $ (0.04)    $  (0.07)    $    (0.15)   $     (0.15)   $     (0.07)
Weighted average common shares  and common      29,980,468     30,580,264   24,840,638     30,245,879     26,584,630     22,873,322
share equivalents outstanding
                    Balance Sheet Data:
Working capital                                     $2,332         $(404)       $2,844         $(277)         $(277)         $(519)
Total assets                                       $15,463        $14,257       $8,269        $14,167        $14,783         $4,270
Total liabilities                                   $8,092         $8,856       $7,413         $8,415         $8,415         $1,687
Accumulated deficit                               $(3,851)       $(6,959)     $(3,366)       $(6,253)       $(5,638)       $(1,628)
Stockholder's equity                                $7,371         $5,401         $856         $5,752         $6,368         $2,583


                          (See notes on following page)

    (1) Includes the results of ALT as if acquired at the beginning of the period and as if the conversion of ALT debt and Warrants into approximately 4.5 million shares of ALT common stock occurred immediately prior thereto.

    (2) Includes the results of ALT from September 18, 1995 through December 31, 1995.

    (3)  Does not include the results of ALT.

    (4) The pro forma results reflect higher amortization costs than the historical financial due to the allocation of the purchase price of the ALT acquisition to ALT's assets. The pro forma financial also reflect lower interest costs than the historical financial due to the conversion of ALT debt at an earlier date than the actual conversion date.

    (5) Restated to reflect the Venturecap merger as of the beginning of the period.

                                  RISK FACTORS

         The securities offered hereby are highly speculative and subject to numerous and substantial risks. Therefore, prospective investors should carefully consider the risk factors as well as the information contained elsewhere in this Prospectus.

New Business

         The Company is a relatively new business and is therefore subject to the risks inherent in early-stage operations, including acceptance of products and the establishment of distribution networks.

Need for Additional Financing and Capital Resources

         The Company has had net losses in each year of operation. It is likely that losses will occur from operations until at least the close of the third quarter of 1996, causing the Company to have an operating loss for the fiscal year 1996. The Company's ability to stay in operation will depend upon the success of its financing, marketing and manufacturing efforts. There can be no assurance that any or all of such efforts will be successful. At least a substantial portion of such additional financing is required by the end of 1996. In addition, the Company's Jena Facility has been operating at a loss since the Company acquired control of the facility in July 1994 (even though it has been operating with a positive cash flow since January 1996). These losses are primarily due to lack of sufficient sales for the Company's multi-mode optical fiber, manufacturing inefficiencies and less than optimum productivity. The Company has transferred and, with additional capital, will continue to transfer its more efficient and productive technology to its Jena Facility, which management anticipates will result in improved operating results. There can be no assurance that operating losses will not continue longer than anticipated, in which case, there may be need for additional capital. There can be no assurance, however, that additional capital will be available on terms acceptable to the Company, if at all. In addition, revenues of the Company's ALT subsidiary declined substantially in 1995, compared to 1994. ALT is currently operating at a loss, and historically has not been profitable.

Production Volume Increases Limited to Capacity of Current Facilities

         In order for the Company to continue to increase its revenues, it will have to expand its facilities. Although the Company will seek additional financing through one or more sources that will be used, for the most part, to increase manufacturing capacity by expanding facilities and purchasing equipment, there can be no assurance that the planned increases will be achieved so as to satisfy the Company's present and long-term supply contracts. A failure to increase manufacturing capacity will have an adverse effect on the Company's operating results. Moreover, there can be no assurance that if manufacturing capacity were increased that it would be economically utilized.

Dependence on Third-Party Suppliers

         The Company will largely rely on outside parties for the manufacture of its raw materials, including its principal raw material, glass tubing. Accordingly, the Company will be dependent on the capabilities of these outside parties for the successful manufacture of its products. Currently, the Company purchases over 90% of its required glass tubing from one supplier, although the Company has established relationships with two other manufacturers. There can be no assurance that these manufacturers will be able to meet the Company's raw material needs in a satisfactory and timely manner. Although the Company believes that these manufacturers would have an economic incentive to perform such manufacturing for the Company, the amount and timing of resources to be devoted to these activities are not within the control of the Company, and there can be no assurance that problems will not occur in the future. In addition, one supplier has recently required the Company to prepay for three months supply of glass tubing. See "Business-Raw Materials."

Competition

         The optical fiber business is highly competitive and there are several competitors that have substantially greater resources than the Company. These companies are providing or are capable of providing at competitive prices to their customers products similar to products produced by the Company. If these competitors were to aggressively target the Company's market segment, the Company could be materially adversely affected. If the market for FOCMS products grows, it is likely that companies with substantially greater resources than the Company will enter the market, which may adversely affect the Company's business. See "Business- Competition."

Industry Conditions

         Based on published market studies, management believes that, currently, demand for optical fiber products exceeds supply. To the extent future supply begins to exceed demand, or to the extent the Company's products are no longer in demand, prices for the Company's products may decline from current levels and result in substantially lower profitability than has been anticipated by the Company.

Rapid Technological Change

         Optical  fiber  products  are  characterized  by  rapid   technological
advances and evolving industry standards. Any failure by the Company to anticipate or respond adequately to technological developments or end-user requirements could damage the Company's competitive position in the marketplace and reduce revenues and/or profit.

Dependence on Key Personnel

         The Company's success depends to a significant extent upon the performance of its key executive officers. The Company is not a party to an employment agreement with any of its executive officers, but intends to enter into non-compete agreements with Dr. Aslami, Mr. DeLuca, Mr. Beecher and Mr. Moeller as soon as possible. The loss of any of the executives would have a material adverse effect on the Company. The Company intends to apply for key-man life insurance policies on certain of the executive officers with the Company as the named beneficiary. The Company's future success also will depend in large part upon its ability to attract and retain highly skilled managerial, technical and marketing personnel. There can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Management."

Patents and Proprietary Rights

         The Company owns five U.S. patents relating to the manufacture of optical fiber preform, fiber optic cable monitoring systems, long range fault locating systems, optical communications systems and methods and related products. The Company has filed one additional improvement patent to its basic fiber optic manufacturing process, and intends to file at least one more improvement patent in the U.S. and abroad. The Company also owns three European and United Kingdom patents covering ALT's products. One additional patent filing in Europe, two in Japan and three in other countries related to ALT's products are pending. The Company's ability to compete effectively will depend, in part, on its ability to protect its patents. There can be no assurance that the steps taken by the Company to protect its intellectual property will be adequate to prevent misappropriation or that others will not develop competitive technologies or products. Furthermore, there can be no assurance that others will not independently develop products that are similar or superior to the Company's products or technologies, duplicate any of the Company's technologies, or design around the patents issued to the Company. In addition, the validity and enforceability of a patent can be challenged after its issuance. While the Company does not believe that its patents infringe upon the patents or other proprietary rights of any other party and is unaware of any claim of such infringement, other parties may claim that the Company's patents and manufacturing processes infringe upon such patents or other proprietary rights. There can be no assurance that the Company would be successful in defending against such a claim of infringement. Moreover, the expense of defending against such a claim could be substantial. See "Business-Patents."

         In addition, in conjunction with its acquisition of equipment located at the Jena Facility, the Company acquired the right and title to all Sico Quarzschmelze Jena GmbH ("Sico") patents and expertise developed or owned by Sico relating to fiber optics. In the event the Company were to default on its obligaions to Sico, the Company's rights to use these patents could terminate. While the Company does not believe the Sico patents infringe upon the patents or other proprietary rights of any other party, other parties may claim that the Sico patents infringe upon such patents or proprietary rights. Without use of Sico patents and technology, the

Company's expense in manufacturing optical fiber and optical fiber preforms could increase substantially.

         The Company's wholly-owned subsidiary, ALT, entered into a Purchase and Sale Agreement, dated as of September 7, 1986, with Norscan Instruments, Ltd. ("Norscan"), for the acquisition of certain patents and know-how relating to FOCMS. A dispute exists between ALT and Norscan with respect to Norscan selling FOCMS products, in competition with ALT products that utilize technology other than the technology assigned to ALT pursuant to the terms and conditions of the Purchase and Sale Agreement. ALT contends that, in so doing, Norscan is violating a non-competition provision of the Purchase and Sale Agreement. Failure by ALT and Norscan to resolve this dispute could materially adversely affect the future sales of ALT products.

International Operations

         The Company is subject to the risks of conducting business internationally. These include unexpected changes in legislative or regulatory requirements and fluctuations in the U.S. dollar and the German mark, and other currencies in which the Company is doing business from time to time. The Company has limited foreign currency fluctuation exposure and does not currently engage in foreign currency hedging transactions. The business and operations of the Company's German subsidiary, FiberCore Jena, are subject to the changing economic and political conditions prevailing from time to time in Germany. Labor costs, corporate taxes and employee benefit expenses are high and weekly working hours are shorter compared to the rest of the European Union, the United States and Japan. The Company's participation in the JV Company is subject to the risks of doing business in Saudi Arabia, and in the Middle East in general. These risks include, but are not limited to, the threat of regional conflict.

Inability to Relocate Manufacturing Operation

         Until 2001, the Company will not be able to move manufacturing equipment out of the Jena Facility in Jena, Germany, pursuant to an agreement with the seller of such equipment. This could adversely effect the Company's ability to take advantage of less expensive labor markets and consequently adversely impact the Company's profitability. In addition, under certain conditions, principally maintaining employment levels and maintaining the Jena Facility the manufacturing equipment could revert to a German governmental entity. See "Certain Transactions - Dealings with Sico."

Use of Proceeds

         Although the Company will receive all of the proceeds from the exercise of the Warrants, Options and the issuance of certain Escrow Shares there can be no assurance that any of such securities will be exercised by the holders thereof. The Company currently intends to utilize a significant portion of any such proceeds for working capital and general corporate purposes. Accordingly, the Company will have broad discretion as to the application of a substantial portion of the net proceeds, if any, derived from the exercise of the Warrants, Options and the issuance of certain Escrow Shares. None of the proceeds from the sale of shares of Common Stock offered hereby (including the Underlying Shares) will go to the Company.

No Dividends

         The Company has never paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company intends to retain any future earnings to finance the growth and development of its business. See "Stock Price and Dividend Policy."

Strategic Alliances

         The Company is contractually committed to providing at least 50% of AMP's forecasted quantities of optical fiber. In the event AMP's needs change and AMP does not purchase the forecasted quantity of the Company's product, the Company may be in the position of having committed significant resources to accommodate AMP's needs without having a guarantee that AMP will purchase the Company's products.

Loan Defaults and Guarantees

         On July 31, 1996, the Company entered into a Forbearance Agreement with CII with respect to $245,000, owed by ALT to CII. Among the terms of that agreement, contemporaneously with the filing of this Registration Statement and in exchange for a general release from CII, the Company will (i) issue approximately 103,000 shares to CII, (ii) pay $1,000 per month toward interest, from March 1, 1996 until the filing date of this Registration Statement, and
(iii) issue up to 20,000 shares, to be held in escrow, as additional compensation to CII if their shares are not freely tradeable by May 15, 1997 (10,000 shares) and August 15, 1997 (10,000 shares).

         ALT also owes approximately $275,000 to Connecticut Development Authority ("CDA"). As of the filing of this Registration Statement, CDA has stated that it will be willing to accept basically the same terms as those given to CII. However, no such agreement has been executed as of the date hereof. See Description of Securities -- CDA Warrant." The CDA loan is personally guaranteed by two of the Company's executive officers, Dr. Aslami and Mr.
DeLuca.

         In addition, ALT is the primary guarantor of approximately $250,000 of loan obligations to the Department of Economic Development for the State of Connecticut ("DED") and a secondary guarantor on approximately $650,000 of bank loan obligations of Allied Controls Inc., a former subsidiary (See Notes 5 and 6 to the Notes to ALT financial statements. As of the date of this Prospectus, such former subsidiary is making payments to the bank under a forbearance agreement and to DED as part of an oral standstill agreement.

Current Prospectus and State Blue Sky Registration Required to Issue Underlying Shares

         The Company will be able to issue Underlying Shares upon conversion or exercise of the Convertible Securities only if a current prospectus relating to such shares is then in effect and only if the Underlying Shares are qualified for sale under the securities laws of the applicable state or states or an exemption from any such qualification is available. Although the Company has undertaken to maintain such a current prospectus and intends to seek to qualify the Underlying Shares for sale in applicable jurisdictions, there is no assurance that it will be able to do so. See "Description of Securities."

Dependence on Certain Customers and Products

         During each year of operation, the Company and its predecessors have relied on a few customers for the majority of sales revenue. During the first six months of 1996, FiberCore had net sales to one customer in excess of 61% of total sales. ALT has net sales to three customers aggregating 83% of net sales (representing less than 2% of Company sales). The Company believes that the loss of these customers could have a material adverse effect on the Company.
See "Business-Customers, Inventory, Backlog and Advertising."

Legal Proceedings

         The Company is a defendant in a lawsuit seeking to enjoin the Company from using the name "FiberCore," as well as unspecified monetary damages in excess of $50,000. If the Company is not successful in defending the litigation, good-will and advertising invested in the name FiberCore will be lost, and the Company may be forced to spend additional capital in establishing a new name. In addition, the Company may be required to pay an award of substantial monetary damages. See "Business-Litigation."

         FiberCore Jena is a defendant in a lawsuit brought against the Company's subsidiary by a German firm, COIA GmbH, Hasenhdgweg 73, D-63 741 Aschaffenburg, F.R. Germany. COIA GmbH is suing the Company for approximately
$1.5 million, alleging that the Company failed to deliver under a sales contract. The Company is aggressively defending this action and has established a reserve for this action in the amount of $126,000, which includes legal fees. However, there is no assurance that the Company will prevail in this action, or that the reserve of $126,000 will be adequate.

Insurance

         The Company carries limited insurance on equipment located in its Jena Facility. In the event of damage to or loss of such equipment, there can be no assurance that the loss will not exceed policy limits.

Limited Trading Market

         Prior to the Offering, the Company's Common Stock was quoted on the OTC Bulletin Board and has traded on a very limited basis. In connection with the Offering, the Company intends to apply for listing on the NASDAQ Small Cap Market, but there can be no assurance that such application will be granted, or if granted that the Company will not subsequently be disqualified. If the Company is not qualified for inclusion on the NASDAQ Small Cap Market and the Company fails to meet certain other criteria, the Common Stock would be subject to a Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, if the Company's securities are not quoted on NASDAQ Small Cap Market, the rule may affect the ability of broker-dealers to sell the Company's securities and the ability of purchasers in this Offering to sell the Underlying Shares in the secondary market.

Shares Eligible for Future Sale

         Upon completion of this Offering, 41,184,184 shares of Common Stock will be issued and outstanding (assuming exercise of Warrants, Options, conversion of the Notes and issuance of the Escrow Shares).

Market Overhang from Options, Warrants, Notes and Escrow Shares

         Immediately after the Offering, the Company will have outstanding a number of Options, Warrants, Notes and Escrow Shares, including the securities described herein. To the extent that such Options, Warrants, Notes are exercised or converted or the Escrow Shares are issued, as the case may be, dilution to the interests of the Company's stockholders may occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options, Warrants and Notes can be expected to exercise or convert them, and the beneficiaries of the Escrow Shares may become entitled to such shares, as the case may be, to the extent they are able to, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Options, Warrants, Notes and Escrow Shares. Further, the sale of Common Stock or other securities held by or issuable to the holders of such Options, Warrants, Notes or Escrow Shares, including the Underlying Shares offered hereby, or merely the potential of such sales, could have an adverse effect on the market price of the Company's Common Stock.

Possible Volatility of Stock Price

         The market for the Company's Common Stock could be subject to wide fluctuations in response to such factors as, among others, variations in the Company's anticipated or actual results of operations and market conditions (which may be unrelated to the Company's operating performance). Prior to the Offering, only 750,000 shares of the Company's stock were freely tradeable. After the Offering, 41,184,184 shares will be freely tradeable, assuming all of the shares offered hereby are sold and all awarded Options and Warrants are exercised, Notes are converted and Escrow Shares issued. It is therefore possible that the price of the Company's Common Stock will decline on the OTC Bulletin Board after the expectation of the imminent Offering is priced into the market.

Control by Directors and Management and Others

         Prior to the Offering, Mohd Aslami, Charles DeLuca, Gregory Perry, Techman International, PEBCO, Inc. (including, where applicable, their respective spouses and children) and AMP (assuming conversion of the AMP Note and issuance of shares to Techman International) beneficially own approximately 20.0%, 12.2, 9.5%, 6.8%, 4.2% and 11.4% of the outstanding Common Stock, respectively (collectively approximately 64.1%). If they retain similar percentages in the Company following the Offering, some of such persons, acting together, may effectively have the power to appoint a majority of the Company's Board of Directors and to significantly influence corporate actions. See "Principal Securityholders."

                                 USE OF PROCEEDS

         The Company will receive all of the proceeds from the exercise of the Warrants, the Options and the issuance of certain Escrow Shares. To the extent any part of the Notes are converted, the Company's indebtedness will be reduced by such amount. If all of the Warrants and Options are exercised and the Escrow Shares are issued, the net proceeds to the Company will be $4,989,658. All proceeds from the exercise of the Warrants and Options and the issuance of the Escrow Shares will be added to working capital. There can be no assurance that any of the Warrants and Options will be exercised or the Escrow Shares will be issued.

         The Company will not receive any of the proceeds from the sale of the shares of Common Stock being offered hereby (including the Underlying Shares) by the Selling Securityholders.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company after giving effect to (i) the Venturecap Merger; (ii) the ALT Acquisition; (iii) the issuance of 367,131 shares to MESC; (iv) the 2,221,141 shares to Sico, and (v) 549,319 shares issued to Dr. M. Mahmud Awan. The column labeled "Actual" does not give effect to this Offering. In other respects, the column labeled "As Adjusted" gives effect to this Offering, including the issuance of 10,127,902 Underlying Shares upon the conversion, exercise and issuance of the Convertible Securities and the application of the estimated net proceeds derived therefrom as described under "Use of Proceeds." This table should be read in conjunction with the Company's Consolidated Financial Statements appearing elsewhere in this Prospectus.


                                                                       June 30, 1996
                                                                       -------------

                                                                  (Dollars in Thousands)

                                                                   Actual       As Adjusted
                                                                   ------       -----------

Current portion of long term debt                                    $613          $372

Long term debt, less current portion                                5,413           213

Stockholders' equity (deficiency):

         Preferred Stock, $.001 par value, 10,000,000                 ---           ---
         authorized; none issued and outstanding

         Common stock, $.001 par value, 100,000,000
         shares authorized; 31,056,202 shares issued and
         outstanding; 41,184,184 shares as adjusted                    31            41

         Additional paid in capital                                12,184        22,605

         Retained earnings (deficit)                              (6,959)       (6,959)

         Aggregate translation adjustment                             144           144
                                                                   ------        ------
         Total stockholders' equity                                 5,401        15,831
                                                                  -------       -------
         Total capitalization                                     $11,427       $16,416
                                                                  =======       =======

                         STOCK PRICE AND DIVIDEND POLICY

         The Company intends to apply for the listing of its Common Stock on the NASDAQ Small Cap Market, although there is no assurance that its application will be approved. Currently there is a limited public market for the Company's stock on the Bulletin Board, where the stock trades under the symbol FBCE. Set forth below for the periods indicated are the high and low closing prices for the Common Stock as reported on the OTC Bulletin Board. See "Capitalization." The prices prior to July 18, 1995 reflect the price of Venturecap, Inc., a predecessor to the Company, which traded under the symbol VTUR.


Period                      High Bid                       Low Bid
- ------                      --------                       -------
- -------------------------------------------------------------------------------
     1995
     ----
1st Quarter                 No Reported Trades             No Reported Trades
- -------------------------------------------------------------------------------
2nd quarter (first          $4.94                          $2.55
reported bid on
May 11, 1995)
- -------------------------------------------------------------------------------
3rd quarter                 $4.45                          $2.75
- -------------------------------------------------------------------------------
4th quarter                 $3.25                          $2.37
- -------------------------------------------------------------------------------
     1996
1st quarter                 $3.12                          $2.00
- -------------------------------------------------------------------------------
2nd quarter                 $7.25                          $1.75
- -------------------------------------------------------------------------------
3rd quarter to
August 9, 1996              $7.44                          $4.75
- -------------------------------------------------------------------------------


         To date, the Company has not paid any cash dividends on its Common Stock. On August 31, 1995, ALT paid a dividend to stockholders by the distribution of its ownership interest in a limited liability company. Such interests were valued by ALT's Board of Directors as nil. See "Certain Transactions."

         The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend on the Company's earnings, its capital requirements, financial condition, contractual and legal restrictions and other relevant factors. The Company does not expect to declare or pay any dividends in the foreseeable future. In addition, the ability of the Company to pay cash dividends in the future will be subject to its ability to meet certain other of its obligations.

         SELECTED CONSOLIDATED AND CONSOLIDATED PRO FORMA FINANCIAL DATA

                  (In thousands, except per share information)

         The following selected financial data of the Company for each of the years 1994 and 1995 have been derived from the financial statements of the Company and notes thereto included elsewhere in this Prospectus. The financial data for the year ended December 31, 1995 on a consolidated pro forma basis was derived from the financial statements of the Company and ALT included elsewhere in this Prospectus. The selected financial data for the six month periods ended June 30, 1995 and 1996 and for the Company on a consolidated pro forma basis for the six months ended June 30, 1995 were derived from the unaudited financial statements of the predecessors of the Company and the Company that, in the opinion of management, include all adjustments necessary to fairly present such data. The information set forth below is qualified by reference to, and should be read in conjunction with, the consolidated financial statements and related notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Results for the interim periods are not necessarily indicative of results for a full year.

                          Summary Financial Information
                  (In thousands, except per share information)

    The following summary financial information and operating data of the Company is qualified in its entirety by the more detailed information and the Company's Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.


                                                       Six Months Ended June 30                      Year Ended December 31
                                               --------------------------------------      ----------------------------------------
                                               Pro Forma               Historical           Pro Forma             Historical
                                               ---------               ----------           ---------             ----------
                                               1995 (1)(4)          1996     1995 (3)(5)    1995 (1)(4)     1995 (2)   1994 (3) (5)
                                               -----------          ----     -----------    -----------     --------   ------------
Operating Data:
Net sales                                      $   1,196      $  4,025      $   1,084      $     3,255    $   3,094            231
Costs and expenses:
  Cost of sales                                    2,231         3,746          1,833            5,040        4,509          1,064
  Research and  development                           82           200             82              188           75             90
  Selling, general and  administrative               953         1,264            762            2,224        2,099            699
  Interest expense, net of interest income           167           191            159              383          369              8
  Other expense (Income ), net                      (14)          (55)           (14)               45           51            (5)
                                               ---------    ----------      ---------       ----------   ----------     ----------
Income (loss) before provision for income        (2,223)       (1,321)        (1,738)          (4,625)      (4,009)        (1,625)
Provision for income taxes                          -           -               -               -             -            -
                                               ---------    ----------      ---------       ----------   ----------     ----------
Net income  (loss):                            $ (2,223)    $  (1,321)     $  (1,738)      $   (4,625)    $ (4,009)   $    (1,625)
Net income (loss) per share                     $ (0.07)       $(0.04)     $   (0.07)      $    (0.15)    $  (0.15)   $     (0.07)
Weighted average common shares  and common     9,980,468    30,580,264     24,840,638       30,245,879   26,584,630     22,873,322
share equivalents outstanding
                    Balance Sheet Data:
Working capital                                   $2,332        $(404)         $2,844           $(277)       $(277)         $(519)
Total assets                                     $15,463       $14,257         $8,269          $14,167      $14,783         $4,270
Total liabilities                                 $8,092        $8,856         $7,413           $8,415       $8,415         $1,687
Accumulated deficit                             $(3,851)      $(6,959)       $(3,366)         $(6,253)     $(5,638)       $(1,628)
Stockholder's equity                              $7,371        $5,401           $856           $5,752       $6,368         $2,583


                          (See notes on following page)

    (1) Includes the results of ALT as if acquired at the beginning of the period and as if the conversion of ALT debt and Warrants into approximately 4.5 million shares of ALT common stock occurred immediately prior thereto.

    (2) Includes the results of ALT from September 18, 1995 through December 31, 1995.

    (3)  Does not include the results of ALT.

    (4) The pro forma results reflect higher amortization costs than the historical financial due to the allocation of the purchase price of the ALT acquisition to ALT's assets. The pro forma financial also reflect lower interest costs than the historical financial due to the conversion of ALT debt at an earlier date than the actual conversion date.

    (5) Restated to reflect the Venturecap merger as of the beginning of the period.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

Background

         Unless otherwise stated, reference to the Company in this section includes FiberCore Incorporated and subsidiaries, including ALT from September 18, 1995.

         The Company operates primarily through its FiberCore Jena subsidiary. The Company maintains a headquarters in Sturbridge, Massachusetts which is staffed by engineering, accounting and administrative personnel. The following discussion and analysis of the results of operations is based on the Company's audited financial statements for the years ended December 31, 1993, 1994 and 1995, and the unaudited statements of the Company for the six month periods ended June 30, 1995 and 1996.

Results of Operations

Six months ended June 30, 1996 and 1995

         Total revenues for the six months ended June 30, 1996 were $4,025 compared with revenues of $1,084 for the six month period ended June 30, 1995. This increase in revenues was attributable to the Company's increase of production capacity stemming from an upgrade of the Company's facility in Germany, and the Company's sales and marketing efforts.

         Gross profit for the six months ended June 30, 1996 was $279 compared to a loss of $749 for the six months ended June 30, 1995. This difference was also attributable to the upgrade of the Jena Facility since its acquisition in June 1994, improvement and upgrading of machinery and equipment, improved preform and fiber yields, 24 hour per day production, and increased revenues.

         Selling, general and administrative expenses were $1,264 for the six months ended June 30, 1996 compared to $762 for the six months ended June 30, 1995. This increase was due primarily to the upgrade of the Jena Facility, the commencement of increased production at such facility and the Company's increased sales and marketing efforts.

         Net interest expense for the six months ended June 30, 1996 was $191 compared to $159 for the year-earlier comparable period. This increase was due to interest expense attributable to the AMP Note.

         The net loss for the six months ended June 30, 1996 was $1,321, a decrease of $417 from the loss of $1,738 in the corresponding period in 1995. The primary cause of the decrease was the increase in sales and gross profit as described above.

Fiscal Year Ended December 31, 1995 and 1994.

         Total revenues for the year ended December 31, 1995 were $3,094 compared to $231 for the prior year. This increase in revenues was due to the acquisition of the Jena Facility by the Company in June 1994, with shipments commencing primarily in the last quarter of the year and expansion and upgrade of the Jena Facility since its acquisition.

         The net loss for the year ended December 31, 1995 of $4,009 was $2,384 greater than the loss of $1,625 for the year ended December 31, 1994. The increase in loss is principally related to the full year of operation of the Jena Facility, an increase in cost of sales of $3,445 resulting from increased sales, an increase in selling, general, and administrative costs of $1,399 resulting from the full year operation, the increase in net interest expense of $361 which resulted from the AMP loan used to finance expansion and upgrade of the Jena facility, and interest expense on loans included with the ALT acquisition.

Fiscal Year Ended December 31, 1994 and Period November 5, 1993 to December 31, 1993.

         FiberCore Incorporated was organized under Nevada Law on November 5, 1993. Venturecap, into which FiberCore merged in 1995, was inactive from 1990 until the time of the merger with FiberCore Incorporated.

         Total revenues for the year ended December 31, 1994 were $231 compared to $-0- for the prior period in 1993. This was due to the acquisition of the Jena Facility by the Company in June 1994, with shipments commencing primarily in the last quarter of the year.

         The operating loss for the year ended December 31, 1994 of $1,625 was due to startup and production inefficiencies at the Jena Facility, selling, general and administrative expenses of $699, and research and development expenses of $90. For the period ended December 31, 1993, the Company had no comparable expenses.

         For the year ended December 31, 1994, the Company had net interest expense of $8, primarily attributable to its capitalized lease obligations in Jena.

Liquidity and Capital Resources

         Since its inception, the Company has relied upon private equity and debt financing and revenues from sales to finance its operations. For the period November 5, 1993 to December 31, 1993, the Company had a cash inflow of $414 from the sale of Common Stock. The Company also issued Common Stock valued at $223 to acquire patents ($60) and pay for startup costs ($163).

         At December 31, 1994, the Company had cash of $258 and non-cash current assets of $453. Fixed assets increased by $3,554 due to the acquisition of the Jena Facility. Current liabilities increased by $1,226 primarily due to an increase in accounts payable at the Jena Facility. During the year 1994 the Company received $1,629 from the issuance of Common Stock.

         At December 31, 1995, the Company had cash of $833 and non-cash current assets of $2,304. Fixed assets increased during the year by $1,453 due to expansion and upgrade of the Jena Facility. Current liabilities increased by $2,185 primarily due to an increase in accounts payable and accrued expenses at the Jena Facility and an increase in short term debt acquired with the ALT acquisition. During the year the Company issued a convertible debenture to AMP, Inc. for $5,000. The proceeds of this loan were used primarily to fund the expansion and operations of the Jena Facility. Also during the year, the Company received $500 from the sale of its Common Stock.

         For the six months ended June 30, 1996, the Company had operating revenues of $4,025 and has accumulated a deficit of $6,959 at June 30, 1996. The Company expects to continue to incur operating losses until such time as the Jena Facility's production equipment is expanded and fully upgraded, and manufacturing inefficiencies are substantially eliminated. The Company has and, with additional capital, will continue to transfer its more efficient and productive technology to its Jena Facility with management's expectation of improved operating results. However, there is no assurance that the Company will succeed in its efforts to make the Jena Facility profitable. The Company, with its current cash and cash equivalents, cannot fund both the required amount of capital expenditures and current and projected operating losses, including debt service payments. Therefore, the Company requires additional financing in the near term.

         The Company will seek additional financing from one or more of the following sources: (i) issuance of convertible instruments or stock in private or public offerings; (ii) financing for the Jena Facility through a combination of German bank loans, German federal and state government grants, loan guarantees, and equity investments generated in all or part from (i) above;
(iii) exercise of stock Options and Warrants; (iv) issuance of certain Escrow Shares; and (v) loans from officers, directors, and principal stockholders of the Company. Funds for such loans to the Company from officers, directors, and principal stockholders would be derived, in part, from sales or pledges (to obtain loans) of Common Stock by such individuals. There can be no assurance that financing from any of the preceding sources will be available to the Company on attractive terms or at all. The Company believes that its success in raising additional capital is dependent on investors' beliefs in the Company's technology, its position in the fiber optics industry, and its strategic business plan. Achieving profitability is dependent, in part, on raising additional funds to invest in capital expenditures.

         The Company currently has a backlog of orders aggregating approximately $18,600 which are scheduled to be shipped through the end of 1996 and 1997. Additionally, the Company has entered into, or is negotiating, long-term supply agreements that, in the opinion of the Company, will generate sales of approximately $251,000 in the aggregate. These include supply agreements with MEFC, AMP, FOI and others.

ALT

         ALT was acquired by the Company as of September 18, 1995. ALT has historically operated at a loss, has cumulative losses from its date of inception, and requires additional capital to operate. The Company intends to raise additional funds for ALT, however, there is no assurance that such funds will be available. ALT has received an order from Pakistan Telecom in the amount of $152, for a test installation of the fiber optic cable monitoring system. If the test installation is successful, the Company anticipates that Pakistan Telecom will place an order for additional installation estimated to be valued at $1,660.

                                    BUSINESS

General

         The Company develops, manufactures and markets products primarily for the fiber optic industry. These products include single-mode and multi-mode optical fiber and optical fiber preforms. Preforms are the basic component from which optical fiber is drawn and subsequently cabled. The Company has developed a patented preform production process which management believes to be more cost effective than existing production methods in use. Through its ALT subsidiary, the Company manufactures patented cable monitoring systems, a patented long range fault locator, cable protection devices, and electro-optical talk sets.

         FiberCore and ALT sales by product group for the last two years and for the six months ended June 1996, were as follows:


                                                       ($000)
                                        Year Ended             Six months ended
                                        December 31              June 30,1996
                                    1994          1995
Optical Fiber and Preform......    $ 231         $3,009              $3,800
ALT Products...................      476            246                 109
                                     ---         ------              ------
Total..........................     $707         $3,255              $3,909
                                    ====         ======              ======

Recent Developments

         FiberCore is engaged in the business of developing, manufacturing, and marketing single-mode and multi-mode optical fiber and optical fiber preforms for the telecommunication and data communications industry. It was incorporated under the laws of the state of Nevada in November 1993. In June 1994, FiberCore leased the Jena Facility for a fixed monthly sum, and acquired certain equipment located in that facility from Sico. Until the year 2001, FiberCore's ownership of the equipment is subject to the right of the German government, from whom Sico purchased the equipment, to repossess the equipment in the event FiberCore ceases production. The agreement pursuant to which FiberCore acquired the equipment provides for the sale of 2,221,141 shares of Common Stock to Sico in exchange for the equipment. See "Certain Transactions-Dealings with Sico." The Jena Facility is an existing 26,500 square foot optical fiber manufacturing plant located in Jena, Germany, which has been in operation since 1986.

         In April 1995, FiberCore issued a ten year $5 million convertible note to AMP Incorporated ("AMP"), a company listed on the New York Stock Exchange and a manufacturer of electrical and optical connection devices, systems and other equipment including fiber optic cable. AMP's annual worldwide sales for the 1995 fiscal year were in excess of $5 billion. Principal plus interest accumulating at a rate of LIBOR plus one percent may be converted into Common Stock of the Company through April 17, 2005. Until April 17, 2000, the conversion price is $1.16 per share; thereafter the conversion price is equal to the price per share paid by a third party investor in the private sale of Common Stock by the Company immediately prior to such conversion. The AMP Note is initially collateralized by FiberCore patents, patent applications, licenses, rights and royalties arising from such patents. Pursuant to the agreement, the Company and AMP intend in the future to substitute equipment and other collateral for the current collateral. The AMP
Note is subject to prepayment on demand in the event the Company is the issuer of securities to be sold by it under an effective registration statement.

         On July 18, 1995, FiberCore merged into Venturecap, an inactive corporation, organized under the laws of the state of Nevada in 1987. At the time of the merger, the merged entity changed its name to FiberCore, Inc. On September 18, 1995, FiberCore, Inc., through a subsidiary, acquired ALT, a Delaware corporation organized in 1986, engaged in the business of manufacturing equipment which monitors and identifies faults in fiber optic cables, cable protection devices, and electro-optical talk sets.

         On October 5, 1995, MESC purchased 367,131 shares of the Company's Common Stock at a price of $500,000. At that time the Company deposited into escrow (i) 312,061 shares of Common Stock; (ii) Warrants granting MESC the right to purchase 550,696 shares at a price of $1.63 per share exercisable at any time until April 13, 1997; and (iii) 238,635 shares of Common Stock to be issued to MESC immediately upon MESC exercising its rights to purchase shares pursuant to the Warrants referred to in clause (ii). The escrowed securities (other than the aforementioned shares of Common Stock) will be released upon the execution of all documents required to complete the formation of the JV Company, the execution of a 5 year product supply agreement between the JV Company and the Company estimated at $33 million, and the purchase by MESC of an additional 367,131 shares of the Company's Common Stock at a price of $500,000. See "Sales and Marketing-Joint Marketing."

         The Company has completed an agreement for the establishment of the JV Company with Royle and MEOFC. The JV Company will engage in the production of optical fiber and optical fiber cable both inside and outside of Saudi Arabia. See "Sales and Marketing--Joint Marketing Arrangements."

         On November 1, 1995, the Company entered into a Distributor Agreement with Techman, a company controlled by Dr. M. Mahmud Awan, a director of the Company. The commissions due Techman resulting from sales of the Company's products are to be paid in the form of Company stock. See "Certain Transactions"
- - Dealings with Techman.

          In January 1996, the Company established a subsidiary, InfoGlass Incorporated ("InfoGlass"), through which it intends to eventually conduct its North American fiber optic business.

         In January 1996, Techman agreed to purchase 734,260 shares of the Company's Common Stock and Warrants, exercisable into 550,696 shares of the Company's Common Stock, pursuant to a Share Purchase Agreement dated January 11, 1996. Additionally, under the Share Purchase Agreement, Techman will be issued 312,061 shares of Common Stock upon (i) formation of a joint venture company to produce optical fiber and cable, (ii) the completion of a supply agreement between FOI and the Company, and (iii) completion of the purchase of the 734,260 shares under the Share Purchase Agreement. Between February 1996 and August 1996, the Company pursuant to such Share Purchase Agreement issued, at the request of Techman, 549,319 shares to Dr. Awan.

         In addition, 1,000,000 shares are being held in escrow (part of the Escrow Shares) under an International Distributor Agreement. Such shares will be issued ratably by the Company as commissions upon sales generated by Techman of up to $200 million. Such shares will be issued upon receipt by the Company of proceeds from such sales.

         In July 1996, AMP agreed to enter into a 5 year supply contract (renewable at AMP's option for an additional 5 year period) with the Company whereby the Company will supply AMP with at least 50% of AMP's future glass optical fiber needs. Second, it agreed to loan the Company an additional $3 million to fund the expansion of the Jena Facility, in exchange for a 10 year note and $2 million of common stock purchase Warrants exercisable at $1.45. The new $3 million loan will be funded contemporaneously with the closing of a German financing arrangement estimated at DM 11 million or $7.5 million. AMP has also agreed to convert $3 million of the April 1995 Note into Common Stock of the Company.

         See "Patents" and "Certain Transactions" for a discussion of other transactions relating to the Company and its predecessors.

Fiber Optic Preform Manufacturing Technologies

         Optical fibers are solid strands of hair-thin, high quality glass which are usually combined to form cables for transmitting information via light pulses from one point to another. The fibers consist of a core of high-purity glass which transmits light encased within a covering layer designed to reduce signal loss through the side walls of the fibers. Information transmitted through optical fibers is converted from electrical impulses into light waves by a laser or light emitting diode. At point of reception, the light waves are converted back into electrical impulses by a photo-detector.

         Communication by means of light waves guided through glass fibers offers a number of advantages over conventional means of transmitting information. Glass fibers carry tens of thousands more information than metallic conductors and, unlike metallic conductors, are not subject to electromagnetic or radio frequency interference. Signals of equal strength can be transmitted over much longer distances through optical fibers than through metallic conductors and require the use of fewer repeaters, devices which strengthen a signal. Further, fiber-optic cables, which typically consists of numerous optical fibers encased in one or more plastic sheaths, are substantially smaller and lighter than metallic conductor cables of the same capacity, so they can be less expensive and more easily installed, particularly in limited conduit or duct spaces.

         There are two basic types of communication optical fibers: multi-mode fiber and single- mode fiber. Multi-mode fiber has a larger core, the area where the light travels, than single- mode fibers, carries less bandwidth and is more expensive. It is generally used over relatively short distances in building wiring and among a campus of buildings. The electronics and the connectors required to work with multi-mode fiber are less costly than the electronics required for single mode-fiber. For example, the light source for multi-mode fiber can be light emitting diodes, while single-mode fiber require laser light sources. Single-mode fiber is used in long-distance trunk lines (cables between cities), and fiber-to-the-curb (cable from a central office to the curb in front of the office building or home).

         The three basic technologies widely used to manufacture multi-mode and single-mode optical fiber are:

         1. Outside Vapor Deposition ("OVD"), otherwise known as the "Corning process."

         2.  Inside  Vapor  Deposition  ("IVD")  which is also known as Modified
Chemical Vapor Deposition ("MCVD"), or the "AT&T process". Due to its flexibility and relative ease of operation, this process is the most widely used around the world by independent manufacturers.

         3. Axial Vapor Deposition ("AVD"), also known as the "Japanese process". This process is similar to the Corning (OVD) process.

         The OVD and AVD processes both manufacture 100% of the glass composing the final preform and are comparable in terms of machine speeds that manufacture glass per unit of time. These speeds are significantly higher than those of the IVD process. In contrast, the IVD process manufactures only about one-third of the total glass required in the manufacture of a preform, with the balance of the glass being purchased in the form of a tube at costs significantly lower than that of either OVD or AVD, thus balancing the overall expense.

         Optical fiber cable is produced from optical fiber by first coloring the coated fiber and then encasing the fiber in a protective jacket (cable).

The Company's Proprietary Manufacturing Process and Products

         The Company manufactures both multi-mode and single-mode preforms and fiber, but does not manufacture optical fiber cable, although the JV Company in which the Company has an interest intends to draw fiber from preforms and to manufacture fiber optic cable.

         The Company's patented technology can be best described as a "rod-and-tube" process, or as a hybrid of the IVD (MCVD), OVD or the AVD processes. The Company's process, however, takes advantage of available high quality doped1 and undoped fused silica rods and tubes during the manufacturing process to more efficiently produce single-mode optical fiber preform and single-mode fiber at a substantially reduced cost than the alternative processes.

         Specifically, the Company's process places a high-purity "core" glass rod inside a high- purity glass tube, a "clad", which has a lower refractive index than the core, and collapses the tube over the rod to form an intermediate preform such intermediate preform can also be manufactured by any of the existing processes, such as IVD (MCVD), OVD or AVD. A larger- diameter quartz tubing is then collapsed over the intermediate preform to form the final preform, which has the proper ratio of core-to-outside-diameter-glass. The preform is then drawn into finished fiber by placing it inside a "draw furnace", heated to approximately 2000(degree)C, and "stretched" into tens of thousands of meters of hair-thin, flexible glass fiber.

         The   Company    believes    that   its   patented    process    offers
manufacturing-cost   and  capital-  investment  advantages  over  the  processes currently in use by competitors for the manufacture of optical fiber.

         Prior to its acquisition by the Company, the Jena Facility was used to manufacture multi- mode fiber and preform for the Eastern European market. The Company's lease of the Jena Facility provides a potentially efficient, low-cost, existing manufacturing operation. Management believes the time and cost required to achieve manufacturing efficiencies at the Jena Facility can potentially be minimized as a result of management's extensive knowledge and experience in fiber production and machine design.

ALT Products and Other Products

         The Company's ALT subsidiary has four principal products (the "ALT Products"). These products are manufactured in the Company's Sturbridge, Massachusetts facility and are marketed by independent sales representatives.

         ALT's FOCMS facilitates the continuous monitoring of fiber optic and copper cables. The FOCMS consists of sensors housed in a protective cover placed at cable splice points and connected to a central monitoring system. The Company holds two United States patents covering this technology. ALT purchased one of these patents in 1986 from Norscan, a Canadian company. Norscan retained the right to use the technology in Canada and the rights to a Canadian reissuance of the purchased patent and has had the technology in operation on the Trans Canada fiber optic network since 1988. ALT intends to make the technology widespread in other regions worldwide. ALT entered into a Purchase and Sale Agreement, dated as of September 7, 1986, with Norscan, for the acquisition of certain patents and know-how relating to fiber optic cable monitoring systems. A dispute exists between ALT and Norscan with respect to
- ----------------

         1 Doping means adding other glassy materials, such as germanium dioxide to the silica glass.

Norscan selling FOCMS products, in competition with ALT products, that utilize technology other than the technology assigned to ALT pursuant to the terms and conditions of the Purchase and Sale Agreement. ALT contends that, in so doing, Norscan is violating a non-competition provision of the Purchase and Sale Agreement. Failure by ALT and Norscan to resolve this dispute could materially adversely affect the future sales of ALT products. See "-Patents."

         The Company, through its ALT subsidiary, also manufactures patented long range fault locators, which are generally used in pairs. Typically, each device is applied at a point on a fiber optic cable, less than 100 miles from the other unit. These devices can detect and locate cable faults between the units.

         In addition, the Company, through its ALT subsidiary, manufactures cable protection devices. These and similar devices, manufactured by numerous companies, are applied at cable splice joints prior to cables entering the building. These devices protect against hazardous electrical currents which could otherwise be carried by metal sheaths encasing optical fibers.

         The Company, through its ALT subsidiary, also manufactures electro-optical Talksets. These devices are used by field personnel to communicate over optical fiber, twisted pair-cable (regular telephone cable) and metal sheaths encasing optical fibers, and copper cables.

         Customers for the FOCMS and other ALT Products have included telephone companies worldwide, including MCI Telecommunications Corp., AT&T and Pacific Telesis.

         The Company also has developed flood and leak detection devices for the home. The Company is not actively marketing these products because of lack of resources. The Company, however, may attempt to market such products in the future. See "Trademarks."

Sales and Marketing

Preform and Fiber Strategy

         The Company's initial marketing efforts are being primarily targeted at the overseas markets, particularly toward developing nations whose telecommunications infrastructure is in the early stages of evolution and where competition is not well established. FiberCore is initially targeting the large fiber optic cable manufacturing companies in Asia, the Middle East, the Pacific Rim, and certain European and Eastern European markets.

         In the past, developing countries would typically purchase older, previously deployed communication technology and equipment. The lack of a copper cable infrastructure and a desire to become more technologically advanced, however, has driven some developing countries to choose fiber optic cable networks because this technology provides an expeditious and cost-effective means of developing a sophisticated communication network infrastructure. These countries must first install a fiber optic infrastructure of trunk and feeder lines followed by fiber, copper or wireless to the subscriber loop.

         FiberCore's sales and marketing objective is to develop long-term, strategic relationship/supply contracts for both preform and fiber products as rapidly as practical, emphasizing the cost advantages of the Company's patented technology.

Joint Marketing Arrangements

         Pursuant to an agreement executed in June 1994 and subsequently amended (the "Royle Cooperation Agreement"), which expires in June 1999, the Company has been making joint proposals to sell fiber and preforms with Royle, a manufacturer, distributor and value added installer of cable manufacturing systems with customers and sales channels worldwide. Gregory Perry, a current shareholder and a former Director, is Director of Fiber Technology at Royle.
See "Certain Transactions," and "Principal Securityholders."

         Pursuant to the Royle Cooperation Agreement, Royle agreed to provide a favorable price for the Company's initial order of draw towers. Subsequent Company orders of Royle manufactured equipment are to be sold by Royle at prices reduced by 10%. In addition, as compensation to the Company for the provision of certain proprietary designs, until June 17, 1999, Royle has agreed to pay the Company a 5% royalty on the selling price of any draw towers that are sold to third parties. Royle also agreed not to enter into any fiber or preform joint ventures without FiberCore's permission and FiberCore agreed not to enter into any joint ventures that commence with the fiber coloring operation without Royle's permission. In October 1995, the Company and Royle amended the Cooperation Agreement by eliminating the payment of commissions (but not the royalties described above) to each other and establishing guidelines for entering into joint ventures with third parties. See "-Fiber Optic Cable and Preform Manufacturing Technologies."

         The Company is attempting to enter into joint ventures with potential foreign and domestic partners including cable manufacturers over the next few years to build modern plants for producing optical fiber and optical fiber cable. Most of these plants will require preform as "raw material". Royle and the Company, each through subsidiaries, recently entered into such an agreement (the "Mideast JV Agreement") with MEOFC, a Saudi Arabian company. Pursuant to the agreement, the parties jointly own the JV Company, a Saudi Arabian joint venture company. The JV Company will engage in the manufacture and sale of optical fiber and optical fiber cable both inside and outside of Saudi Arabia. The Company and Royle each have agreed to contribute $500,000 to the venture and each holds a 15% interest in the JV Company. MEOFC contributed $2.33 million and holds a 70% interest. The JV Company has placed a $5.5 million purchase order with Royle for fiber optic cable manufacturing equipment, and intends to purchase fiber and preforms from the Company, totaling approximately $33 million over the next 5 years. The Company may not transfer its interest in the JV Company to any entity other than Royle or MEOFC without the permission of such parties.

         In connection with the Company's participation in the JV Company, on October 5, 1995, MESC, a Saudi Arabian Company, in which the owners of MEOFC have an interest, purchased

367,131 shares of the Company's Common Stock at an aggregate price of $500,000. See "Business-Recent Developments."

         The Company is seeking to increase market penetration in optical fiber markets through strategic alliances and/or joint ventures similar to the MEFC venture. Currently, negotiations are underway with several potential new joint venture partners. These relationships are being structured so that the Company provides the preforms and the related technology requirements and the partner provides the financing, operating and local marketing expertise. In this way, it may be possible for the Company to rapidly obtain market penetration with little, if any, capital investment. Discussions regarding similar joint ventures and/or strategic alliances are underway in India, Pakistan, China and other countries, although there can be no assurances that such discussions will lead to the consummation of any transactions. See "Certain Transactions - Pakistan Joint Venture."

Customers, Inventory, Backlog and Advertising

         A key element of the Company's marketing strategy is to maintain sufficient raw material and finished good inventories to enable the Company to fill customer orders promptly. This strategy requires a substantial amount of working capital to maintain inventories at a level sufficient to meet anticipated demand.

                                     Customers Representing over 10% of Sales

         The following table is based on the combined sales of ALT and the Company for all periods presented.

                                                      Optical Fiber and
                              ALT                     Preform Business              Combined
1996 (6 months)
Customers
   A                         --                            62 %                  61 %
   B                         48%                           --                    Less than 10%
   C                         19%                           --                    Less than 10%
   D                         16%                           --                    Less than 10%
1995
Customers
   A                         --                            62%                   57%
   B                         11%                           --                    Less than 10%
   C                         --                            --                    Less than 10%
   D                         11%                           --                    Less than 10%
   E                         --                            11%                      10%
   F                         --                            10%                   Less than 10%
1994
Customers
   A                         --                            38%                   12%
   B                         --                            --                    --
   C                         --                            --                    --
   D                         36%                           --                    24%
   E                         --                            --                    --
   F                         --                            --                    --
   G                         10%                           --                    Less than 10%
   H                         19%                           --                    13%


         The Company believes that the loss of any of these customers could have a material adverse effect on the Company.

         The Company currently has orders and/or supply agreements, that, in the Company's opinion, is sufficient to consume the Company's current production capacity and the currently planned expansion of the Jena Facility. Accordingly, sales of optical fiber and preforms is being made by only one full-time salaried employee who is engaged in sales as only a portion of his duties. The Company, however, plans to commence the use of independent local sales representatives in some international markets in 1997. Assisted by local representatives, management intends to host seminars in key countries to identify the best possible sales opportunities and to establish potential relationships with key managers of local cable and telephone companies. In addition, other management executives are engaged in negotiating long-term supply agreements with current and potential customers.

         Sales of ALT products are made by one salaried full-time Company employee based in Massachusetts, who is engaged in sales as only a portion of his duties, as well as a number of independent sales agents.

         The Company does not currently engage in extensive advertising. Commencing in 1997, the Company intends to advertise in trade journals. The advertising effort will focus on developing an overall corporate image as well as name recognition of the product and awareness of its competitive advantages. Advertisements will also include reader response cards to generate sales leads for direct follow-up. In addition the Company intends to exhibit at selected industry trade shows.

Competition

Fiber Preform

         The Company's management believes that there is limited competition in the sale of preforms to cable manufacturers who draw their own fiber. Such competition, however, is expected to grow. At present, the competition for single-mode preforms on a world-wide basis is limited to two U.S. manufacturers, SpecTran Specialty Optics ("SSO"), formerly Ensign Bickford Optics/Lightwave Technologies, Inc. and Alcatel U.S.A. It should be noted that SSO's product sales are for unique fiber applications. Alcatel U.S.A. is marketing single mode preforms and has the capability to market now and in the future. In Europe, Lycom, Alcatel and Nokia, Shin-Etsu from Japan and DaiWoo from Korea are marketing single mode preforms.

         The predominant practice of most fiber manufacturers is to make fiber optic preform only for their internal use. (They do not sell preform to other fiber-optic manufacturers). FiberCore management believes these large companies will not enter the preform market since demand for fiber currently exceeds supply and because fiber manufacturers have an inherent disincentive in selling preforms; they have already invested heavily in plant, equipment and technology to convert preforms into fiber and/or cable, and by selling preforms they would be giving up value-added margins.

         Due to the current high demand for fiber, the Company has initially concentrated on manufacturing and selling fiber and currently plans to increase its fiber manufacturing capability. Because competition in the production of preforms is somewhat limited, the Company plans to focus its future manufacturing and marketing efforts on the preform segment of the market.

Fiber

         The competition in multi-mode fiber products is limited to a few manufacturers in North America and Europe. They include Corning, AT&T, Alcatel and SpecTran in the U.S. and Plasma Optical Fiber and Alcatel in Europe. Corning, AT&T, and Alcatel generally supply the bulk of their production to their own cablers or joint venture partners. Management believes the Company can compete effectively in the multi-mode fiber market both in the U.S., Europe and the rest of the world.

         The competition in the single-mode fiber market is much more extensive than in the preform market or the multi-mode fiber market. Most of the competition for fiber will come from Corning and AT&T. Corning's major market concentration is and is anticipated to continue to be the U.S., while AT&T's major market is itself, due to the vertical integration of the company and its relationships with the regional Bell operating companies. Both AT&T and Corning have several joint ventures throughout the world, but generally play significantly smaller roles than their partners. Competition in the fiber market is primarily based on availability and quality. With some exceptions, the Company's fiber is generally priced at comparable levels to fiber manufactured by larger producers.

ALT Products

         ALT's management believes there is limited or no direct competition for its FOCMS product line which can directly monitor and locate long range faults on fiber optic cable except Norscan (see "Risk Factors-Patents and Proprietary Rights)." Most other competing technologies and products in this regard are much more complementary to the Company's products, rather than true competitors, because these products and the Company's products are both needed to perform short range and long range fault locating.

         Numerous companies manufacture cable protection devices. The Company believes, however, that it has the only product approved by U/L Laboratories, an internationally recognized certifying organization.

         Numerous companies manufacture field Talksets that enable personnel to communicate over either twisted pair, metal sheath or optical fiber. The Company knows of no other company that manufactures a product that enables personnel to communicate over all three media, although many companies have or can acquire the technology to create such a device.

Product Warranties

         Customers may obtain refunds for any defective fiber and fiber preforms shipped by the Company within 90 days of delivery. The Company extends one year warranties on ALT Products.

Patents

         The Company is the registered owner in the United States of U.S. patent no. 4,596,589 relating to optical fiber fabrication. The patent was acquired in 1993, from Gregory Perry, a co-founder, now a consultant to the Company and expires in 2003. The existing patent provides a more efficient method of fabricating a single-mode optical fiber preform by substantially reducing the time and cost required to produce the preform. The patent also provides an efficient method of attaching cladding material around a single-mode fiber core. The Company has filed an application in the United States and European Common Market improving upon the process covered by the above patent, and intends to file in other foreign jurisdictions, as well as filing further improvement patents for its process.

         In addition, in conjunction with its acquisition of equipment located at the Jena Facility, the Company acquired the right and title to all Sico Quarzschmelze Jena GmbH ("Sico") patents and expertise developed or owned by Sico relating to fiber optics. In the event the Company were to default on its obligaions to Sico, the Company's rights to use these patents could terminate. While the Company does not believe the Sico patents infringe upon the patents or other proprietary rights of any other party, other parties may claim that the Sico patents infringe upon such patents or proprietary rights. Without use of Sico patents and technology, the Company's expense in manufacturing optical fiber and optical fiber preforms could increase substantially.

         The Company is the registered owner in the United States of three patents covering its cable monitoring systems and fault locating methods. The Company acquired the first such U.S. patent, patent no. 4,480,251, which covers cable monitoring systems, and which expires in 2001, from Norscan. A patent issued by the United Kingdom for the same technology was also acquired by the Company from Norscan. The Company has filed international patent applications covering this technology in various other countries around the world, although none have yet been granted. Pursuant to the Company's agreement with Norscan, Norscan has the right to a Canadian patent reissuance and may otherwise use the technology in Canada. The Company has improved upon Norscan's technology and obtained a European patent and U.S. patent, patent no. 5,077,526, which expires in 2008 covering the improvements. The Company also owns a United States patent, patent no. 4,947,469 expiring in 2007, and a European patent covering a cable fault location method. In addition, the Company owns a United States patent covering the provision of backup power to optical communications systems.

         The Company's ability to compete effectively will depend, in part, on its ability to protect its patents. There can be no assurance that the steps taken by the Company to protect its intellectual property will be adequate to prevent misappropriation or that others will not develop competitive technologies or products. Furthermore, there can be no assurance that others will not independently develop products that are similar or superior to the Company's products or technologies, duplicate any of the Company's technologies, or design around the patents issued to the Company. In addition, the validity and enforceability of a patent can be challenged after its issuance. While the Company does not believe that its patents infringe upon the patents or other proprietary rights of any other party and is unaware of any claim of such infringement, other parties may claim that the Company's systems do infringe upon such patents or other proprietary rights. There can be no assurance that the Company would be successful in defending against such a claim of infringement. Moreover, the expense of defending against such a claim could be substantial.

Research and Development

         The Company conducts research and development activities at its Jena and Sturbridge facilities. The Company's research and development activities consist primarily of optical fiber manufacturing process improvements and fault locating technology improvements, as well as the development for sale of fault locating products. The Company is currently conducting research in Germany under two grants totaling approximately $107,000 from the German government. For fiscal years 1995, 1994, and 1993, total combined research and development expenditures were $188,495, $161,803 (ALT and the Company) and $72,413 (ALT) respectively. Research and development expenditures were $199,858 (ALT and the Company)in the first six months of 1996.

         Three of the Company's employees devote over 90% of their time, and two employees devote over 50% of their time to research and development, which includes process and product development.

Trademarks

         The Company is the owner of the registered trademark Floodhound(R) which is used in the sale of the Company's water leak detection devices, which are not currently being marketed.

Litigation

         The Company is a defendant in a lawsuit filed in the United States District Court for the District of Massachusetts captioned FiberCore Limited v. FiberCore Incorporated (now the Company), Docket No. 94-40155. The plaintiff, a specialty fiber optic manufacturer, and a subsidiary of the Amoco Corporation, alleges that the use by FiberCore, Inc. of the word "FiberCore" in its name infringes a trademark of the plaintiff. The plaintiff seeks damages in excess of $50,000 and also seeks to force FiberCore to change its name. Although a negative result in the litigation could have a material adverse effect on the Company, the Company has been vigorously defending the action and believes it will prevail. The Company could be forced to change its name. The Company believes that expenses in changing its name will not be material and that even if it loses the litigation, damages will not exceed
$50,000, although there can be no assurance the Company is correct in this regard.

         FiberCore Jena, at the present time has only one case pending. This litigation is being brought against the Company's subsidiary by a German firm, COIA GmbH, Hasenhdgweg 73, D- 63 741 Aschaffenburg, F.R. Germany. COIA GmbH is suing the Company for approximately $1.5 million, alleging that the Company failed to comply with a sales contract. The Company is aggressively defending this action and has established a reserve for this action in the amount of $126,000, which includes legal fees. However, there is no assurance that the Company will prevail in this action or that the reserve of $126,000 will be adequate.

         In addition to the above, the Company is subject to various claims and legal actions which arise in the ordinary course of business. The Company believes such claims and legal actions, individually or in the aggregate, will not have a material adverse effect on the business of the Company.

Seasonality

         The Company's business does not have strong seasonal fluctuations and the Company does not expect material seasonal variations to revenue.

Raw Materials

         The Company presently can purchase all its raw material requirements for its optical fiber and preform business. During 1994, 1995 and the first six months of 1996, the Company's optical fiber and preform business purchased approximately 90% of its key glass tubing raw material from one supplier. If the Company becomes unable to continue to purchase raw materials from this supplier, there can be no assurance that the Company will not face difficulties in obtaining raw materials on commercially acceptable terms, which could have a material adverse effect on the Company. See "Risk Factors - Dependence on Third Party Suppliers," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." To limit future shortages of key materials the Company has acquired equipment capable of making the necessary core glass using readily available "first" tubing and clad glass if required. The Jena Facility has the capability to manufacture the high-purity synthetic core glass using a first purchased cladding tube, as well as adding additional purchased cladding tubes using the Company's patented method.

         The Company's ALT subsidiary uses raw materials widely available from numerous suppliers.

Employees

         At June 30, 1996, the Company employed 59 persons, of whom five were engaged in research and development the majority of the time, twelve of whom were engaged in sales and administrative tasks, and 42 of whom were engaged in manufacturing. The Company considers relations with employees to be satisfactory and believes that its employee turnover does not exceed the industry average.

         The Company is not party to any collective bargaining agreements and the Company does not maintain a pension plan. However, approximately 51 of the Company's employees are located in Jena, Germany. Under German law, the Company is required to make lump sum payments to its German employees as they terminate their employment with the Company.

Properties

         FiberCore's headquarters are located in a 20,000 sq. ft. leased building, including 5,000 sq. ft. of office space, located in Sturbridge, Massachusetts. The initial term of the lease is three years expiring in January 31, 1997 and is renewable for two additional terms of three years each.

         The Company's optical fiber and preform manufacturing facility is located in Jena Germany. The facility is leased from Sico. It occupies approximately 26,500 sq. ft. including 17,200 sq. ft. of clean room manufacturing space, 6,100 sq. ft. of office and storage space and an additional 3,200 sq. ft. of outside facilities for gas storage tanks. The Company owns all machinery and equipment at the facility, subject to certain restrictions. See "Certain Transactions-Dealing with Sico." The lease expires in 2000 and is renewable for additional terms aggregating 25 years. Existing replacement cost of the Jena Facility (other than the structure), including plant, machinery and equipment is approximately $8.4 million. The Company maintains limited casualty and liability insurance on the Jena Facility. There is no assurance that in the event of a loss, policy limits will not be exceeded.

                                   MANAGEMENT

Executive Officers and Directors

         The following tables set forth certain information with respect to each person who is an executive officer or director of the Company as of July 31, 1996.


Name                  Age       Position
- ----                  ---       --------

Mohd A. Aslami        49        Chairman of the Board of Directors, Chief
                                Executive Officer and Director
Charles DeLuca        59        Vice President Sales, Secretary and Director of
                                the Company and General Manager of the
                                Company's ALT subsidiary
Michael J. Beecher    51        Chief Financial Officer
Hans F.W. Moeller     66        Managing Director of the Company's
                                subsidiary FiberCore Glasfaser Jena GmbH
Zaid Siddig           59        Director
Steven Phillips       50        Director
M. Mahmud Awan        45        Director

         Dr. Aslami is a co-founder of FiberCore and became Chief Executive Officer and Chairman of the Board of Directors of FiberCore in November 1993 and holds identical positions with the Company. Dr. Aslami has served as Chairman and Chief Executive Officer FiberCore Jena, the Company's wholly-owned subsidiary in Germany, since 1994. Dr. Aslami also co-founded and became President, Chief Executive Officer and a Director of ALT in 1986.

         Mr. DeLuca is a co-founder of FiberCore. He became Secretary and a Director of FiberCore in November 1993 and holds identical positions with the Company. Mr. DeLuca also co-founded and became an Executive Vice President and Director of ALT in 1986.

         Mr. Beecher became Chief Financial Officer in April 1996. Mr. Beecher was the Vice President/Treasurer and Chief Financial Officer at the University of Bridgeport from 1989 through 1995. Prior to that, Mr. Beecher held the positions of Vice President Finance for Consolidated Imaging Corporation (1987-1989) and Vice President Finance and Treasurer for Perstorp, Inc, (1977-1987), a manufacturer of chemicals, plastics and building products. Mr. Beecher is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants.

         Mr. Moeller became Managing Director of FiberCore Jena in the fourth quarter of 1995 on a part time basis. He served as a Director of FiberCore from 1994 through March 1996. As part of a reorganization of the Company, he resigned his position as a director and agreed to serve as a director of the Company's newly formed subsidiary InfoGlass. From 1993 to 1994, he served as Vice Chairman of Schott Corporation ("Schott"), whose parent company he joined in 1956. From 1989 to 1993, he served as President of Schott Corporation. Mr. Moeller was a member of the Board of Directors of Schott from 1989 to 1994. During his career with Schott, Mr. Moeller also served as President of Schott America, Inc., a subsidiary of Schott Corporation, Executive Vice President of Schott Glass Technologies, Inc., a subsidiary of Schott and Vice President/General Manager of Schott America, Inc. The parent company of Schott is in Mainz, Germany and manufactures optical, industrial specialty and ceramics types of glasses.

         Mr. Siddig became a Director of FiberCore Incorporated in 1994 and holds the same position in the Company. He also serves as a consultant to the Board of Directors of FiberCore Jena. Mr. Siddig was a co-founder and Director of SpecTran from 1981 to 1991. Mr. Siddig is a private investor and since 1986 has occasionally served as a consultant to ALT. Mr. Siddig is the uncle of Dr. Aslami's wife.

         Mr. Phillips became a Director of the Company in May 1995 and became a Director of ALT in 1989. Since November 1992, Mr. Phillips has served as
Secretary  and  Chief  Financial  Officer,  founder  and  director,  of  Winstar
Incorporated, the sole general partner of The Winstar Government Securities Company L.P., a registered broker-dealer specializing in odd-lot U.S. Government securities transactions. Since August 1987, Mr. Phillips has served as a director, Secretary and Chief Financial Officer of James Money Management, Inc., a private investment company. Since June 1987, Mr. Phillips has served as director and President of One Financial Group Incorporated, a financial consulting company of which he is a majority stockholder.

         Dr. Awan is the founder and President of Techman International, Inc., a Massachusetts company, engaged in providing technical, sales and management consulting services to various industrial companies in the U.S. and abroad. Dr. Awan has been responsible for the launching of several high tech companies in Massachusetts over the past 10 years and serves on the Board of Directors of a number of professional organizations as well as these companies. He is an active investor in Pakistani market and has maintained manufacturing and distribution operations in Karachi, Islamabad, and Lahore since 1982. Dr. Awan has been instrumental in promoting satellite networks for Pakistan. His company was licensed in 1994 by Government of Pakistan to operate a national and international satellite data communication network throughout Pakistan. In cooperation with STS, he was responsible for building the first multi-trunk SATCOM network for Government of Pakistan linking fifty five Pakistani cities to ASIASAT.

Executive Compensation

         The following table sets forth, for the Company's last three fiscal years, the cash salary, bonus and non-cash salary or bonuses earned or paid by the Company (including both FiberCore, ALT, and their subsidiaries), as well as certain other compensation paid or accrued for those years, to the Company's President and Chief Executive Officer and to each of the Company's other most highly compensated executive officers with compensation in excess of $100,000:

                                                                                                   LONG TERM
                                                ANNUAL COMPENSATION                               COMPENSATION
                                                -------------------                               ------------

Name and                                                                  Other Annual                          All other
Principal Position              Year      Salary ($)      Bonus (S)       Compensation($)1    Stock Options     Compensation
- ------------------              ----      ----------      ---------       ----------------    -------------     ------------
Mohd A. Aslami(2)               1995      146,500            -                    -                   -                -
Chairman, President
and Chief Executive             1994      178,729            -                10,529                  -                -
Officer of FiberCore
and ALT                         1993        9,333            -               188,687                  -                -

Charles DeLuca3                 1995       37,699            -                     -                  -                -
Director and Secretary of
FiberCore and Executive         1994       18,000            -                99,485                  -                -
Vice President of ALT

                                1993        5,925            -               117,269                  -                -




- -----------------------

         1        Includes  deferred salary earned by Dr. Aslami and Mr. DeLuca.
                  Interest accruing on deferred salary at a rate of 13% is not included. Includes Warrants to purchase 27,583, 138,610 and 40,579 shares of ALT common stock at $1.75 per share in 1994, 1993, and 1992 respectively issued to Dr. Aslami and Warrants to purchase 57,607, 88,405, and 32,084 shares of ALT common stock at $1.75 per share, in 1994, 1993, and 1992 respectively, issued to Mr. DeLuca. Such Warrants were issued in connection with deferment of salary of Messrs. Aslami and DeLuca and interest accrued thereon. Also includes 2,500 shares per year awarded to Dr. Aslami and Mr. DeLuca in 1995 for serving on ALT's Board of Directors. All Warrants and shares of ALT stock were valued at $0.35, for purposes of the compensation table.

         2 Dr. Aslami became Director, President, and Chief Executive Officer of the Company, as currently constituted, in July 1995 after the Venturecap Merger.

         3 Mr. DeLuca became Director and Secretary of the Company, as currently constituted in July 1995, after the Venturecap Merger.

Employment Agreements

         The Company maintains no written employment or severance agreements with its executive officers. As soon as possible, the Company intends to enter into non-compete agreements with Dr. Aslami, Mr. DeLuca, Mr. Moeller, and Mr. Beecher. The loss of the aforementioned individuals or any other executive officer would have a material adverse effect on the Company. The Company intends to apply for key-man life insurance policies on certain executives with the Company as the named beneficiary.

Committees of the Board

       The Company intends to establish an audit committee, an executive committee, and a compensation committee as of the effectiveness of the Prospectus. The Company does not have a nominating committee. The functions of those committees currently are performed by the Board as a whole.

Stock Options

       The Board of Directors grants options to purchase Common Stock to directors, officers and employees of the Company. The Company has no formal stock option plan. In addition, ALT maintained a stock option plan prior to the ALT acquisition. The Company intends to adopt a formal Employee Stock Option Plan.

       There were no exercises of FiberCore stock options for the year ended December 31, 1994 and 1995 for the Chief Executive Officer and each of the four most highly compensated executive officers of the Company.

Directors' Compensation

       During 1995 and 1994, FiberCore's directors received no compensation for serving as directors, other than reimbursement for expenses. For each of 1992, 1993, 1994 and 1995 ALT's directors were granted in 1995, 2,500 shares per year of ALT common stock for serving as directors. The Company intends to adopt a compensation plan for its directors.

                              CERTAIN TRANSACTIONS1

Formation of FiberCore

         FiberCore was organized under the laws of the state of Nevada in November, 1993 by Mohd Aslami, Gregory Perry, Charles DeLuca, and ALT. Dr. Aslami contributed $96,667 in services and cash in exchange for 5,914,883 shares. Mr. DeLuca contributed $50,000 in cash in exchange for 2,957,443 shares. ALT contributed $60,000 worth of services in exchange for 3,671,307 shares. Mr. Perry assigned a patent to the Company, valued at $60,000 and received 3,671,307 shares. See "Business-Patents."

         In November 1993, Jack Ramsey purchased 1,529,710 shares from FiberCore for $50,000. In July 1994 Royle subscribed for 458,913 shares of FiberCore Common Stock and Warrants to purchase 229,457 shares at an exercise price of $1.31. The aggregate price paid by Royle was $500,000. FiberCore deposited $500,000 with Royle toward the purchase of up to $1.4 million of equipment used in the manufacture and testing of optical fiber. FiberCore, due to the acquisition of the Jena Facility, and delays in raising capital for the U.S. Facility, had to cancel the purchase order with Royle. Royle returned the subscribed shares and Warrants, and agreed to cancel its subscription for such securities.

Sturbridge Lease

         In January 1994, FiberCore entered into a lease for its current facility in Sturbridge, Massachusetts with Cobra Realty Trust, as lessor. The initial term of the lease expires on January 31, 1997, with an option to renew for an additional six years.

Dealings With Sico

         In June 1994, FiberCore Jena, a wholly-owned subsidiary of FiberCore, entered into a six year capital lease for equipment in Germany with Sico, in exchange for 2,221,141 shares of FiberCore, issuable to Sico or a designee thereof. Walter Nadrag, managing director and owner of a majority stock interest became managing director of FiberCore Jena and was designated by Sico to hold the 2,221,141 shares. In August 1995, Sico and FiberCore amended the agreement, and FiberCore agreed to pay Sico DM 3,775,200 (approximately $2,420,000) for such assets in 24 quarterly installments (plus 15% refundable value added tax) and in turn Sico and Mr. Nadrag agreed to the cancellation of all shares of the Company previously issued to them.

         In January 1996, the parties entered into a new agreement whereby the installment debt was eliminated, Sico retained the 2,221,141 shares and the Company agreed to register the shares as soon as practicable. Mr. Nadrag resigned as Managing Director of FiberCore Jena in November 1995 at which time Mr. Hans Moeller was appointed as the new Managing Director of FiberCore Jena. Mr. Nadrag continues to serve as a consultant to FiberCore Jena on an as required basis at an equivalent half-time
- ------------------------

         1 Share numbers of FiberCore have been adjusted to reflect the Venturecap merger.

monthly salary of DM 3,000. Pursuant to its agreements with Sico, the Company has the right and title to all Sico patents and expertise developed or owned by Sico relating to fiber optics. See "Business-Patents."

         Since June 1994, FiberCore Jena has leased its office building in Germany from Sico. The lease was amended in August 1995. See "Business-Properties." Sico was also a reseller customer of the Company in 1994 and 1995. In 1995 and the first six months of 1996, Sico accounted for approximately 10% and less than 1% of FiberCore total sales, respectively.

Dealings With Royle

         In June 1994, FiberCore entered into the Royle Cooperation Agreement with Royle, which was amended in November, 1995, to eliminate commissions paid to each other and to establish guidelines for both companies entering into joint venture agreements, with each other and third parties. In October 1995, Royle, the Company and MEOFC entered into the Mideast JV Agreement, whereby each acquired an interest in the JV Company, a company which intends to produce optical fiber and optical fiber cable both inside and outside of Saudi Arabia. See "Business-Sales and Marketing-Joint Marketing Agreements" for a description of the Royle Cooperation Agreement and the Mideast JV Agreement. Royle is controlled by Jack Ramsey, who prior to the Offering beneficially owned 5.3% of the outstanding shares of Common Stock of the Company. Gregory Perry, the Director of Fiber Technology at Royle, who prior to the Offering beneficially owned 11.3% of the outstanding shares of Common Stock of the Company is a former director of the Company see "Principal Securityholders."

Dealings with Techman

         Since 1995, the Company has maintained a working relationship with Techman International Corporation, a technology management company headquartered in Massachusetts since 1982. Techman specializes in sales of fiberoptic products and telecommunication systems. It has served as an International sales distributor for SpecTran Corporation, Raytheon Company, GTE, Satellite Transmission Systems, Inc., California Microwave, Inc., SeaBeam Instruments, Channel Technologies, Inc., and several other European and USA based multinationals. Techman developed the first wireless Local Area Network ("LAN") in 1984 based on its proprietary modem design and gained an excellent customer base with major customers such as Pitney Bowes before selling the technology to a local manufacturer.

         Techman has forty nine employees with operational offices in Charlton and East Brookfield, Massachusetts, Karachi, Lahore, and Islamabad, Pakistan as well as in Muscat, Oman. Its worldwide organization is headed by Dr. M. Mahmud Awan who has been a consultant to major telecommunications companies such as Telecom Australia, NFT Ericsson, Sanders (Lockheed), and Southern New England
Telephone (SNET). He served as Presidential Adviser to the Government of Pakistan in 1978. Prior to the formation of Techman, he was a Group Manager at American Optical Corporation, and upon the sale of American Optical Corporation, served as a Senior Consultant to its parent, Warner Lambert Company.

         The Company signed an International Distributor Agreement with Techman in November 1995 to market its products worldwide. Techman agreed to receive customary sales commissions in the form of stock. The Company has placed one million (1,000,000) shares of its Common Stock in escrow, to be issued to Techman in payment of commissions as earned on sales of up to $200 million of the Company's products. Based on Techman's efforts, the Company won a major contract through an International Tender from Pakistan Telecom for its cable monitoring system (FOCMS) in June 1996. Under this agreement, ALT is responsible for installing a fiber optic cable monitoring system in the Northern region of Pakistan. Upon the successful completion of this installation, the Company is expected to install a nationwide system valued in excess of one million ($1,000,000) dollars.

         In collaboration with Techman, the Company has also formed FOI, a company Incorporated in Islamabad under the laws of Pakistan. The Company has an assigned Founders Equity position in FOI that requires funding. The assigned equity position for the founders of FOI are as follows:

                     Techman                            40 %
                     FiberCore                          30 %
                     Royle                              15 %
                     Telecom Foundation                 15 %

         FOI has been funded since its inception in June 1995, primarily by Techman which retains the largest interest. FOI has contracted with First Capital Securities Corporation Limited to arrange for listing of FOI on the Karachi Stock Exchange in accordance with the rules of Corporate Law Authority, Government of Pakistan.

         FOI has been active in the regional market for setting up new fiber manufacturing plants. It has been instrumental in getting new orders for its own factory in Pakistan. Techman and FOI have a twenty five percent ownership of Oman Fiber Optic Company ("OFOC"), a company being listed on Muskat Stock Exchange. The other founders of OFOC include, General Telephone Organization ("GTO"), the Omani Government Telephone Company, and Oman/Emirates Investment Holding Company, a Joint Venture funded by the Royal Governments of Oman and United Arab Emirates.

         Pursuant to a Share Purchase Agreement dated January 11, 1996, Techman agreed to purchase 734,260 shares of Common Stock and Warrants exercisable into 550,696 shares of Common Stock exercisable at $1.63 per share for $100,000 in cash and a promissory note in the principal amount of $900,000, bearing interest at LIBOR and payable in 9 monthly installments, with the first payment due on the last business day of the calendar month following the month in which the closing occurs. In addition, as part of the Share Purchase Agreement, Techman will be issued an additional 312,061 shares on formation of FOI and the completion of a supply agreement between FOI and the Company. Between February and August, 1996, at the request of Techman, the Company issued 549,319 shares of the Company's Common Stock to Dr. M. Mahmud Awan, a director of the Company (the sole shareholder of Techman) under the Share Purchase Agreement.

                  In addition, 1,000,000 shares are being held in escrow (part of the Escrow Shares) under an International Distributor Agreement. Such shares will be issued ratably by the Company as commissions upon sales generated by Techman of up to $200 million. Such shares will be issued upon receipt by the Company of proceeds from such sales.

Pakistan Joint Venture

         The Company has contributed $50,000 and owns 30% of FOI, a corporation incorporated under the laws of Pakistan. The remainder of FOI is owned by Techman International, Inc. (40%), Telecom Foundation (15%) and Royle (15%). Techman is controlled by Mahmud Awan, a director of the Company.

         FOI was formed for the manufacturing of optical fiber products in Pakistan, and is in the process of raising capital to fund the construction of a manufacturing facility.

Aslami and DeLuca Guarantees

         In 1991, Allied, a former subsidiary of ALT, acquired the assets and assumed certain liabilities of a corporation which had filed for protection under Title 11 of the United States Code (the Bankruptcy Code). One of the assumed liabilities was a loan held by Lafayette American National Bank ("Lafayette") in the original amount of $750,000. As a condition of the loan assumption, in March 1991, Lafayette obtained the guarantees of ALT and Messrs. DeLuca and Aslami, which guarantees were in addition to the initial loan guarantees Lafayette already had obtained from other persons. Each of Dr. Aslami and Mr. DeLuca guaranteed $150,000. Before commencing proceedings to enforce the guarantee first against ALT and second against Aslami and DeLuca, Lafayette must first take all reasonable steps to realize upon the assets of Allied and the security of the initial guarantors. As compensation for their guarantees each of Messrs. Aslami and DeLuca received Warrants to purchase 25,000 shares of ALT common stock at $1.75 per share, expiring in 1998. These Warrants were converted into ALT common stock immediately prior to the ALT Acquisition.

         In 1992, Messrs. Aslami and DeLuca guaranteed a $250,000 loan to Allied from a Connecticut governmental agency. As consideration for their guarantees, Messrs. Aslami and DeLuca received Warrants to purchase 62,500 shares of Common Stock of ALT at $1.75 per share expiring in 1998. These Warrants were converted into ALT stock immediately prior to the ALT Acquisition.

         In 1990, Messrs. Aslami and DeLuca guaranteed a $300,000 loan from Connecticut Development Authority ("CDA") to ALT. As consideration for their guarantees, Messrs. Aslami and DeLuca received Warrants to purchase 50,000 shares of Common Stock of ALT at $1.50 per share expiring in 2000. These Warrants were converted into ALT stock immediately prior to the ALT Acquisition.

Deferred Compensation

         Since 1987, Aslami and DeLuca agreed to defer portions of their salaries from ALT. Interest accrued on such deferred salaries at a rate of 13%, through June, 1994, and at a rate of 8 3/4% through August, 1995. In addition, through June, 1994, for each dollar of deferred salary and accrued interest, Messrs. Aslami and DeLuca were granted Warrants to purchase 0.767 shares of ALT common stock exercisable at $1.75 per share. These loans and Warrants were converted into ALT stock immediately prior to the ALT Acquisition.

         Since 1989, One Financial Group Incorporated ("OFG") has provided financial services to ALT and since the third quarter of 1995, to ALT and the Company. In 1992, 1993, 1994 and from January 1, 1995 to June 30, 1995, OFG's services were billed at $66,750, $13,775, $24,350, and $20,825, respectively. For the period July 1, 1995 through June 30, 1996, OFG billed the Company $60,532 for services. Payment of such bills was deferred. Interest accrued thereon at a rate of 13% through June, 1994 and at a rate of 8 3/4 % through August, 1995. In addition, through June, 1994, for each dollar of deferred payment and interest accrued thereon, OFG was granted Warrants to purchase 0.767 shares of ALT stock at a price of $1.75 per share. All such deferred amounts, including interest accruing thereon and Warrants were converted into shares of ALT common stock immediately before the ALT Acquisition. Steven Phillips, a Director of ALT since 1989, and a director of the Company is a Director, majority stockholder, and President of OFG.

Consulting

         Mr. Phillips continues to be a consultant to ALT and the Company without a formal agreement, but the Company and Mr. Phillips intend to enter into an agreement upon mutually acceptable terms and conditions.

         Since June, 1995, Techman has been providing technology consulting services to the Company at a rate of $3,000 per month. Mr. Awan, a Director of the Company, is chairman, chief executive officer and sole shareholder of Techman.

Loans

         In May 1991 and August 1991, Hedayat Amin-Arsala, a director of ALT, loaned $150,000 and $120,000 to ALT, respectively, each convertible at $1.50 per share of ALT common stock, at interest rates of 12% per annum. Through June 30, 1995, for every dollar of principal and accrued interest on such loans he was granted Warrants to purchase one share of common stock. The loans were convertible into ALT common stock at $1.50 per share through April 30, 2001. The loans and Warrants were converted into ALT stock immediately prior to the ALT Acquisition. See "-Conversion of ALT Warrants and ALT Acquisition"

         In September 1991, Mohd Aslami, Charles DeLuca and OFG each lent a subsidiary of ALT $25,000. They each earned interest of $1,700 and Warrants of 2,672 on such loan through March 1992. In April 1992 ALT substituted its notes, each in the amount of $25,000, for its subsidiaries' notes. In conjunction with the notes and interest accruing thereon through June 1994, each of Dr. Aslami, Mr. DeLuca, and One Financial Group, Inc. received Warrants to purchase 16,319 shares of ALT common stock at an exercise price of $2.00 per share. The loans bore interest at a rate of 12% until June, 1994 at which time the rate was reduced to 8 3/4%. All such deferred amounts, including interest accruing thereon and Warrants were converted into shares of ALT common stock immediately before the ALT Acquisition.

         In January 1992, Messrs. Aslami and DeLuca each loaned $30,000 to ALT. In conjunction with the loans and interest accruing thereon through June 1994, each of Messrs. Aslami and DeLuca received 20,063 Warrants to purchase ALT common stock at an exercise price of $2.00. The loans bore interest at a rate of 12% until June 1994 at which time the rate was reduced to 8 3/4%. These loans were convertible into ALT common stock at $2.00 per share through July 1993 and the loans and Warrants were converted into ALT stock immediately prior to the ALT Acquisition. See "-Conversion of ALT Warrants and ALT Acquisition"

         In February 1992, Zaid Siddig, a director of the Company, loaned $100,000 to ALT at an interest rate of 12%. Such loan was convertible into ALT common stock at $2.00 per share through July 31, 1993. Through June 1994, for every dollar of principal and accrued interest on such loans he was granted Warrants to purchase 0.66 shares of common stock. One of the loans was convertible into ALT common stock at $2.00 per share through July 31, 1993 and the loans and Warrants were converted into ALT stock immediately prior to the ALT Acquisition. See "-Conversion of ALT Warrants and ALT Acquisition."

         In, February 1995, each of Messrs. Aslami and Siddig and John Royle and Sons loaned $110,000 to FiberCore, at an interest rate of 2% over prime. In connection with such loans each lender received 41,667 shares of FiberCore. These loans were repaid in April 1995.

         In addition to the above, prior to December 1990, officers and directors of ALT, loaned to ALT funds and/or deferred their compensation and were granted Warrants in conjunction with such loans and compensation. Through June 30, 1994, for every dollar of principal and accrued interest on such loans such persons were generally granted Warrants to purchase a certain number of shares of common stock. These loans and Warrants were converted into ALT stock immediately prior to the ALT Acquisition. See "Deferred Compensation."

Conversion of ALT Warrants and ALT Acquisition

         In 1994, ALT entered into a restructuring plan with certain warrant holders and debt holders whereby they agreed to convert their debts and Warrants into shares of ALT, upon the consummation of a transaction with a strategic partner. On September 18, 1995, ALT Merger Co., a wholly-owned subsidiary of the Company merged into ALT (the ALT Acquisition). Each shareholder of ALT received approximately 1.0498 shares of the Company's Common Stock in exchange for each outstanding share of ALT stock. Approximately 3.7 million shares of the Company's common stock held by ALT were canceled. Approximately 8.4 million shares of ALT common stock were converted into an aggregate of 8.8 million shares of the Company's Common Stock.

         The following table sets forth the holdings of Messrs. Aslami, DeLuca, Perry, Siddig, Ramsey, Phillips, and Arsala in ALT and the Company, immediately before the ALT Acquisition and such persons holdings in the Company, immediately after the ALT Acquisition.

                                                           Beneficial Ownership        Beneficial Ownership
                               Beneficial Ownership        in the Company              in the Company
                               in ALT Immediately          Immediately                 Immediately
                               Before ALT Acquisition      Before ALT Acquisition      After ALT Acquisition
                               ----------------------      ----------------------      ---------------------

                                  Shares         %            Shares          %           Shares            %
                                  ------         -            ------          -           ------            -

Mohd Aslami                    1,488,932       17.7        6,031,141        23.8       7,594,250          24.9

Charles DeLuca                 1,602,865       19.1        2,947,443        11.7       4,640,158          15.2

Gregory Perry                       -0-           0        3,597,881        14.2       3,597,881          11.8

Zaid Siddig                       417,942       5.0          152,972         0.6         591,735           1.9

Jack Ramsey                         -0-           0        1,682,685         6.6       1,682,685           5.5

Steven Phillips                   766,374       9.1               -0-          0         804,553           2.6

Hedayat Amin Arsala               559,519       6.7          183,565         0.7         770,957           2.5

         Immediately prior to the ALT Acquisition, pursuant to a restructuring plan agreed to in 1994, more than 98% and 90% of ALT debt and Warrants, respectively, were converted by their holders into shares of ALT Common Stock. Loans, other than loans arising from deferred compensation (which were converted at $1.25), pursuant to each lender's loan agreement, as modified and if applicable, otherwise at the exercise price of the Warrants issued in conjunction with the loans less $0.05. Loans arising from deferred compensation were converted at $1.25 per share. The exercise price of all Warrants exercisable at $2.00 per share was reduced to $1.75 per share, except for Warrants held by Messrs. Aslami and DeLuca and OFG. Warrants were valued at the value set for ALT shares ($2.10) less the exercise price of each such warrant. For example a warrant to purchase one share of ALT common stock with an exercise price of $1.75 was valued at $0.35. Shares of common stock of ALT were purchased to the extent of such warrant value. In consideration for the fact that all loans were past due, the percentage of Warrants that each lender had been entitled to receive pursuant to such loans was increased by 25% ("Bonus Warrants").

         The table below depicts the conversion of debt and Warrants beneficially owned by various officers and directors of the Company and ALT in connection with the ALT Acquisition, including the number of Bonus Warrants awarded.

                                          Number of             Number of                           Number of
                                          ALT shares          ALT Warrants                          Shares into
                          Amount of       into which             converted        Number of         which ALT
                         ALT  debt        ALT debt            (not including       Bonus            Warrants were
                         converted        was converted        bonus shares)      Warrants            Converted
                         ---------        -------------        -------------      --------            ---------

Mohd Aslami              $626,333         477,926             590,638             98,890           100,506

Charles DeLuca            673,266         515,472             558,760             101,143           96,037

Zaid Siddig               323,021         209,669             196,356              49,089           61,273

Steven Phillips           747,017         570,720             665,585             172,951          148,154

Hedayat Amin
   Arsala                 495,099         341,448             375,000              92,500          133,572


The Allied Distribution

         In 1995, ALT transferred its shares in its wholly owned subsidiary Allied to Allied Controls Holdings, LLC (the "LLC"). ALT also assigned certain notes issued by Allied to the LLC. ALT distributed interests in the LLC to shareholders and placed interests in the LLC in trust for certain warrant holders and option holders, as dividends, pursuant to the terms of their respective instruments, payable upon exercise of such instruments. As a result of the distribution, Messrs. Aslami, DeLuca, Perry, Siddig, Ramsey, Phillips and Arsala beneficially own 17.7%, 19.1%, 0%, 5%, 0%, 9.1% and 6.7% of the LLC, respectively.

Unrealized Gain on Options

         As of July 31, 1996, the executive officers and directors of the Company, including its wholly-owned subsidiaries, owned 301,192 shares of Common Stock issuable upon exercise of currently outstanding Options which shares are included in the securities offered hereby. Before deduction of any selling expenses they might incur in connection with the sale or other disposition of the Underlying Shares with respect to such Options, the aggregate unrealized gain for such executive officers and directors as a result of the offering described in this Prospectus, based on the closing bid price of the Common Stock on the OTC Bulletin Board on August 9, 1996, of $5.25 is as follows:

                                                                          Aggregate                        Aggregate
Name                                           Shares                   Exercise Price                  Unrealized Gain
- ----                                           ------                   --------------                  ---------------

Mohd Aslami                                    60,913                      $88,324                         $231,469

Charles DeLuca                                 46,050                       66,773                          174,990

One Financial Group, Inc.                      41,746                       60,532                          158,635

Michael J. Beecher                             64,248                       43,750                          293,552

Hans F.W. Moeller                              88,235                      111,442                          352,171
                                               ------                      -------                          -------

              Total                           301,192                      $370,442                       $1,210,817
                                              =======                      ========                       ==========

                            PRINCIPAL SECURITYHOLDERS

         The following table sets forth certain information regarding the ownership of the Common Stock as of the date of this Prospectus and as adjusted to reflect the sale of shares of all Common Stock and Underlying Shares offered hereby, with respect to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each executive officer named in the Executive Compensation Table, (iii) each Director of the Company and (iv) all the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.


                       SHARES             %           SHARES             %
NAME                   OWNED            OWNED          OWNED           OWNED
AND                    BEFORE           BEFORE         AFTER           AFTER
ADDRESSES1             OFFERING        OFFERING       OFFERING        OFFERING

Mohd Aslami            7,594,2502        24.5        7,655,1633         18.6
Charles DeLuca         4,640,1584        14.9        4,686,2085         11.4

Gregory A. Perry       3,597,8816        11.6        3,597,881           8.7

- -------------------

         1        The addresses of the persons named in this table are:  Messrs.
                  Aslami, DeLuca, Perry, Siddig, Beecher, Moeller, Ramsey, Massarani, Awan, and the Ariana Trust c/o the company, P.O. Box 206, 174 Charlton Road, Sturbridge, MA. 01566; AMP Incorporated, 470 Friendship Road, Harrisburg, PA 17105; Patrick Brake, New York, NY 10023. Sico Quarzchemelze Jena Gmbh, address is Goscheweitzer Str. 20 07745, Jena, Germany.

         2 Includes 157,473 shares held by Dr. Aslami's wife, 425,085 shares held by Dr.Aslami's children, 1,998,589 shares held by the Ariana Trust, 618,914 shares held by the Kabul Foundation, trusts of which Dr. Aslami's wife is trustee and of which Dr. Aslami's children are beneficiaries. Dr. Aslami disclaims beneficial ownership of all such shares. Includes 284,860 shares held by the Raja Foundation, a trust of which Dr. Aslami's wife and Mr. DeLuca's wife are trustees and of which various organizations and family members are beneficiaries. Dr. Aslami disclaims beneficial ownership of all such shares.

         3        Includes 60,913 currently exercisable options.

         4        Includes  1,395,097  shares  held  by  Elizabeth  DeLuca,  Mr.
                  DeLuca's wife, 347,715 shares held by Mr. DeLuca's children and 618,914 shares held by the Dawn Foundation, a trust of which Mrs. DeLuca is trustee and of which Mr. DeLuca's children are beneficiaries. Mr. DeLuca disclaims beneficial ownership of all such shares. Includes 174,053 shares held by the Raja Foundation, a trust of which Dr. Aslami's wife and Mr. DeLuca's wife are trustees and of which various organizations and family members are beneficiaries. Mr. DeLuca disclaims beneficial ownership of all such shares.

         5        Includes 46,050 currently exercisable options.

         6 Includes 1,358,384 shares held by Beth Perry, Mr. Perry's wife, and 146,852 shares held by Mr. Perry's children. Mr. Perry disclaims beneficial ownership of all such shares.

                        SHARES           %             SHARES              %
NAME                    OWNED          OWNED            OWNED            OWNED
AND                     BEFORE         BEFORE           AFTER            AFTER
ADDRESSES               OFFERING      OFFERING         OFFERING        OFFERING


Jack Ramsey            1,682,6857        5.4           1,682,685          4.1
Steven Phillips           804,553        2.6            846,2998          2.1
Zaid Siddig              591,7359        1.9             591,735          1.4
PEBCO, Inc.           1,592,70110        5.1         1,636,29811          4.0
M. Mahmud                 549,319        1.8         2,597,01712          6.3
Awan
Hans Moeller                    0          0            88,23513          0.2
AMP                             0          0         4,319,18614         10.5
Incorporated
Sico Jena GmbH          2,221,141        7.2           2,221,141          5.3
Michael J.                      0          0            64,24815          0.2
Beecher
All directors
and executive
officers as a
group (7 persons)      14,180,015       45.7%         16,528,905         40.2%


- ------------------

         7 Includes 152,972 shares held by Royle, a company controlled by Jack Ramsey.

         8 Include 41,746 currently exercisable options issued to One Financial Group Incorporated.

         9        Mr. Siddig is the uncle of Dr. Aslami's wife.

         10       Shares are held of record by nominee.

         11       Includes 43,597 currently exercisable Warrants.

         12 Includes the Techman shares, including shares to be issued on the completion of the purchase agreement (497,002), exercise of Warrants (550,696), and escrowed sales commission shares (1,000,000).

         13       Includes 88,235 currently exercisable options.

         14 Includes shares into which AMP Note is convertible at $1.16 per share, assuming conversion of the AMP $5,000,000 principal amount of the note. 15 Includes 64,248 currently exercisable options.

                             SELLING SECURITYHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Common Stock as of August 13, 1996 by each Selling Securityholder, as adjusted to reflect the sale by each Selling Securityholder of the Common Stock, including the Underlying Shares, offered hereby. Ownership percentages of less than one percent are depicted by an asterisk. Except as set forth in the footnotes to the table, the Company believes that each Selling Securityholder has sole voting power and investment power with respect to the shares of Common Stock indicated.

                                            Before Offering               After Offering
                                            ---------------               --------------

                                         Amount      Percent        Amount            Percent
                                         ------      -------        ------            -------
Mohd Aslami,                          7,594,250(1)    24.5%       7,655,163(11)        18.4%
  Chief Executive
  Officer and Director

Charles DeLuca,                       4,640,158(2)    14.9%       4,686,208(12)        11.3%
  Secretary and EVP
  Vice President of
  ALT and Director

Gregory A. Perry                      3,597,881(3)    11.0%       3,597,881             8.7%

Jack Ramsey                           1,682,685(4)     5.4%       1,682,685             4.1%

Steven Phillips,                        804,553        2.6%         846,299(13)         2.0%
  Consultant and
  Director

Zaid Siddig,                            591,735(5)     1.9%         591,735             1.4%
  Director

Michael Beecher,                              0        0.0%          64,248(10)         0.2%
  CFO

Techman Int.                           1,412,352       4.4%       2,468,951(6)          6.0%

Hans Moeller,                                  0         0          88,2357             0.2%
  General Manager of
  FiberCore Jena
  GmbH, and Director

AMP Incorporated                               0         0         4,319,1868    10.4

PEBCO, Inc.                            1,592,701(9)   14.9%    1,636,29814    3.9%

H Amin-Arsala                            760,458       2.4%    1,107,90815    2.7%


- ---------------------------


1 Includes 157,473 shares held by Dr. Aslami's wife, 425,085 shares held by Dr.Aslami's children, 1,998,589 shares held by the Ariana Trust, 618,914 shares held by the Kabul Foundation, trusts of which Dr.
         Aslami's wife is trustee and of which Dr. Aslami's children are beneficiaries. Dr. Aslami disclaims beneficial ownership of all such shares. Includes 284,860 shares held by the Raja Foundation, a trust of which Dr. Aslami's wife and Mr. DeLuca's wife are trustees and of which various organizations and family members are beneficiaries. Dr. Aslami disclaims beneficial ownership of all such shares.

2 Includes 1,395,097 shares held by Elizabeth DeLuca, Mr. DeLuca's wife, 357,715 shares held by Mr. DeLuca's children and 618,914 shares held by the Dawn Foundation, a trust of which Mrs. DeLuca is trustee and of which Mr. DeLuca's children are beneficiaries. Mr. DeLuca disclaims beneficial ownership of all such shares. Includes 174,053 shares held by the Raja Foundation, a trust of which Dr. Aslami's wife and Mr. DeLuca's wife are trustees and of which various organizations and family members are beneficiaries. Mr. DeLuca disclaims beneficial ownership of all such shares.

3 Includes 1,358,384 shares held by Beth Perry, Mr. Perry's wife, and 146,852 shares held by Mr. Perry children. Mr. Perry disclaims beneficial ownership of all such shares.

4        Includes  152,972  shares held by Royle,  a company  controlled by Jack
         Ramsey.

5        Mr. Siddig is the uncle of Dr. Aslami's wife.

6 Includes the Techman shares, including shares to be issued on the completion of the purchase agreement (497,002), exercise of warrants (550,696), and escrow shares commission shares (1,000,000).

7        Includes 88,235 currently exercisable options.

8 Includes shares into which AMP Note is convertible at $1.16 per share, assuming conversion of the AMP $5,000,000 principal amount of the note.

9        Shares are held of record by nominee.

10       Includes 64,248 currently exercisable options.

11       Includes 60,913 currently exercisable options

12       Includes 46,050 currently exercisable options

13 Includes 41,746 currently exercisable options to be issued to One Financial Group, Inc.

14       Includes 43,597 currently exercisable warrants.

15 Includes 347,450 shares issuable on conversion of debt and exercise of warrants.


                                                 Before Offering                          After Offering
                                                 ---------------                          --------------

                                             Amount          Percent                    Amount      Percent
                                             ------          -------                    ------      -------

Achin, Ron                                    6,582              *                        6,582          *
Albany Venture Group                        272,103              *                      272,103          *
Alpert, Jay                                  72,404              *                       72,404          *
Anderson, Ron                                 5,249              *                        5,249          *
Andre, Maurick & Brenda                       5,218              *                        5,218          *
Arayesh, Mohammad                            20,996              *                       20,996          *
Arsala, Betsy                                10,499              *                       10,499          *
Aslami, Fraidoon                             31,495              *                       49,852          *
Aslami, Qasim                               241,156              *                      241,156          *
Aubi, Mohammad                                2,205              *                        2,205          *
Ayoubi, Amanollah                            45,891              *                       45,891          *
Benjamin, G.                                 12,850              *                       12,850          *
Benoit, Ronald                               22,008              *                       79,748          *
Bichum, Anthony                               3,671              *                        3,671          *
Bonanno, Salvatoro                           25,237              *                       25,237          *
Cagatay, Hafiz                               29,336              *                       29,336          *
Cagatay, Hafizula                            11,014              *                       11,014          *
Camelot Investments                          45,891              *                       68,837          *
Cannistraci, Anthony                          5,249              *                        5,249          *
Caprera, John                                12,073              *                       12,073          *
Carlin, Jeffrey                              20,188              *                       20,188          *
Chamberlain, John                            10,498              *                       10,498          *
Chapman, John                                31,495              *                       31,495          *
Chisson, J.                                   3,671              *                        3,671          *
Ciesla Associates                            36,713              *                       36,713          *
Ciesla Construction Corp.                    18,357              *                       18,357          *
Coleman & Rhine LLP                               0              *                       73,426          *
Connecticut Development Authority                 0              *                      228,884          *
Connecticut Innovations, Inc.                     0              *                      103,349          *
Damen, William                                2,096              *                        2,096          *
Davenport, D.                                 1,836              *                        1,836          *
Dean, R.                                     36,713              *                       36,713          *
DeLoreto, Mario                              73,426              *                       73,426          *
DeLuca, M & C                                 2,205              *                        2,205          *
Dill, Sheldon                                 3,149              *                        3,149          *
Doucette, R.                                  7,342              *                        7,342          *
Dow, Cynthia                                  7,390              *                        7,390          *
Drew, Robert                                 21,025              *                       21,025          *
Duchaine, Raymond                             2,100              *                        2,100          *
Duda, Pat                                    15,747              *                       15,747          *

                                      -60-




                                                  Before Offering                           After Offering
                                                  ---------------                           --------------

                                             Amount          Percent                     Amount      Percent
                                             ------          -------                     ------      -------

Dyck, Victor & Lydia                         10,498              *                       10,498          *
Earnest, Alice                               19,169              *                       61,162          *
Eggert, Abida                                 2,310              *                        2,310          *
Eoll, Christopher                             3,149              *                        3,149          *
Flood, John                                  45,891              *                       68,837          *
Frenzel, James                               70,430              *                       70,430          *
Fugitive Holding                              1,700              *                        1,700          *
Gianaris, Paul                                3,671              *                        3,671          *
Gianaris, Zachary                             3,671              *                        3,671          *
Giardano, Richard                            25,237              *                       25,237          *
Glickman, Eleanor                            36,713              *                       36,713          *
Glickman, J.                                  7,343              *                        7,343          *
Global Money Management Corp.               229,457              *                      344,185          *
Handy, Roland                                 1,260              *                        1,260          *
Harris, Bernard                              44,427              *                       44,427          *
Hillis, Paul                                  3,149              *                        3,149          *
Hunt, Peter & Ann                             9,102              *                        9,102          *
Ingraham, Ronwyn                              3,499              *                        3,499          *
Jackle, Jack                                  3,149              *                        3,149          *
Jaeger, Frank                                10,498              *                       10,498          *
Jalil, Abdul                                 68,628              *                       68,628          *
James Money Management, Inc.                677,764           2.18                      677,764       1.65
Jensen, M.L.                                  7,863              *                        7,863          *
Kampf, Andrew                                31,495              *                       31,495          *
Kanter, Arlene                               31,190              *                       31,190          *
Khatua, H.                                        0              *                       10,498          *
Keedwell, Rodney                              5,249              *                        5,249          *
Khaki, Mansour                               44,056              *                      220,279          *
Khatau, Bharatt                              76,007              *                       76,007          *
Khodadad, F.                                 10,498              *                       10,498          *
Khybery, Kassem                              55,070              *                       55,070          *
Krebs, William                               45,891              *                       68,837          *
Kusunoki, Alan                               36,713              *                       36,713          *
Lai, Richard                                 91,783              *                      137,674          *
Lambert, Alfred                              10,498              *                       10,498          *
Laurion, Arthur                              31,495              *                       71,357          *
Lavellee, Ronald                             18,065              *                      139,004          *
Lees, B.                                      3,175              *                        3,175          *
Lees, T.                                      9,178              *                        9,178          *
Leyden, Lloyd                                 3,932              *                        3,932          *

                                      -61-





                                                 Before Offering                            After Offering
                                                 ---------------                            --------------

                                              Amount          Percent                     Amount      Percent
                                              ------          -------                     ------      -------

Looney, R.                                    7,342              *                        7,342          *
Lowenstern, Carl                             48,012              *                       48,012          *
Mahoney, J.                                       0              *                        5,511          *
Mainsfield, E. Blaine                        73,426              *                       73,426          *
Malikyar, Jamila                             24,077              *                       24,077          *
Mangual, C.                                  18,357              *                       18,357          *
Markowicz, Victor                           229,457              *                      344,185          *
Mastellone, Edward                           91,783              *                      137,674          *
Mattison, John                               31,495              *                      215,060          *
Mayernick, F.C.                               2,100              *                        2,100          *
McDermid, Embrer                              5,626              *                        5,626          *
McDermid, Rodney                              5,626              *                        5,626          *
MacKirdy, J.                                  7,342              *                        7,342          *
Magida, N.                                        0              *                       26,542          *
Marinilli, A.                                36,713              *                       36,713          *
Maziello, W.                                 36,713              *                       36,713          *
McNaughton, Paul                             23,923              *                       23,923          *
McNulty, Dale                                45,891              *                       68,837          *
Miller, Bruce                                 3,149              *                        3,149          *
Miller, Gary                                 10,498              *                       10,498          *
Moisan, Bernard                              15,675              *                       15,675          *
Morales, Ruth                                 3,499              *                        3,499          *
Morgan and Evans                                  0              *                       83,985          *
Morrison, M.                                 11,013              *                       11,014          *
Muenchmeyer, G.                               3,671              *                        3,671          *
Muir, Ted                                     2,625              *                        2,625          *
Munab Investments Limited                   323,075           1.04                    1,615,375       3.92
Nasir, Sayed                                246,422              *                      246,422          *
Nava, K.                                      3,671              *                        3,671          *
Norscan Instruments, Ltd.                   123,360              *                      123,360          *
O'Connor, Lawrence                           15,747              *                       15,747          *
Osman, Ghulam                                24,966              *                       24,966          *
Pilch, Denis                                  5,249              *                        5,249          *
Pinney, Selby J.                              5,249              *                        5,249          *
Pitcher, Charles                              3,149              *                        3,149          *
Porosoff, Melvin                             30,282              *                       30,282          *
Prouty, Daniel                               15,288              *                       15,288          *
Quinn, Lorne                                  6,998              *                        6,998          *
Rastgooy, Homa                               32,394              *                       32,394          *

                                      -62-




                                                 Before Offering                           After Offering
                                                 ---------------                           --------------

                                             Amount          Percent                     Amount      Percent
                                             ------          -------                     ------      -------

Rastgooy, Mahmood                            10,498              *                       10,498          *
Rauf, A.                                     52,491              *                       52,491          *
Richards, Donald                              1,050              *                        1,050          *
Riley, Christopher                            1,060              *                        1,060          *
Rossmanith, Jutta                            10,498              *                       10,498          *
Russo, Thomas                                73,249              *                       73,249          *
Samee, Akbar                                 10,498              *                       10,498          *
Samee, Dastigar                               2,205              *                        2,205          *
Samee, Tamin                                  2,205              *                        2,205          *
Santoro, Enrico and Ellen Beck                  735              *                          735          *
Sarnecky, Arthur                              3,149              *                        3,149          *
Scanlon, Donald                              45,891              *                       68,837          *
Schulz, Werner                               10,498              *                       10,498          *
Seal Partners                                25,927              *                       25,927          *
Sello, Kenneth                                1,050              *                        1,050          *
Seraj, Ibrahim                               10,498              *                       10,498          *
Shairzay, Abraham & Soforina                 10,498              *                       55,930          *
Shairzay, Sabrina                            73,426              *                       73,426          *
Shairzay, Tahera                            154,323              *                      154,323          *
Sheppard, Douglas                             2,625              *                        2,625          *
Sherzai, Abdul Bari                          22,946              *                       22,946          *
Sico Jena GmbH                            2,221,141           7.15                    2,221,141       5.39
Siddig, Khaled                              222,622              *                      222,622          *
Siddig, N.                                        0              *                       87,492          *
Smith, Dave                                  95,905              *                       95,905          *
Smylie, Donn                                 10,498              *                       10,498          *
Sontag, Ken                                 110,231              *                      110,231          *
Steg, Brian                                  16,797              *                       16,797          *
Sudol, David                                 20,554              *                       20,554          *
Sutherland, William                           8,399              *                        8,399          *
Tarakai, Ashraf                              15,747              *                       15,747          *
Tessier, Gerald                               2,100              *                        2,100          *
Thames Group                                 23,863              *                       23,863          *
Valgardson, Norman                           10,498              *                       10,498          *
Vazpaziani, J.                               18,357              *                       18,357          *
Vazpaziani, P                                18,357              *                       18,357          *
VentureCap                                  750,000            2.5                      750,000        1.8
Vokey, David                                139,146              *                      139,146          *
Vokey, Robert                                10,498              *                       10,498          *


                                      -63-




                                                 Before Offering                          After Offering
                                                 ---------------                          --------------

                                             Amount          Percent                     Amount      Percent
                                             ------          -------                     ------      -------

Vokey, Wayne                                 15,850              *                       15,850          *
Von Summer, Alexander                        36,744              *                       36,744          *
Votaw, Gregory                                3,499              *                        3,499          *
Warasta, A. Ghafar                           11,188              *                       11,188
Warasta, Carol                              110,139              *                      110,139          *
Wattman, Malcom                              73,249              *                       73,249          *
Welles, Edward                                3,499              *                        3,499          *
Wu, Dau                                      48,064              *                       84,777          *
Yankoski, Murray                             10,492              *                       10,492          *
Yasin, M                                     16,136              *                       16,136          *
Young, D.                                    11,014              *                       11,014          *
Young, John                                   7,373              *                        7,373          *
Yusof, Quyoom                                 2,310              *                        2,310          *
Zheng, Carl                                 110,139              *                      110,139          *
Zulfacar, Diane Mavee                        20,996              *                       20,996          *


                                      -64-

                              PLAN OF DISTRIBUTION

         The Underlying Shares offered hereby initially are being offered by the Company for issuance to the Selling Securityholders upon exercise, conversion or issuance, as the case may be, of the Convertible Securities. The Company will receive all of the proceeds derived from such exercise, conversion or issuance.

         In addition, all shares of Common Stock offered hereby (including the Underlying Shares, upon the issuance thereof) are being offered directly by the Selling Securityholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Security-holders. The Selling Securityholders may sell such shares from time to time, provided a current registration statement with respect to such securities is then in effect. The distribution of shares of Common Stock offered hereby by the Selling Securityholders may be effected in one or more transactions, including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders.

         Selling Securityholders may also pledge their shares to banks, brokers or other financial institutions as security for margin loans or other financial accommodations that may be extended to such Selling Securityholders, and any such pledgee institution may similarly offer, sell and effect transactions in such shares. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus. Each Selling Securityholder (and pledgee) reserves the sole right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents.

         In order to comply with the securities laws of certain states, the shares of Common Stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Securityholders.

         The Selling Securityholders and intermediaries through whom the shares offered hereby are sold may be deemed to be "underwriters" within the meaning of the Securities Act with respect to such securities.

         Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in a distribution of securities may not simultaneously engage in market-making activities with respect to the securities for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-6, 10b-6A and 10b-7, which provisions may limit the timing of the purchases and sales of securities of the Company by the Selling Securityholders.

         The Company has agreed to pay all fees and expenses incident to the registration of the Common Stock offered hereby, except fees and expenses of counsel or other professionals or advisors, if any, to the Selling Securityholders.

                            DESCRIPTION OF SECURITIES

         The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value, $0.001 and 10,000,000 shares of preferred stock, par value $0.001 ("Preferred Stock"). Immediately prior to this Offering, 31,056,282 shares of Common Stock were issued and outstanding (not including the Escrow Shares), and no shares of Preferred Stock were issued and outstanding.

Common Stock

         The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of shareholders. There is no cumulative voting with respect to the election of directors. Accordingly, holders of a majority of the shares entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any then outstanding Preferred Stock, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock that the Company may issue in the future.

Preferred Stock

         Ten million shares of Preferred Stock may be issued from time to time. The Board of Directors, without further approval of the shareholders, is authorized to issue the Preferred Stock in one or more series and to fix the rights and terms relating to dividends, conversion, voting, redemption, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of Preferred Stock which could adversely affect the voting power or other rights of holders of the Company's Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Such actions could have the effect of discouraging bids for the Company and, thereby, preventing shareholders from receiving the maximum value for their shares. Although the Company has no present intention to issue any shares of Preferred Stock, there can be no assurance that the Company will not do so in the future. There are no outstanding shares of Preferred Stock at the present time, nor any commitments or options or other rights currently outstanding for the issuance of Preferred Stock.

AMP Note

         See "Business-Recent Developments" for a description of the AMP Note.

FiberCore Warrants

         From time to time since its formation, and prior to the Venturecap Merger, FiberCore issued Warrants (the "FiberCore Warrants") to purchase varying number of shares of Common Stock, exercisable, in whole or in part, at prices ranging from $1.31 to $1.63 per share. The Warrants expire in periods ranging from April 13, 1997 through July 7, 1999. The consideration issuable on exercise of the Warrants is subject to adjustment in certain circumstances, including in the event of a stock dividend, payment of a cash dividend from other than earned surplus, recapitalization, reorganization, merger or consolidation of the Company. As a result of the Venturecap Merger, the FiberCore Warrants were automatically converted into Warrants to purchase 3.671307 times more shares of Common Stock of the Company as appears on the face of each such Warrant at an exercise price reduced by a factor of 3.671307 in effect previously. The FiberCore Warrants do not entitle the holders thereof to registration rights.

MESC Warrants

         In connection with the MESC Share Purchase Agreement, the Company placed into escrow Warrants (the "MESC Warrants") to purchase Common Stock of the Company, issued to MESC's designees. The Warrants are exercisable, in whole or in part, at $1.63 per share and expire on April 13, 1997. The consideration issuable on exercise of the Warrants is subject to adjustment in certain circumstances, including in the event of a stock dividend, payment of a cash dividend from other than earned surplus, recapitalization, reorganization, merger or consolidation of the Company. The MESC Warrants do not entitle the holders thereof to registration rights.

Techman Warrants

         In connection with the Techman Share Purchase Agreement between Techman and the Company, the Company has placed the Techman Warrants in escrow pending the exercise of the Warrants by Techman. Such Warrants are convertible at $1.63 per share and expire on January 11, 1998.

Escrow Shares

         The Company has place in escrow 917,827 shares on behalf of MESC and 1,497,002 shares on behalf of Techman. The MESC Escrow Shares will be released from escrow upon (i) completion of the Share Purchase Agreement between MESC and the Company, (ii) upon exercise of the MESC Warrants, and (iii) completion of a supply agreement between MEFC and the Company. The Techman Escrow shares will be released from escrow upon (i) completion of the Share Purchase Agreement between Techman and the Company, (ii) completion of a supply agreement between

Techman and the Company, and (iii) the earning of commissions under the International Distributor Agreement between Techman and the Company.

CDA Warrant

General
- -------

         On December 5, 1990, ALT issued a warrant to purchase 100,000 shares of ALT Common Stock to the Connecticut Development Authority (the "CDA"), a public instrumentality and political subdivision of the State of Connecticut, in connection with a $300,000 loan made by CDA to ALT. When issued, the CDA Warrant was exercisable in whole or in part at any time before January 1, 1998 at a price of $1.50 per share of ALT.

         As a result of the increase in ALT common stock outstanding after the issuance of the CDA warrant, the ALT Acquisition, the Warrants are now exercisable into 106,400 shares of Company Common Stock, at an exercise price of $1.48 per share.

         The number of shares issuable on exercise of the CDA Warrant and the exercise price of the CDA Warrant is subject to adjustment in certain circumstances, including in the event of a stock dividend, stock split recapitalization, reorganization, merger or consolidation of the Company.

         The number of shares into which the ALT Warrant is exercisable increases to 200,000 if ALT does not maintain certain contacts with the State of Connecticut. See "Redemption Rights" below.

Adjustments
- -----------

         If the Company issues new shares at an exercise price less than the exercise price of the CDA Warrants, the exercise price of the CDA Warrant is adjusted downward pursuant to a formula set forth therein and the number of shares issuable upon exercise of the CDA Warrant is adjusted upward.

         If the Company issues new shares at an exercise price greater than the exercise price per share under the CDA Warrant, then the number of shares issuable pursuant to the CDA Warrant is increased so that proportionately it is exercisable into the same percentage of shares of the Company, as before the issuance of such new shares.

         If the issuance of such shares relates to a public offering, where the applications of the adjustments described in this subsection would materially affect the offering, the parties agree to negotiate alternatives to the adjustment provisions contained in the CDA Warrant.

         If the issuance of new shares is at a price not less than $3 per share, then the exercise price for the additional shares is at the issuance price of the new shares. If the issuance price for the new shares is greater than the exercise price of the CDA Warrant but less than $3 per share the exercise price for the additional shares is equal to the current exercise price.

Registration Rights
- -------------------

         The holder of the CDA Warrant is entitled to include as part of the registration by the Company of any of its shares of stock, the shares underlying the CDA Warrant and any shares into which the CDA Warrant have been exercised, subject to certain limitations in an underwritten offering.

Redemption Rights
- -----------------

         Between December 1, 1995 and December 1, 1997 (subject to extension under certain circumstances), the holder of the CDA Warrant may require ALT to repurchase the CDA Warrant at a price of $150,000 or to buy back all of the shares underlying the warrant at a price of $300,000, subject to the ability of ALT to legally purchase such instruments. Upon the occurrence of certain defaults the redemption prices stated above double to $300,000 and $600,000, respectively.

ALT Warrants

General
- -------

         Prior to the ALT Acquisition, ALT issued a number of Warrants. Most of these Warrants were exchanged for common stock of ALT immediately prior to the ALT Acquisition, and all of such exchanging warrant holders waived registration rights. Other than Warrants issued to CDA and CII, the only outstanding Warrants issued by ALT are two Warrants (the "ALT Warrants"), to purchase 80,000 and 5,250 shares of ALT common stock, respectively. The Warrants were issued in 1993 and 1988, respectively and expire in 1998. When issued, the Warrants were exercisable, in whole or in part into shares of ALT initially at a price $1.00 and $1.50 per share, respectively. As a result of the ALT Acquisition such Warrants are now exercisable into an aggregate of 89,496 Underlying Shares of Company common stock at a weighted average exercise price of $0.98 per share.

         The consideration issuable on exercise of the ALT Warrants is subject to adjustment in certain circumstances, including in the event of a stock dividend, payment of a cash dividend from other than earned surplus, recapitalization, reorganization, merger or consolidation of the Company.

         ALT is required to furnish quarterly financial statements and audited annual financial statements to holders of ALT Warrants until the expiration date of such Warrants or the effectiveness of a registration statement under the Securities Act.

         Pursuant to the terms of the ALT Warrants, in the event ALT or the Company effects a merger or consolidation, a condition of such merger must be that the Company agree to register all shares or other securities under the Securities Act.

         Holders of ALT Warrants or shares underlying such Warrants ("ALT Warrant Underlying Shares") have no other demand registration rights. Under certain circumstances, they may participate in the Company's registration of shares. The Company, however, is not required to register the ALT

Warrant Underlying Shares in a Company registration, if, in the opinion of Company counsel, registration is not necessary to allow a public sale or transfer of such securities. The following description of registration rights is relevant only if the aforementioned exception does not apply.

         In the event the Company proposes within the ten year period commencing one year from the issue date of an ALT Warrant to register any securities under the Securities Act, the Company must give holders of the ALT Warrants or holders of ALT Warrant Underlying Shares notice of the proposed registration. Within 30 days of such notice, such holders must give the Company notice of their demand to include all or some of the ALT Warrant Underlying Shares in the proposed registration. In the event of such registration, the Company must include the ALT Warrantholder Shares in the registration, subject to reduction, under certain circumstances.

         Among other things, the Company must qualify the ALT Warrant Underlying Shares for sale under the security or blue sky laws of not more than eight states designated by the holders of the ALT Warrants, and Company must also keep the registration statement and prospectus effective for a period of nine months after such shares of Common Stock first become free to be sold under such registration statement.

         Holders of ALT Warrants or ALT Warrant Underlying Shares must pay all underwriting discounts, commissions, transfer taxes, registration fees, and their own counsel fees with respect to the securities owned by them being registered and such holders and the Company must enter into cross-indemnity agreements, indemnifying one another against omissions or other material inaccuracies provided by the other for use in the registration statement.

Anti-Dilution Rights
- --------------------

         In the event the Company sells common stock or issues options, or convertible securities after the issue date of the ALT Warrants, at a price per share, as determined by formulae set forth in the ALT Warrants, less than the exercise price of the ALT Warrants, the exercise price of such ALT Warrant must be adjusted downward, according to a formula set forth in such warrant.

ALT Employee Options

         Prior to the ALT Acquisition, ALT issued several options to employees (the "ALT Employee Options") pursuant to the 1987 ALT Stock Option Plan, to purchase an aggregate of 274,200 underlying shares of ALT common stock at a weighted average exercise price of $1.57 per share, subject to adjustment in certain circumstances, and expire at various dates through 2005. The ALT Employee Options vested according to the schedule set forth in each such option. The exercise price of each ALT Employee Option was not less than the fair market value of the Common Stock on the date such Option was granted. There are no registration rights in connection with ALT Employee Options.

         In connection with the ALT Acquisition, all ALT Employee Options immediately vested, and were converted into options to purchase a different number of shares of the Company's common stock, at an adjusted exercise price. Such options are presently convertible into an aggregate of 287,860 Underlying Shares of Company Common Stock at a weighted average exercise price of $1.49 per share.

FiberCore Employee Options

         Prior to the Venturecap Merger, FiberCore Incorporated issued several options to employees and consultants (the "FiberCore Employee Options") to purchase approximately 84,000 shares of FiberCore Incorporated common stock at a weighted average exercise price of $0.44 per share, subject to adjustment in certain circumstances. The exercise price of each Option was not less than the fair market value of the common stock of FiberCore Incorporated on the date such option was granted. There are no registration rights in connection with FiberCore Employee Options. As a result of the Venturecap Merger, these options were converted to Options to purchase 308,390 shares of the Company's Common Stock, with a weighted average exercise price of $0.12 per share.

         In addition, the Company has granted various executives options pursuant to the terms of their employment arrangements, at a weighted average exercise price of $0.49. See "Certain Transactions- Unrealized Gains on Options."

Transfer Agent and Registrar

         The transfer agent and registrar for the Common Stock is Interstate Transfer Company, 10 W. Broadway, Suite 510 Salt Lake City, Utah 84301.

                                     EXPERTS

         The financial statements and schedules of the Company at December 31, 1995 and FiberCore Incorporated, a predecessor to the Company at December 31, 1994 and December 31, 1993 have been audited by Mottle McGrath Braney & Flynn, P.C., independent auditors, to the extent indicated in their report. The financial statements and schedules of ALT, as of December 31, 1994, December 31, 1993, and December 31, 1992 have been audited by Mottle McGrath Braney & Flynn, P.C. independent auditors, to the extent indicated in their report. The financial statements of Venturecap, Inc., prior to the merger of Venturecap, Inc. and FiberCore Incorporated, have been audited by Dwayne Midgley, certified public accountant. Such financial statements have been included herein in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.


                                      LEGAL

         The validity of the Common Stock offered hereby will be passed upon for the Company by Coleman & Rhine LLP, 1120 Avenue of the Americas, New York, New York 10036. Coleman & Rhine LLP, hold Warrants to purchase 73,426 shares of Common Stock of the Company.


                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in the exhibits and schedules thereto as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Regional Offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601, and 14th Floor, 7 World Trade Center, Suite 1300 New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

INDEX TO FINANCIAL STATEMENTS

FIBERCORE, INC . AND PREDECESSORS
                    HISTORICAL (audited)
                           Consolidated Balance Sheets at December 31, 1995 and 1994.
                           Consolidated Statements of Operations for the Years Ended December 31, 1995 and 1994.
                           Consolidated Statements of Cash Flows for the years Ended December 31, 1995 and 1994.
                    HISTORICAL AND PRO FORMA (unaudited)
                           Consolidated Balance Sheets at June 30, 1996 and 1995. Consolidated Statements of Operations for 6
                           Months Ended June 30, 1996 and 1995. Pro Forma Consolidated Balance Sheet at December 31, 1995 Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 1995.

FIBERCORE INCORPORATED
                    HISTORICAL ( audited)
                           Report of Independent Auditors
                           Balance Sheet as of December 31, 1994 and December 31, 1993 Statements of Operations for the years ended December 31, 1994 and 1993 Statements of Stockholder's Equity for the years ended December 31, 1994 and 1993 Statements of Cash Flows for the years ended December 31, 1994 and 1993 Notes to Financial Statements for the years ended December 31, 1994 and 1993.
AUTOMATED LIGHT TECHNOLOGIES, INC.
                    HISTORICAL (audited)
                           Report of Independent Auditors
                           Balance Sheets as of December 31, 1994, December 31, 1993 and December 31, 1992 Statements of Operations for the years ended December 31, 1994, 1993 and 1992 Statements of Stockholder's Equity for the years ended December 31, 1994, 1993 and 1992 Statements of Cash Flows for the years ended December 31, 1994, 1993 and 1992 Notes to Financial Statements for the years ended December 31, 1994, 1993 and 1992

VENTURECAP, INC .
                    HISTORICAL (audited)
                           Report of Independent Auditors
                           Balance Sheets as of December 31, 1994, 1993 and 1992. Statements of Operations for the years ended December 31, 1994, 1993, and 1992 Statements of Shareholders' Equity for the years ended December 31, 1994, 1993, and 1992 Statements of Cash Flows for the years ended December 31, 1994, 1993, and 1992 Notes to Financial Statements for the years ended December 31, 1994, 1993, and 1992 Report of Independent Auditors. Balance Sheet as of April 30, 1995 Statement of Operations for the four months ended April 30, 1995 Statement of Shareholders' Equity for the four months ended April 30, 1995 Statement of Cash Flows for the four months ended April 30, 1995 Notes to Financial Statements for the four months ended April 30, 1995

                         Independent Auditors' Report

The Boards of Directors and Stockholders
FiberCore, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of FiberCore, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FiberCore, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                          /s/MOTTLE McGRATH BRANEY & FLYNN, P.C.
                                             MOTTLE McGRATH BRANEY & FLYNN, P.C.

Worcester, Massachusetts
July 29, 1996

                        FIBERCORE, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 1995 and 1994

                    Assets                                1995          1994
                                                          ----          ----

Current assets:
  Cash                                                 $   833,407   $   257,857
  Accounts receivable, less allowance for
   doubtful accounts of $39,150 in 1995                    583,422        13,674
  Other receivables                                        286,051       297,243
  Inventories                                            1,406,449       134,324
  Prepaid and other current assets                          28,424         7,853
                                                       -----------   -----------

          Total current assets                           3,137,753       710,951
                                                       -----------   -----------

Property and equipment                                   5,044,373     3,591,201
  Less accumulated depreciation                            925,351       254,953
                                                       -----------   -----------

                                                         4,119,022     3,336,248
Other assets:
  Patents, less accumulated amortization of $202,939
   and $2,086 in 1995 and 1994                           7,399,945        81,591
  Organizational costs, less accumulated
   amortization of $42,629 and $33,315 in
   1995 and 1994                                            63,944       133,259
  Investment in joint venture                               54,482          --
  Security deposits                                          7,750         7,500
                                                       -----------   -----------

                                                         7,526,121       222,350
                                                       -----------   -----------



                                                       $14,782,896   $ 4,269,549
                                                       ===========   ===========


See accompanying notes to consolidated financial statements.

                        FIBERCORE, INC. AND SUBSIDIARIES

                           December 31, 1995 and 1994


      Liabilities and Stockholders' Equity                    1995          1994
      ------------------------------------                    ----          ----
Current liabilities:
  Current maturities of long-term debt             $    609,590    $    207,150
  Current maturities of capitalized lease
   obligation                                              --            81,052
  Accounts payable                                    1,810,689         854,671
  Accrued expenses                                      994,629          86,926
                                                   ------------    ------------
          Total current liabilities                   3,414,908       1,229,799
                                                   ------------    ------------
Long-term debt, less current maturities               5,000,000            --
Capitalized lease obligation, less current
   maturities                                              --           456,476
                                                   ------------    ------------
                                                      5,000,000         456,476
                                                   ------------    ------------
Stockholders' equity:
  Common stock, $.001 par value, authorized
   100,000,000 shares; 30,506,963 in 1995
   and 24,959,568 in 1994 shares issued and
   outstanding; of which 458,916 shares are
   held in treasury in 1994                              30,507          24,960
  Preferred stock, $.001 par value,
   authorized 10,000,000 shares; no shares
   issued and outstanding                                  --              --
  Paid in capital                                    11,760,034       4,676,531
  Accumulated deficit                                (5,637,550)     (1,628,387)
  Accumulated translation adjustment                    214,997          10,170
                                                   ------------    ------------
                                                      6,367,988       3,083,274
  Less treasury stock, at cost                             --           500,000
                                                   ------------    ------------
            Total stockholders' equity                6,367,988       2,583,274
                                                   ------------    ------------
                                                   $ 14,782,896    $  4,269,549
                                                   ============    ============


See accompanying notes to consolidated financial statements.

                        FIBERCORE, INC. AND SUBSIDIARIES

                      Consolidated Statements of Operations

                     Years Ended December 31, 1995 and 1994

                                                         1995          1994
                                                         ----          ----

Net sales                                          $  3,093,499    $    230,888

Cost of sales                                         4,508,860       1,063,560
                                                   ------------    ------------

          Gross loss                                 (1,415,361)       (832,672)

Operating expenses:
  Selling, general and administrative expenses        2,099,015         699,654
  Research and development                               75,156          90,465
                                                   ------------    ------------

          Operating loss                             (3,589,532)     (1,622,791)

Interest income                                         147,681          14,870

Interest expense                                       (516,318)        (22,590)

Other income (expense)                                  (50,994)          5,143
                                                   ------------    ------------

          Net loss                                 $ (4,009,163)   $ (1,625,368)
                                                   ============    ============


Loss per share of common stock                     $       (.15)   $       (.07)
                                                   ============    ============

Weighted average shares outstanding                  26,584,630      22,873,322
                                                   ============    ============


See accompanying notes to consolidated financial statements.

                        FIBERCORE, INC. AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity

                     Years Ended December 31, 1995 and 1994

                               Common Stock
                           ------------------ Additional                             Accumulated
                                   $.001 Par   Paid-In   Subscription  Accumulated   Translation   Treasury
                           Shares    Value     Capital    Receivable     Deficit     Adjustment     Stock         Total
                           ------    -----     -------    ----------     -------     ----------     -----         -----
Balance,
 December 31, 1993      21,309,323  $21,309  $  702,462   $(80,000)     $   (3,019)     $ -       $   -      $   640,752

Issuance of stock in
 exchange for equipment  2,221,141    2,221   2,417,779      -               -           -           -         2,420,000

Issuance of stock
 for cash                1,421,714    1,422   1,547,578      -               -           -           -         1,549,000

Proceeds received            -        -           -         80,000           -           -           -            80,000

Issuance of stock
 for services                7,390        8       8,042      -               -           -           -             8,050

Proceeds from
 capital contribution        -        -             670      -               -           -           -               670

Purchase of treasury
 stock, (458,916 shares)     -        -           -          -               -           -        (500,000)     (500,000)

Currency translation
 adjustment                  -        -           -          -               -          10,170       -            10,170

Net loss                     -        -           -          -          (1,625,368)      -            -       (1,625,368)
                         ---------  -------  ----------   --------     -----------     -------    ---------  -----------
Balance,
 December 31, 1994      24,959,568   24,960   4,676,531      -          (1,628,387)     10,170    (500,000)    2,583,274

                        FIBERCORE, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1995 and 1994

                               Common Stock
                           ------------------ Additional                             Accumulated
                                   $.001 Par   Paid-In   Subscription  Accumulated   Translation   Treasury
                           Shares    Value     Capital    Receivable     Deficit     Adjustment     Stock         Total
                           ------    -----     -------    ----------     -------     ----------     -----         -----
Issuance of stock
 for services provided      40,434       40      44,010       -              -           -           -            44,050

Reissuance of treasury
 stock as loan incentive     -        -        (455,000)      -              -           -         500,000        45,000

Issuance of stock for
 acquisition of ALT      8,811,137    8,811   6,991,189       -              -           -           -          7,000,000

Issuance of stock for
 investment in MEFC
 joint venture             367,131      367     499,633       -              -           -           -           500,000


Retirement of shares
 held by ALT            (3,671,307)  (3,671)      3,671       -              -           -           -             -

Currency translation
 adjustment                  -        -           -           -              -         204,827       -           204,827

Net loss                     -        -           -           -         (4,009,163)      -           -         (4,009,163)
                       -----------  ------- -----------    -------     -----------    --------    --------    -----------

Balance,
 December 31, 1995      30,506,963  $30,507 $11,760,034    $  -        $(5,637,550)   $214,997    $  -       $ 6,367,988
                       ===========  ======= ===========    =======     ===========    ========    ========   ===========

See accompanying notes to consolidated financial statements.

                        FIBERCORE, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                     Years Ended December 31, 1995 and 1994

                                                         1995          1994
                                                         ----          ----
Cash flows from operating activities:
  Net loss                                           $(4,009,163)   $(1,625,368)
                                                     -----------    -----------
  Adjustments to reconcile net loss to
   net cash used in operating activities:
    Depreciation and amortization                        746,518        289,237
    Bad debt expense                                      28,303           --
    Officers interest for loan incentive                  45,000           --
    Increase (decrease) in operating assets:
      Accounts receivable                               (555,436)       (13,674)
      Other receivables                                  (96,681)      (120,119)
      Inventories                                     (1,131,103)      (134,324)
      Prepaid and other current assets                   (20,353)        (2,727)
    Increase (decrease) in operating liabilities:
      Accounts payable                                 1,319,339        269,771
      Accrued expenses                                   799,393         86,926
                                                     -----------    -----------
          Total adjustments                            1,134,980        375,090
                                                     -----------    -----------
          Net cash used in operating activities       (2,874,183)    (1,250,278)
                                                     -----------    -----------
Cash flows from investing activities:
  Purchase of property and equipment                  (1,816,647)      (592,673)
  Increase in patent costs                                (4,145)       (15,642)
  Investment in joint venture                            (54,482)          --
  Cash acquired from ALT acquisition                       7,233           --
  Foreign currency translation adjustment                220,908         11,287
  Due to related parties, net                           (357,567)       419,225
                                                     -----------    -----------
          Net cash used in investing activities       (2,004,700)      (177,803)
                                                     -----------    -----------
Cash flows from financing activities:
  Proceeds from subscriptions receivable                    --           80,000
  Proceeds from sale of common stock                     500,000      1,549,000
  Proceeds from long-term debt                         5,000,000           --
  Proceeds from notes payable                               --          200,000
  Proceeds from capital contribution                        --              670
  Repayment of notes payable                              (7,150)          --
  Security deposits                                         (250)        (7,500)
  Repayment of capitalized lease obligation              (38,167)       (38,167)
  Purchase of treasury stock                                --         (500,000)
                                                     -----------    -----------
        Net cash provided by financing activities      5,454,433      1,284,003
                                                     -----------    -----------
Net change in cash                                       575,550       (144,078)
Cash, beginning of year                                  257,857        401,935
                                                     -----------    -----------
Cash, end of year                                    $   833,407    $   257,857
                                                     ===========    ===========

                        FIBERCORE, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1995 and 1994

                                                              1995          1994
                                                              ----          ----
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest                                             $  182,850   $      290

Supplemental disclosure of noncash investing and financing activities:

  FiberCore, Inc. issued 8,811,137 shares at approximately $.80 per share to acquire ALT for $7,000,000. Assets and liabilities acquired from ALT acquisition are as follows:

    Cash                                                      7,233         --
    Accounts receivable, less allowance of $11,025           42,615         --
    Inventories                                             141,022         --
    Prepaid and other current assets                            218         --
    Property and equipment, net of accumulated
     depreciation of $130,874                                 5,012         --
    Patents, net of accumulated amortization
     of $11,700                                           7,506,733         --
    Accounts payable                                        146,169         --
    Accrued expenses                                        108,310         --
    Deferred revenue                                         39,400         --
    Notes payable, net of discount                          408,954         --

Reduction of property and equipment book value
 due to cancellation of obligation under
 capitalized lease                                          499,361         --

Retirement of 3,671,307 shares of FiberCore, Inc.,
 (1,000,000 shares of FiberCore Incorporated) owned
 by ALT before acquisition                                    3,671         --

Common stock issued in exchange for services                 44,050        8,050

Equipment acquired in exchange for common
 stock and capital lease                                       --      2,995,695

Accounts payable reclassed to notes payable                    --          7,150


See accompanying notes to consolidated financial statements.

                        FIBERCORE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(1)  Summary of Significant Accounting Policies

     (a)  Incorporation and nature of operations

          FiberCore, Inc. (Company) was organized under the laws of the State of Nevada on November 5, 1993. The Company is involved in the research, development and commercialization of a patented, new and more efficient method of producing single-mode optical fiber preforms.

          On July 14, 1994, the Company established a wholly-owned subsidiary, FiberCore Glasfaser Jena GmbH (FCJ) which is organized and operates under the laws of Germany. FCJ is involved in the production and selling of optical fiber and preforms for the telecommunications market.

          On May 19, 1995, the Board of Directors approved a merger agreement with Venturecap, Inc., (Venturecap). On July 18, 1995, Venturecap exchanged 100% of the outstanding shares of FiberCore Incorporated for shares of restricted common stock of Venturecap. Effective at the closing all officers and directors of Venturecap resigned and were replaced with designees of FiberCore Incorporated. Venturecap changed its name to FiberCore, Inc. The merger has been accounted for under the pooling of interests method.

          On May 19, 1995, a merger under the purchase method of accounting between Automated Light Technologies, Inc. (ALT), an affiliate, and a wholly-owned subsidiary of FiberCore, Inc. (ALT Merger Co.) was approved by the Boards of Directors of both Companies. The merger took place on September 18, 1995. Accordingly, effective immediately prior to the merger, loans and warrants of consenting ALT holders were converted, resulting in the issuance of approximately 4.5 million additional shares of common stock. FiberCore, Inc. acquired 100% of all the outstanding shares of ALT in exchange for shares of restricted common stock of FiberCore, Inc. Following the acquisition, ALT operates as a subsidiary of FiberCore, Inc. ALT is a manufacturer and distributor of fiber optic cable monitoring and fault locating systems for the telecommunications industry.

          In August 1995, ALT distributed the stock of its wholly-owned subsidiary, Allied Controls, Inc. (Allied), to its shareholders thereby making Allied a separate independent entity. ALT transferred all of its shares in Allied, together with notes and advances of Allied to ALT to Allied Controls Holding LLC in exchange for a membership interest. Thereafter, on August 31, 1995, ALT transferred the membership interest to its shareholders.

                        FIBERCORE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(1)  Summary of Significant Accounting Policies (continued)

     (b)  Use of estimates in the preparation of financial statements

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (c)  Principles of consolidation

          For 1995, the consolidated financial statements include the accounts of FiberCore, Inc. and its subsidiaries, FiberCore Glasfaser Jena GmbH and Automated Light Technologies, Inc. All material intercompany balances and transactions have been eliminated in consolidation.

          For 1994, the consolidated financial statements include the accounts of FiberCore, Inc. and its subsidiary, FiberCore Glasfaser Jena GmbH. All material intercompany balances and transactions have been eliminated in consolidation.

     (d)  Inventories

          Inventories are stated at the lower of cost (average) or market. Cost for FCJ inventory, approximately 84% and 73% of total inventory, is based upon a normal utilization of production capacities. The Cost of unutilized production capacities is charged directly to expense. Cost for Company inventory, approximately 7% and 27% of total inventory in 1995 and 1994, respectively, and FCJ materials inventory, is determined by the first-in, first-out method. ALT inventory cost, approximately 9% of total inventory in 1995, is determined based upon standard costs which approximate actual cost using the first-in, first-out method.

     (e) Property and equipment

          All property and equipment acquisitions are stated at cost. The cost of maintenance and repairs is charged to expense as incurred. Expenditures for significant renewals or improvements to properties and equipment are added to the basis of the asset.

          The Companies' policy is to depreciate property and equipment using the straight-line method over the estimated useful lives of the assets.

     (f) Other assets

          Organizational costs are amortized using the straight-line method over a five year period.

                        FIBERCORE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(1)  Summary of Significant Accounting Policies (continued)

     (f)  Other assets (continued)

          The Company and ALT have made various filings for patents on new products and product improvements. Total related costs amount to $4,145 and $15,642 at December 31, 1995 and 1994, respectively, and are amortized over seventeen years beginning with the period in which the patent rights are granted.

          It is the Company's policy to account for patents at the lower of amortized cost or net realizable value. On an ongoing basis the Company reviews the valuation and amortization of its patents. As a part of this review, the Company estimates the net realizable value of its patents, taking into consideration any events and circumstances which might have diminished the value.

     (g)  Fair value of financial instruments

          The Company, FCJ and ALT have financial instruments which consist of cash, short-term receivables, accounts payable and notes payable for which their carrying amounts approximate fair value due to the short maturity of those instruments.

          The carrying amount of the long-term debt approximates fair value because the interest rate on this instrument changes with market interest rates.

     (h)  Translation of foreign currencies

          The translation of foreign currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate for the period. The gains and losses resulting from translation are included in stockholders' equity.

     (i)  Income taxes

          The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes". Deferred taxes are recognized based on the temporary difference between the recognition of certain costs and expenses for financial statement and tax purposes.

     (j)  Loss per share of common stock

          Loss per share of common stock as computed is based on the weighted average of the shares outstanding during the year. The stock purchase warrants and stock options have not been included in the computation of earnings per share since the effect would be anti-dilutive.

                        FIBERCORE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(2)  Mergers, Acquisitions and Strategic Investments

     On July 18, 1995, the Company completed a merger with Venturecap, Inc., whereby FiberCore Incorporated was merged directly into Venturecap. Approximately 24,600,000 shares of Venturecap common stock were exchanged for all of the outstanding shares of FiberCore Incorporated. In addition, all outstanding stock options, warrants and convertible securities to purchase FiberCore Incorporated stock were converted into stock options, warrants and convertible securities to purchase Venturecap common stock at the per share merger consideration. The per share merger consideration states that each share of FiberCore Incorporated stock shall be converted into 3.6713070 shares of Venturecap stock. The merger has been accounted for as a pooling of interests and, accordingly, the Company's consolidated financial statements have been restated for all prior periods as if the merger took place at the beginning of such periods.

     The following pro forma information has been prepared assuming that this acquisition had taken place at the beginning of the respective periods. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed dates.

                                                         1995          1994
                                                         ----          ----
         Net sales:
           Venturecap, Inc.                          $    -        $    -
           FiberCore Incorporated and Subsidiary      3,093,499       230,888
                                                     ----------    ----------

                 Total                               $3,093,499    $  230,888
                                                     ==========    ==========
         Net loss:
           Venturecap, Inc.                         $    (4,300)   $     (455)
           FiberCore Incorporated and Subsidiary     (4,004,863)   (1,624,913)
                                                     ----------    ----------

                 Total                              $(4,009,163)  $(1,625,368)
                                                    ===========   ===========

     On September 18, 1995, FiberCore, Inc. acquired all the outstanding stock of Automated Light Technologies, Inc. The purchase method of accounting for business combinations was used. The operating results of ALT have been included in the Company's consolidated results of operations from the date of acquisition which included net sales of $84,209 and a net loss of $189,176 for the period September 18, 1995 to December 31, 1995. The acquisition for $7,000,000 was made with the issuance of 8,811,137 shares of restricted common stock of the Company valued at approximately $0.80 per share. The fair value of assets acquired was approximately $7,700,000, of which approximately $7,500,000 is attributable to patents developed or acquired by ALT over the years. ALT now operates as a wholly-owned subsidiary of the Company.

                        FIBERCORE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

 (2) Mergers, Acquisitions and Strategic Investments (continued)

     ALT on September 18, 1995 merged with a newly formed wholly-owned subsidiary of the Company, called ALT Merger Co. under the purchase method of accounting. Under the terms of this merger, ALT was the surviving corporation. All shares of FiberCore, Inc. common stock owned by ALT were cancelled and each share of ALT was converted into 1.0498172 shares of the Company's stock at the effective date, on a fully diluted basis (excluding 251,917 shares underlying warrants issued to entities which are not waiving their registration rights as holders of debt convertible into ALT stock and 275,000 shares underlying certain incentive stock options.) As stated, prior to the merger, approximately 4.5 million of additional shares of ALT common stock were issued to warrant holders and debenture holders exercising their warrants or converting their debt at the time of merger. Approximately 8.8 million shares of FiberCore, Inc. common stock were issued to ALT shareholders, warrant holders and debenture holders after taking into account the 3.6713070 conversion ratio of FiberCore stock to Venturecap stock, as stated above.

     The following proforma unaudited consolidated operating results of the Company, Jena and ALT for the years ended December 31, 1995 and 1994, assuming the acquisition had been made as of January 1, 1995 and 1994, are summarized below:

                                                        1995          1994
                                                        ----          ----

             Net sales                              $ 3,255,021   $   707,269

             Net loss                                (4,624,892)   (2,358,959)

     These proforma results have been prepared for comparative purposes only and include certain adjustments for additional amortization expense as a result of a step-up in the basis of ALT patents, and the reduction of interest expense accrued on debt which was converted for common stock. They do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on January 1, 1995 and 1994 or of future results of operations of the consolidated entities.

     In April 1995, the Board of Directors ratified actions by FiberCore Incorporated to enter into a joint venture with John Royle & Sons Co. and Middle East Specialized Cables Company (MESC) for a period of 15 years to be known as Middle East Fiber Cables Co. (MEFC). The Company shall issue and sell to MESC 734,260 shares of common stock at approximately $1.36 per share. The agreement also states MESC will receive 312,061 shares of additional common stock and 550,696 warrants upon the completion and execution of a product supply contract between the Company and the joint venture entity, MEFC. MESC must exercise the warrants to purchase shares of the Company's common stock at approximately $1.63 per share, within a two year period to receive an additional 238,635 shares. The Company will invest $500,000 of the $1,000,000 purchase price in MEFC as a capital contribution to the joint venture and in the process acquire a 15% interest in MEFC. The Company issued 367,131 shares to MESC at approximately $1.36 per share in October 1995.

                        FIBERCORE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

 (2) Mergers, Acquisitions and Strategic Investments (continued)

     On May 19, 1995, the Board of Directors of Fibercore Incorporated authorized the establishment of a wholly owned subsidiary, FiberCore Mid East Ltd., to be located in the Cayman Islands for the purpose of holding the Company's eventual 15% ownership of Middle East Fiber Cables Co.
     (MEFC). At December 31, 1995 the Company had not made the $500,000 capital contribution to acquire the 15% interest in MEFC.

     On June 23, 1995 the Board of Directors authorized 200,000 shares of FiberCore Incorporated common stock (734,261 shares of the Company) to be exchanged for shares of F.O.I. (Pvt.) Ltd., a joint venture located in Pakistan. The transaction would give the Company a 51% ownership in the joint venture. This transaction is contingent upon the closing of financing arrangements of F.O.I. (Pvt.) Ltd. The Company expects this transaction to be completed in 1996.

 (3) Other Receivables

     Other receivables consist of the following:
                                                         1995          1994
                                                         ----          ----

         Value added tax                               $189,105      $118,984
         SICO                                            69,251       175,334
         MEFC                                            24,823         -
         Other                                            2,872         2,925
                                                       --------      --------

                                                       $286,051      $297,243
                                                       ========      ========

     The value added tax receivable comprises principally advance payments to the German tax authorities that are to be refunded to FCJ.

 (4) Inventories

     Inventories consist of the following:
                                                          1995         1994
                                                          ----         ----

             Raw materials                            $  735,653   $   11,929
             Work-in-process                              17,107        -
             Finished goods                              653,689      122,395
                                                      ----------   ----------

                                                      $1,406,449   $  134,324
                                                      ==========   ==========

                        FIBERCORE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

 (5) Property and Equipment

     Property and equipment, together with their estimated useful lives, consist of the following:
                                        Estimated
                                      Useful Lives        1995        1994
                                      ------------        ----        ----

     Office equipment                 3 -  5 years    $  109,493  $   24,707
     Machinery and equipment          2 - 12 years     4,808,659   3,522,346
     Furniture and fixtures           5 -  7 years        18,055       5,421
     Leasehold improvements           3 - 10 years         4,707       4,707
     Construction in progress                            103,459      34,020
                                                      ----------  ----------
                                                      $5,044,373  $3,591,201
                                                      ==========  ==========

     Depreciation on property and equipment charged to expense was $523,443 in 1995 and $253,836 in 1994.

     Included in the above amounts for 1994 is property and equipment acquired from SICO Jena GmbH Quarzschmelze (SICO) under capital lease obligations of $2,995,695. 2,221,141 shares of common stock of the Company, valued at $2,420,000, which were received by FCJ as a consideration for the issuance of profit participation rights to the Company, were given as a consideration for the major portion of the lease obligation.

     Under an agreement dated August 19, 1995 and amended in January 1996, the capital lease agreement between SICO and FCJ was revised. It was agreed that SICO would keep the 2,221,141 shares as payment in full for the obligation under a capital lease. The outstanding lease obligation, which amounted to $499,361 on August 19, 1995, was cancelled. As a result, the net book value of the assets was reduced by $499,361.

(6)  Accrued Expenses

     Accrued expenses consist of the following:

                                                          1995         1994
                                                          ----         ----

         Accrued interest                               $350,794     $  -
         Accrued wages and benefits                      323,278          645
         Accrued legal and audit                         210,922       42,002
         Accrued expenses - other                        109,635       44,279
                                                        --------     --------
                                                        $994,629     $ 86,926
                                                        ========     ========

                        FIBERCORE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(7)  Long-Term Debt

     Long-term debt consist of the following:

                                                              1995        1994
                                                              ----        ----

       Note payable to AMP Incorporated                   $5,000,000  $    -

       Note payable to Connecticut Innovation, net
        of unamortized discount of $834, with
        interest at 8.5% and due September 1, 1996           210,050       -

       Note payable Connecticut Development
        Authority, net of unamortized discount
        of $2,736, with interest at 12% (default
        rate) and due January 1, 1996                        199,540       -

       Note payable to Harkerside Trust, interest
        at 10.5% payable semi-annually, due December
        6, 1995, issued with non-qualified warrants
        expiring January 1, 2000 to purchase 36,713
        shares of common stock at approximately $1.63
        per share (note paid in January, 1996)               200,000     200,000

       Note payable to John Royle and Sons, with
        interest at prime plus 2%, due February
        2, 1996                                                -           7,150
                                                          ----------  ----------
                                                           5,609,590     207,150
             Less current portion                            609,590     207,150
                                                          ----------  ----------
                                                          $5,000,000  $    -
                                                          ==========  ==========

     In April 1995, FiberCore Incorporated issued to AMP Incorporated (AMP), a floating rate, collateralized, ten year debenture in the amount of $5,000,000 due April 17, 2005, with interest, at an annualized rate adjusted quarterly, equal to the sum of 1% and the 3-month London Interbank Offered Rate (6.9375% at December 31, 1995). No interest is due until the earlier of: AMP conversion of debt to stock, a public financing by the Company and AMP elects to call the loan, or maturity. AMP has the option to convert the outstanding loan plus accrued interest into common stock of the Company at approximately $1.16 per share in years 1-5 or the per share price provided for in the last third party private equity financing in years 6-10.

     The note payable to Connecticut Innovation, Inc. (CII) with interest at 8.5% payable monthly, was issued with detachable stock warrants to purchase shares of common stock of ALT at $1.50 per share. The note was due September 1, 1996 but is in arrears as the contractual principal and interest payments were not made by ALT. On July 10, 1996, CII agreed to exchange the balance of the note plus accrued interest for approximately 103,000 shares of the Company.

                        FIBERCORE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(7)  Long-term Debt (continued)

     The note payable to Connecticut Development Authority (CDA) with interest at 12% payable monthly, was issued with detachable stock warrants to purchase 100,000 shares of common stock of ALT at $1.50 per share. The number of shares into which these warrants are exercisable increases to 200,000 if ALT does not maintain certain contacts with the State of Connecticut. Between December 1, 1995 and December 1, 1997, CDA can require ALT to repurchase the warrants at $150,000 or buy back all shares underlying the warrants at $300,000. Upon the occurrence of certain defaults, the redemption prices increase to $300,000 and $600,000, respectively. The note was due January 1, 1996 but is in arrears as no principal and interest payments were made by ALT. The note is collateralized by the personal guarantee of two officers of the Company. In July 1996, the Company and CDA initiated discussions to negotiate a settlement of this note.

     Scheduled maturities on long-term debt for the next five fiscal years are as follows:

                 1996                                         $609,590
                 1997 - 2000                                     -

(8)  Obligation Under a Capital Lease

                                                          1995        1994
                                                          ----        ----
     Obligation under a capital lease to SICO
      Jena Quarzschmelze GmbH, with interest
      at approximately 8%, expiring June 2000           $  -        $537,528

         Less current portion                              -          81,052
                                                        --------    --------

                                                        $  -        $456,476
                                                        ========    ========

     The obligation under the capital lease was cancelled at August 19, 1995 as FCJ purchased the machinery and equipment which had been originally leased from SICO, (see Note 5).

(9)  Commitments and Contingencies

     The Company and its subsidiaries have entered into various leases for its office and production space. The Company's office lease expires on January 31, 1997 with an option to extend for two successive three year periods after the initial term of the lease. The leased property may be acquired for amounts ranging from $1,200,000 to $1,450,000 over the first three years of the lease term.

     FCJ conducts its operations from premises under an operating lease with SICO. The lease expires within the next five years, and contains various renewal options. The rental payments for the facility is fixed per month through June 30, 2000. On July 1, 1995, the lease rental was changed from $21,224 to $31,348 per month.

                        FIBERCORE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(9)  Commitments and Contingencies (continued)

     Future minimum lease payments under noncancellable operating leases (with minimum or remaining lease terms in excess of one year) are as follows:

         Fiscal year ending December                     Amount
         ---------------------------                     ------

                 1996                                 $  471,619
                 1997                                    387,919
                 1998                                    376,671
                 1999                                    376,176
                 2000                                    188,088
                                                      ----------

                    Total minimum payments            $1,800,473
                                                      ==========

     Included in the statement of operations for the years ended December 31, 1995 and 1994 is rent expense of $412,919 and $169,244, respectively, under the above described operating leases. Substantially, all lease payments pertain to payments to a related party (SICO).

     The Company and its subsidiaries are subject to certain claims and legal actions which arose in the ordinary course of business. The plaintiffs are alleging total damages of $1.55 million. The Company believes such claims and legal actions, individually or in the aggregate, will not have a material adverse effect on the business of the Company.

     ALT is contingently liable for debt of a former subsidiary, Allied, approximating $900,000, details of which are described below.

     ALT and two of its key officers have issued the following guarantees and/or security interests with respect to certain loans of its spun off former subsidiary (Allied). In a $250,000 financing of Allied from the State of Connecticut acting through the Department of Economic Development ("DED"), dated as of October 9, 1992, DED received a guarantee and security interest in certain assets from ALT. In a $250,000 financing of Allied from the State of Connecticut, acting through the Connecticut Development Authority ("CDA"), dated as of June 9, 1992, CDA received a guarantee from two key officers of ALT. As consideration for their guarantee, each officer received warrants to purchase 62,500 shares of common stock of ALT at $1.75 per share, expiring in 1998.

                        FIBERCORE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(9)  Commitments and Contingencies (continued)

     Under a plan of reorganization, on May 14, 1991, the present Allied acquired the assets and assumed certain liabilities of a corporation that had filed for voluntary protection under Chapter 11 of the U.S. Bankruptcy Code. One of the assumed liabilities was a $650,000 SBA loan dated May 29, 1989, (originally in the amount of $1,000,000) from American National Bank, now Lafayette American National Bank ("Lafayette"). As a condition of the loan assumption on March 21, 1991, Lafayette obtained the guarantees of ALT and two key officers of ALT which guarantees were in addition to the initial loan guarantees Lafayette already had from other persons. Before commencing proceedings to enforce the guarantees first against ALT and second against the two key officers, Lafayette must first take all reasonable steps to realize upon the assets of Allied and the security provided by the initial guarantors. In the event of a deficiency, Lafayette may enforce its guarantee against ALT, provided that at all times it simultaneously and diligently pursues actions to enforce its guarantees from the initial individual loan guarantors. Each of the key officers guaranteed $150,000 and received in consideration warrants to purchase 25,000 shares of common stock of ALT at $1.75, expiring in 1998. Allied is now current with its payments under this loan. In addition, management has been in discussions with several potential buyers of Allied which, if successful, would eliminate the aforementioned security interests and guarantees that have been provided by ALT and the two key officers.

     ALT extends performance warranties on its telecommunications products for extended periods. Liability under such warranties is contingent upon future product performance and durability and the ultimate liability is not reasonably estimable at this time. Management does not believe that such warranties will result in material expense to ALT.

(10) Stockholders' Equity

     The following employee stock options were granted during the years ended December 31, 1995 and 1994:

                                  Exercisable at Price per Share

                             $ 0.003    $ 1.09    $ 1.43    $ 1.50    $ 1.51
                             -------    ------    ------    -----     ------
       Granted in 1994        73,426      --        --        --        --
                             -------    ------    ------    ------    ------
       Balance,
        December 31, 1994     73,426      --        --        --        --

       Granted in 1995       550,696    33,042      --        --        --

       Granted in 1995 in
        connection with the
        ALT acquisition         --        --      67,188    41,993    178,679
                             -------   -------   -------   -------    -------

       Balance,
        December 31, 1995    624,122    33,042    67,188    41,993    178,679
                             =======   =======   =======   =======    =======

                        FIBERCORE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(10) Stockholders' Equity (continued)

     Options vest at rates stated in each employees contract, principally the anniversary date of the employee's date of hire. The options have no expiration dates and no options were exercised in 1995 and 1994.

     The following warrants have been issued during the years ended December 31, 1995 and 1994:

                                         Exercise at Price per share

                                  $0.95        $1.31      $1.42        $1.63
                                  -----        -----      -----        -----

       Issued in 1994              -          598,423       -           -
                                 -------      -------     ------      ------

       Balance,
        December 31, 1994          -          598,423       -           -

       Issued in 1995              -            -           -         550,696

       Issued in 1995 in
        connection with the
        ALT acquisition           83,985        -           5,511       -
                                 -------      -------     -------     ------

       Balance,
        December 31, 1995         83,985      598,423       5,511     550,696
                                 =======      =======     =======     =======

     As noted above, in connection with the acquisition of ALT by the Company, certain options and warrants were converted into options and warrants of the Company. Certain warrant holders in ALT elected not to convert their warrants. At December 31, 1995 warrants to acquire shares of ALT are outstanding as follows:

             Connecticut Development Authority             100,000
             Connecticut Innovation, Inc.                   66,667
             Other                                          85,250

     Subsequent to December 31, 1995, CII agreed to accept stock in the Company in settlement of the debt (see note 7). The ALT warrants connected with the debt will be canceled.

(11) Income Taxes

     The significant components of the net deferred tax asset (liability) as of December 31, 1995 and 1994 were as follows:

                                                    1995           1994
                                                    ----           ----

         Net operating loss carryforwards       $ 3,474,000    $ 2,142,000

             Less valuation allowance            (3,474,000)    (2,142,000)
                                                -----------    -----------

             Net deferred tax asset             $     -        $     -
                                                ===========    ===========

                        FIBERCORE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(11) Income Taxes (continued)

     The liability method of accounting for deferred income taxes requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

     The Company has a net operating loss carryforward available of approximately $1,800,000 at December 31, 1995 for financial, federal and state tax purposes. The net operating loss carryforward expires in the years 2009 and 2010. FCJ has net operating loss carryforwards at December 31, 1995 of approximately $2,700,000 for corporation tax and trade income tax purposes available to offset future taxable income. Under German tax law the losses can be carried forward indefinitely. Because future profitability is uncertain, such benefits have been fully reserved.

     ALT has net operating loss carryforwards available of approximately $4,400,000 at December 31, 1995 for financial, federal and state tax purposes, of which only approximately $180,000 is available to the Company for consolidated tax purposes for the year ended December 31, 1995. The loss carryforwards expire between the years 2001 through 2010. Because future profitability is uncertain, such benefits have been fully reserved.

(12) Concentration of Credit Risk of Financial Instruments

     The customers listed below accounted for approximately the following amounts and related percentages of the trade accounts receivable balance of FiberCore, Inc. and Subsidiaries at December 31, 1995 and 1994:

         Customer                              1995              1994
         --------                         -------------      -------------
                                           Amount      %     Amount      %
                                           ------      -     ------      -

             A                            $132,000    23    $  -         -
             B                             233,000    40      9,000     66
             C                             134,000    23       -         -

     The approximate net product sales by FiberCore, Inc. and Subsidiaries to its major customers and related percentages are as follows:

         Customer                                       1995               1994
         --------                                  --------------     ---------
                                          Amount       %    Amount       %
                                          ------       -    ------       -

             A                          $  137,000     4   $    -        -
             B                           1,855,000    60    88,000      38
             C                             319,000    10        -        -

                        FIBERCORE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(13) Related Party Transactions

     In 1994, FCJ was the lessee of machinery and equipment under a capital lease with SICO expiring in 2001. 2,221,141 shares of the common stock of the Company, valued at $2,420,000 by the parties, was given as consideration to SICO in exchange for plant and equipment under the capital lease. At December 31, 1994, the remaining capital lease obligation amounted to $537,528.

     Effective August 19, 1995 and amended in January 1996, the capital lease agreement between SICO and FCJ was revised. It was agreed that SICO will keep the 2,221,141 shares as payment for the obligation under a capital lease. The outstanding lease obligation, which amounted to $499,361 on August 19, 1995, was cancelled. As a result, the net book value of the assets was reduced by $499,361.

     The managing director of FCJ was the controlling shareholder of SICO. In November 1995, this officer resigned from his position with FCJ.

     Transactions with SICO during the years ended December 31, 1995 and 1994 consist of the following:

                                                        1995           1994
                                                        ----           ----

         Property and equipment under capital lease $    -         $2,995,695
         Purchase price reduction of property
          and equipment under capital lease            499,361          -
         Rent of premises                              315,373        127,342
         Purchase of services                          601,366        407,252
         Purchase of heating and energy                273,128          -
         Purchase of materials                         350,610         69,076
         Interest                                       25,823          -
         Other expenses                                 22,061          -
         Sales of fibers                               131,077        166,079

     FCJ at December 31, 1995 and 1994 had a net payable due to SICO of $61,658 and $958,543, respectively. The balance at December 31, 1994 included the remaining portion of the obligation under a capitalized lease. Included in the statements of operations for the years ended December 31, 1995 and 1994 are $327,162 and $127,342, respectively, for lease expenses under an operating lease.

     With the transfer of the employees from SICO, FCJ is now the official employer of 48 employees with all legal obligations. The former obligation to use 30 employees of SICO at SICO's direct cost no longer exists.

     In 1994, SICO was FCJ's main supplier of materials and its main customer accounting for approximately 72% of its sales. In 1995, SICO was no longer the main supplier of materials and accounted for only 5% of FCJ sales.

                        FIBERCORE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(14) Foreign Operations

     FiberCore, Inc. and Subsidiaries operates principally in 2 geographic areas: the United States (Company and ALT) and Germany (FCJ). Following is a summary of information by area for the years ended December 31, 1995 and 1994:
                                                         1995          1994
                                                         ----          ----
       Net sales to customers:
         United States                               $  305,142   $      -
         Germany                                      2,788,357       230,888
                                                     ----------   -----------

            Net sales as reported in the
             accompanying statements of operations   $3,093,499   $   230,888
                                                     ==========   ===========

       Inter-company sales:
         United States                               $1,644,619   $   488,838
         Germany                                          -            -
                                                     ----------   -----------

            Total intercompany sales                 $1,644,619   $   488,838
                                                     ==========   ===========

       Loss from operations:
         Unites States                              $(1,756,568)  $  (644,232)
         Germany                                     (1,832,964)     (978,559)
                                                     -----------  -----------

                                                     (3,589,532)   (1,622,791)

       Interest income                                  147,681        14,870
       Interest expense                                (516,318)      (22,590)
       Other income (expense)                           (50,994)        5,143
                                                    -----------   -----------

            Net loss as reported in the
             accompanying statements of operations  $(4,009,163)  $(1,625,368)
                                                    ===========   ===========

       Identifiable assets:
         Unites States                              $ 8,488,198   $   496,000
         Germany                                      6,294,698     3,773,549
                                                    -----------   -----------

            Total assets as reported in the
             accompanying balance sheets            $14,782,896   $ 4,269,549
                                                    ===========   ===========

     Inter-company sales are eliminated in consolidation and are excluded from net sales reported in the accompanying consolidated statements of operations. Identifiable assets are those that are identifiable with operations in each geographic area.

                        FIBERCORE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(15) Subsequent Events

     In January 1996, the Company reached an agreement with Techman International Corporation (Techman) whereby Techman will purchase 734,260 shares for $1 million. Techman made an initial $100,000 down payment in February 1996 and executed and delivered to the Company a secured promissory note of $900,000. The note will be paid by Techman in nine equal monthly installments of $100,000 beginning March 31, 1996 and ending November 30, 1996. Interest will accrue on the unpaid principal balance at the London Interbank Offered Rate (LIBOR), 6.41% at December 31, 1995, for six month deposits as quoted in the Wall Street Journal on each business day preceding each payment due date. The note is collateralized by Techman's right, title and interest in the shares and warrants to purchase the Company's stock.

     Upon acceptance of the offer and delivery of the 734,260 shares, the Company will deliver to Techman warrants, granting Techman the right to purchase 550,696 shares of the Company at $1.63 per share exercisable in whole or in part within a 2 year period. The Company will also issue an additional 312,061 shares to Techman upon all partners of Fiber Optic Industries Limited (FOI) completing all documents required to form FOI, and FOI and the Company executing an exclusive supply agreement for preforms.

     On July 10, 1996, the Company and AMP agreed that on the date of closing, AMP will convert $3,000,000 (principal and interest) relating to the original $5,000,000 ten year debenture (see note 7), into shares of common stock of the Company at the rate of approximately $1.16 per share. The remaining principal balance shall remain subject to the terms of the original debenture agreement. The conversion agreement contains certain valuation guarantees of the market value of the Company's common stock within the second anniversary of the closing between the Company and AMP. If the guarantee is not achieved, additional stock and, if applicable, an adjustment to the conversion rate for the remaining outstanding balance of the debenture, shall be issued to AMP.

     As an additional part of this agreement, AMP will loan the Company $3,000,000 under a ten-year note, secured by equipment owned by the Company, with interest at prime plus one percent, to the Company. Terms of the note payable state that interest shall be accrued, but not paid, for the first five years of the loan and the proceeds are required to be used as collateral for a major financing project to be obtained by FCJ from a financial institution in Germany. The principal will become due before the maturity date if the major financing is repaid or the collateral is released by the German financial institution.

     In conjunction with the loan agreement, AMP will be issued five year warrants to acquire $2,000,000 of the Company's stock at an exercise price of approximately $1.45 per share. The Company has also guaranteed the market value of their stock within the second anniversary of the closing date between the Company and AMP. If the guarantee is not achieved, an adjustment in the exercise price of the warrants will be issued to AMP.

                                 FiberCore, Inc.
                           Consolidated Balance Sheets
                             June 30, 1996 and 1995
                                   (Unaudited)

- ---------------------------------------------------------------------------------------------------------------------
Dollars in thousands except per share data.
                                                                                                           PROFORMA
                              ASSETS                                       1996           1995 (1)        1995 (1)(2)
                                                                         --------         --------        -----------
Current Assets:

  Cash                                                                   $    208         $  4,095         $  4,101
  Accounts receivable, net of allowance for doubtful accounts
    of $39; $0;and $19 in 1996, 1995 and Proforma 1995, respectively          907              224              234
  Inventory                                                                 1,310              139              287
  Other current assets                                                        614               31               34
                                                                         --------         --------         --------
      Total Current Assets                                                  3,039            4,489            4,656

Property and equipment, net of depreciation                                 4,008            3,595            3,601
Patents, net of amortization                                                7,071               68            7,089
Other assets                                                                  139              117              117
                                                                         --------         --------         --------
      Total Assets                                                       $ 14,257         $  8,269         $ 15,463
                                                                         ========         ========         ========

               LIABILITIES and STOCKHOLDERS' EQUITY

Current Liabilities:

  Notes payable                                                          $    527         $  1,070         $  1,483
  Accounts payable                                                          1,514              575              704
  Accrued liabilities                                                       1,198             --                137
                                                                         --------         --------         --------

      Total Current Liabilities                                             3,239            1,645            2,324

Long-term debt, less current maturities                                     5,617            5,768            5,768
                                                                         --------         --------         --------

      Total Liabilities                                                     8,856            7,413            8,092
                                                                         --------         --------         --------

Stockholders' Equity:

  Common stock, $0.001 par value, authorized 100,000,000
    shares; 30,951,657; 25,367,133 and 30,506,963 issued
    and outstanding in 1996, 1995 and Proforma 1995, respectively              32               25               31

  Additional paid-in capital                                               12,184            4,266           11,260
  Accumulated deficit                                                      (6,959)          (3,366)          (3,851)
  Accumulated translation adjustment                                          144              (69)             (69)
                                                                         --------         --------         --------
                                                                            5,401              856            7,371
  Less treasury stock, at cost                                               --               --               --
                                                                         --------         --------         --------

      Total Stockholders' Equity                                            5,401              856            7,371
                                                                         --------         --------         --------

      Total Liabilities and Stockholders' Equity                         $ 14,257         $  8,269         $ 15,463
                                                                         ========         ========         ========

(1) Restated to reflect the Venturecap, Inc. merger as of the beginning of the period.

(2) Includes the results of ALT as if acquired at the beginning of the period and as if the conversion of ALT debt and warrants into approximately 4.5 million shares of ALT common stock occured immediatly prior thereto.

                                 FiberCore, Inc.
                      Consolidated Statements of Operations
                 For the Six Months Ended June 30, 1996 and 1995
                                   (Unaudited)

- -------------------------------------------------------------------------------------------
Dollars in thousands except per share data.
                                                                                 PROFORMA
                                                   1996           1995(1)        1995(1)(2)
                                               ------------    ------------    ------------
Net Sales                                      $      4,025    $      1,084    $      1,196

Cost of Sales                                         3,746           1,833           2,231
                                               ------------    ------------    ------------

  Gross Profit (Loss)                                   279            (749)         (1,035)

Research and Development                                200              82              82

Selling, General and Administrative Expenses          1,264             762             953
                                               ------------    ------------    ------------

  Loss from Operations                               (1,185)         (1,593)         (2,070)

Interest Income                                           3               3

Interest Expense                                        191             162             170

Other Income                                             61              14              14

Other Expense                                             6               0               0
                                               ------------    ------------    ------------

  Net Loss                                     $     (1,321)   $     (1,738)   $     (2,223)
                                               ============    ============    ============

  Pimary Earnings (Loss) Per Share             $      (0.04    $      (0.07    $      (0.07)
                                               ============    ============    ============

  Weighted Average Shares Outstanding            30,580,264      24,840,638      29,980,468
                                               ============    ============    ============

(1) Restated to reflect the Venturecap, Inc. merger as of the beginning of the period.

(2) Includes the results of ALT as if acquired at the beginning of the period and as if the conversion of ALT debt and warrants into approximately 4.5 million shares of ALT common stock occured immediatly prior thereto.

                                 FiberCore, Inc.
                   Proforma Consolidated Balance Sheet (1) (2)
                                December 31, 1995
                                   (Unaudited)
- --------------------------------------------------------------------------------
Dollars in thousands except per share data.
                                                                       PROFORMA
                                ASSETS                                   1995
                                                                       --------

Current Assets:

  Cash                                                                 $    833
  Accounts receivable, net of allowance
    for doubtful accounts of $39                                            880
  Inventory                                                               1,407
  Other current assets                                                       53
                                                                       --------

      Total Current Assets                                                3,173

Property and equipment, net of depreciation                               4,119
Patents, net of amortization                                              6,784
Other assets                                                                126
                                                                       --------

      Total Assets                                                     $ 14,202
                                                                       ========

                 LIABILITIES and STOCKHOLDERS' EQUITY

Current Liabilities:

  Notes payable                                                        $    506
  Accounts payable                                                        1,846
  Accrued liabilities                                                       650

                                                                       --------

      Total Current Liabilities                                           3,002

Long-term debt, less current maturities                                   5,448
                                                                       --------

      Total Liabilities                                                   8,450
                                                                       --------

Stockholders' Equity:

  Common stock, $0.001 par value, authorized 100,000,000
    shares; 30,506,963 issued and outstanding                                31
  Additional paid-in capital                                             11,760
  Accumulated deficit                                                    (6,253)
  Accumulated translation adjustment                                        214
                                                                       --------
                                                                          5,752
  Less treasury stock, at cost                                             --
                                                                       --------

      Total Stockholders' Equity                                          5,752
                                                                       --------

      Total Liabilities and Stockholders' Equity                       $ 14,202
                                                                       ========

(1) Restated to reflect the Venturecap, Inc. merger as of the beginning of the period.

(2) Includes the results of ALT as if acquired at the beginning of the period and as if the conversion of ALT debt and warrants into approximately 4.5 million shares of ALT common stock occured immediatly prior thereto.

                                 FiberCore, Inc.
              Proforma Consolidated Statement of Operations (1) (2)
                      For the Year Ended December 31, 1995
                                   (Unaudited)
- --------------------------------------------------------------------------------
Dollars in thousands except per share data.
                                                                     PROFORMA
                                                                       1995
                                                                   ------------

Net Sales                                                          $      3,255

Cost of Sales                                                             5,040
                                                                   ------------

  Gross Profit (Loss)                                                    (1,785)

Research and Development                                                    188

Selling, General and Administrative Expenses                              2,224
                                                                   ------------

  Loss from Operations                                                   (4,197)

Interest Income                                                             148

Interest Expense                                                            531

Other Income                                                                 88

Other Expense                                                               133
                                                                   ------------

  Net Loss                                                         $     (4,625)
                                                                   ============

  Pimary Earnings (Loss) Per Share                                 $      (0.15)
                                                                   ============

  Weighted Average Shares Outstanding                                30,245,879
                                                                   ============

(1) Restated to reflect the Venturecap, Inc. merger as of the beginning of the period.

(2) Includes the results of ALT as if acquired at the beginning of the period and as if the conversion of ALT debt and warrants into approximately 4.5 million shares of ALT common stock occured immediatly prior thereto.

               LETTERHEAD OF MOTTLE McGRATH BRANEY & FLYNN, P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS

                         Independent Auditors' Report

The Board of Directors and Shareholders
FiberCore Incorporated and Subsidiary

We have audited the consolidated balance sheets of FiberCore Incorporated and Subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1994 and the period ended November 5, 1993 (Date of Inception) to December 31, 1993. These finan cial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the fi nancial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the finan cial position of FiberCore Incorporated and Subsidiary as of December 31, 1994 and 1993, and the results of their oper ations and their cash flows for the year ended December 31, 1994 and the period November 5, 1993 (Date of Inception) to December 31, 1993 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern As described in Note 1 to the financial statements, the Company has experienced a loss from operations for the year ended December 31, 1994 and has a net working capital deficiency at December 31, 1994. In the event that the Company is unable to obtain suitable alternative financing, there is substantial doubt about the Company's ability to continue as a going concern. Management's plans in response to this matter are described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                     /s/ MOTTLE MCGRATE BRANEY & FLYNN, P . C.

                                         MOTTLE MCGRATE BRANEY & FLYNN, P . C.

Worcester, Massachusetts
November 6, 1995

                    FIBERCORE INCORPORATED AND SUBSIDIARY
                                Balance Sheets
                          December 31, 1994 and 1993



             Assets                               1994        1993

Current assets:
   Cash                                        $  253,557   $ 397,850
   Accounts receivable                            189,008         -
   Other receivables                              120,119         -
   Due from affiliate                               1,790         -
   Inventories                                    168,344         -
   Prepaid and other current assets                 7,853       5,126
                                               ----------   ---------

      Total current assets                        740,671     402,976
                                               ----------   ---------

Property and equipment                          3,557,181       2,833
   Less accumulated depreciation                  254,953         -
                                               ----------   ---------
                                                3,302,228       2,833
                                               ----------   ---------

Other assets:
   Patent, less accumulated amortization of
     $2,086 in 1994                                81,591      68,035
   Organizational costs, less accumulated
     amortization of $33,315 in 1994              133,259     166,574
   Security deposit                                 7,500         -
                                               ----------   ---------
                                                  222,350     234,609
                                               ----------   ---------

                                               $4,265,249   $ 640,418
                                               ==========   =========

See accompanying notes to consolidated financial statements.

                    FIBERCORE INCORPORATED AND SUBSIDIARY

                          December 31, 1994 and 1993



Liabilities and Stockholders' Equity                              1994           1993
                                                              -----------    -----------
Current liabilities:
   Notes payable                                              $   207,150    $       -
   Current maturities of capitalized lease
     obligation                                                    81,052            -
   Accounts payable                                               854,671          3,751
   Accrued expenses                                                86,926            -
                                                              -----------    -----------

          Total current liabilities                             1,229,799          3,751
                                                              -----------    -----------

   Capitalized lease obligation, less current
     portion                                                      456,476            -
                                                              -----------    -----------


   Stockholders' Equity:
     Common stock, $.01 par value, authorized
       20,000,000 shares; issued 6,594,264 and
        5,600,001 shares; of which 125,000 shares
       are held in treasury in 1994                                65,943         56,000
     Paid in capital                                            4,627,774        660,667
     Subscriptions receivable                                     (80,000)
     Accumulated deficit                                       (1,624,913)           -
     Accumulated translation adjustment                            10,170            -
                                                              -----------    -----------

                                                                3,078,974        636,667

     Less treasury stock, at cost                                 500,000            -
                                                              -----------    -----------

          Total stockholders' equity                            2,578,974        636,667
                                                              -----------    -----------

                                                              $ 4,265,249    $   640,418
                                                              ===========    ===========

See accompanying notes to consolidated financial statements

                    FIBERCORE INCORPORATED AND SUBSTDIARY

                           Statements of Operations

         Year Ended December 31, 1994 and the Period November S, 1993 (Date of Inception) to December 31, 1993



                                                         1994           1993

Net sales                                            $   230,888       $  --
Cost of sales                                          1,063,560          --
                                                     -----------       -----
      Gross profit (loss)                               (832,672)         --

Operating expenses:
   Selling, general and administrative
    expenses                                             699,199          --
   Research and development                               90,465          --
                                                     -----------       -----

                                                      (1,622,336)         --
      Operating loss

Interest income                                           14,870          --

Interest expense                                         (22,590)         --

Other income                                               5,143          --
                                                     -----------       -----

      Net loss                                       $(1,624,913)      $  --
                                                     ===========       =====


See accompanying notes to consolidated financial statements.

                       FIBERCORE INCORPORATED AND SUBSIDTARY

                        Statements of Stockholders' Equity

Year Ended December 31, 1994 and the Period November 5, 1993 (Date of Inception) to December 31, 1993


                                   Common Stock
                                   ------------         Additional                             Accumulated
                                           $.01 Par      Paid-In    Subscription Accumulated   Translation Treasury
                                Shares       Value       Capital     Receivable    Deficit     Adjustment    Stock         Total
                                ------     --------     ----------  ------------ -----------   ----------- --------      --------
Issuance of stock
   for services provided      2,617,581    $   26,176  $  136,961      $    -      $    -      $     -     $     -       $163,137
Issuance of stock
for patent                    1,000,000        10,000      50,000           -            -           -           -         60,000
Issuance of stock             1,535,753        15,357     398,173           -            -           -           -        413,530
Issuance of stock in
   exchange for sub-
   scription receivable         446,667         4,467      75,533       (80,000)         -           -           -            -
                              ---------    -------     ----------      --------  -----------   ---------   ---------   ----------

Balance,
   December 31, 1993          5,600,001        56,000     660,667       (80,000)         -           -           -        636,667
Issuance of stock in
   exchange for equipment       605,000         6,050   2,413,950           -            -           -           -      2,420,000
Issuance of stock for cash      387,250         3,873   1,545,127           -            -           -           -      1,549,000
Proceeds received                   -             -           -          80,000          -           -           -         80,000
Issuance of stock
   for services                   2,013            20       8,030           -            -           -           -          8,050
Purchase of treasury
   stock, (125,000 shares)          -             -           -             -            -           -      (500,000)    (500,000)
Currency translation
   adjustment                       -             -           -             -            -        10,170         -         10,170
Net loss                            -             -           -             -     (1,624,913)        -           -     (1,624,913)
                              ---------    -------     ----------      --------  -----------   ---------   ---------   ----------
Balance,
   December 31, 1994          6,594,264    $65,943     $4,627,774      $    -    $(1,624,913)  $  10,170   $(500,000)  $2,578,974
                              =========    =======     ==========      ========  ===========   =========   =========   ==========

See accompanying notes to consolidated financial statements.

                    FIBERCORE INCORPORATED AND SUBSIDIARY
                           Statements of Cash Flows
         Year Ended December 31, 1994 and the Period November 5, 1993
                   (Date of Inception) to December 3l, 1993



                                                 1994             1993
Cash flows from operating activities:
   Net loss                                  $(1,624,913)      $    -
                                             -----------       --------
   Adjustments to reconcile net loss to
    net cash used in operating activities:
       Depreciation and amortization             289,237            -
       Accounts receivable                      (189,008)           -
       Other receivables                        (120,119)           -
       Inventories                              (168,344)           -
       Prepaid and other current assets           (2,727)        (5,126)
       Accounts payable                          866,120          3,751
       Accrued expenses                           86,926            -
                                             -----------       --------

          Total adjustments                      762,085         (1,375)
                                             -----------       --------

          Net cash used in operating
           activities                           (862,828)        (1,375)
                                             -----------       --------

Cash flows from investing activities:
   Purchase of property and equipment           (558,653)        (2,833)
   Increase in patent costs                      (15,642)        (8,035)
   Cost of organizational costs                   (3,437)
   Foreign currency translation adjustment        11,287            -
   Net amount due from affiliate                  (1,790)           -
                                             -----------       --------

      Net cash used in investing
       activities
                                                (564,798)       (14,305)
                                             -----------       --------

Cash flows from financing activities:
   Proceeds from subscriptions receivable         80,000            -
   Proceeds from sale of common stock          1,549,000        413,530
   Proceeds from note payable                    200,000            -
   Security deposit                               (7,500)           -
   Repayment of capitalized lease
     obligations                                 (38,167)           -
   Purchase of treasury stock                   (500,000)           -
                                             -----------       --------

      Net cash provided by financing
       activities                              1,283,333        413,530
                                             -----------       --------

Net change in cash                              (144,293)       397,850

Cash, beginning of year                          397,850            -
                                             -----------       --------

Cash, end of year                            $   253,557       $397,850
                                             ===========       ========

                      FIBERCORE INCORPORATED AND SUBSIDIARY

                            Statements of Cash Flows

       Year Ended December 31, 1994 and the Period November 5, 1993 (Date
                       of Inception) to December 31, 1993



                                                        1994            1993
                                                        ----            ----
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest                                        $   22,590        $    -

Supplemental disclosure of noncash investing and financing activities:

  Patents acquired in exchange for common stock            -            60,000
   Common stock issued in exchange for services
     provided in the start-up phase of the Company         -           163,137
   Equipment acquired in exchange for common
     stock and capital lease                         2,995,695             -
   Accounts payable reclassed to notes payable           7,150             -

   Stock issued in exchange for services                 8,050             -

See accompanying notes to financial statements.

                    FIBERCORE INCORPORATED AND SUBSIDIARY

                        Notes to Financial Statements

(1)  Incorporation and Description of Business

     FiberCore Incorporated (Company) was organized under the laws of the State of Nevada on November 5, 1993. The Company is involved in the research, development and commercialization of a patented, new and more efficient method of producing single-mode optical fiber preforms.

     At December 31, 1993 the Company was considered a development stage corporation. For the year ended De cember 31, 1994, the Company is no longer considered to be in the development stage.

     On July 14, 1994 the Company established a 100% wholly-owned subsidiary, Fiber Core Glasfaser Jena GmbH (Jena) which is organized and operates under the laws of Germany. Jena is involved in the production and selling of optical fiber, preforms and fiber for the telecommunications market.

     The Company experienced a loss from operations of $1,624,913 for the year ended December 31, 199 4 and has a net working capital deficiency of $489,128 at December 31, 1994. Additionally, the Company's newly acquired subsidiary, ALT (see Note 14) is in default on loans totaling approximately $413,000 plus accrued interest and is contingently liable for debt of its former subsidiary approximating $l,000,000. The Company is attempting to obtain additional funding through debt and/or equity financing. In the event that the Company is unable to secure additional funding, there is substantial doubt about the Company's ability to continue as a go ing concern.

(2)  Summary of Significant Accounting Policies

     (a)  Principles of consolidation

          For 1994, the consolidated financial statements include the accounts of FiberCore Incorporated and its subsid iary, Fiber Core Glasfaser Jena GmbH. All material intercompany balances and transactions have been elimi nated in consolidation.

     (b)  Inventories

          Inventories are stated at the lower of cost (average) or market. Cost for Jena inventory, approximately 73% of total inventory, is based upon normal utilization of production capacities. Cost for Company inventory, approximately 27% of total inventory, is determined by the first-in, first-out method.

     (c)  Property and equipment

          All property and equipment acquisitions are stated at cost. The cost of maintenance and repairs is charged to expense as incurred.

          The Company's policy is to depreciate property and equipment using the straight-line method over the useful lives of the assets.

                    FIBERCORE INCORPORPATED AND SUBSIDIARY

                        Notes to Financial Statements

(2)  Summary of Significant Accounting Policies (continued)

     (d)  Other assets

          Organizational costs will be amortized using the straight-line method over a five year period.

          The Company has made various filings for patents on new products and product improvements. Total related costs amount to $15,642 and $668,035 at December 31, 1994 and 1993, respectively, and are amortized over seventeen years beginning with the period in which the patent rights are granted.

          It is the Company's policy to account for patents at the lower of amortized cost or net realizable value. On an ongoing basis the Company reviews the valuation and amortization of its patents. As a part of this review, the Company estimates the net realizable value of its patents, taking into consideration any events and circumstances which might have diminished the value.

     (e)  Translation of foreign currencies

          The translation of foreign currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average ex change rate for the period. The gains and losses resulting from translation are included in stockholders' equity.

     (f)  Income taxes

          The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes". Deferred taxes are recognized based on the temporary difference between the recognition of certain costs and expenses for financial statement and tax purposes.

(3)  Other Receivables

     Other receivables consist of the following:

                             1994          1993
                             ----          ----

          Value added tax   $118,984    $  -
          Other                1,135       -
                          ----------    ----------

                            $120,119    $  -
                          ==========    ==========

     The value added tax receivable comprises principally advance payments to the German tax authorities.

                    FIBERCORE INCORPORATED AND SUBSIDIARY

                        Notes to Financial Statements

(4)  Inventories

     Inventories consist of the following:


                         1994          1993
                         ----          ----

      Raw materials    $  11,929    $   -
      Finished goods     156,415        -
                      ----------    ----------

                        $168,344    $   -
                      ==========    ==========

(5)  Property and Equipment

     Property and equipment, together with their estimated useful lives, consist of the following:


                           Estimated
                         Useful Lives          1994       1993

Office equipment              5 years    $    24,707 $    2,833
Machinery and equipment   3 - 7 years      3,522,346          -
Furniture and fixtures        7 years          5,421          -
Leasehold improvements       10 years          4,707          -
                                         ----------------------

                                          $3,557,181   $  2,833
                                         ======================

     Depreciation on property and equipment charged to expense was $253,836 in 1994.

     Included in the above amounts is equipment acquired by an obligation under a capital lease of $2,99S,695. Accumulated amortization on property and equipment acquired by an obligation under a capital lease totalled $250,986, which is included in depreciation expense for the year ended December 31, 1994.

(6)  Notes Payable

     Notes payable consists of the following:

                                                                                1994
      Note payable to John Royle and Sons, with
       interest at prime plus 2%, due February 2, 1996                         $  7,150

      Note payable to Harkerside Trust, dated December 23, 1994, interest at 10.5% payable on June 1st and December 1st of each year, due December 23, 1996 or on demand after December 6, 1995, by thirty days prior written notice of such demand to FiberCore Incorporated, issued with non-qualified warrants expiring January 1, 2000 to
       purchase 10,000 shares of common stock at $6.00 per share                200,000
                                                                                -------
                                                                                207,150

          Less current portion                                                  207,150
                                                                                -------

                                                                               $    -
                                                                               ========

                    FIBERCORE INCORPORATED AND SUBSIDIARY

                        Notes to Financial Statements;

(7)  Obligation Under a Capital Lease


     Obligation under a capital lease to SICO
      Jena Quarzschmelze GmbH, with interest
      at approximately 8%, expiring June 2000          $537,528

      Less current portion                               81,052
                                                   ------------

                                                       $456,476
                                                   ============

     Minimum future lease payments for an obligation under a capital lease as of December 31, 1994 for each of the next five years and in the aggregate are:


  Year ended December                              Amount

      1995                                        $121,125
      1996                                         121,125
      1997                                         121,125
      1998                                         121,125
      1999 and thereafter                          181,690
                                                  --------

      Total minimum future lease payments          666,190
      Less: amount representing interest           128,662
                                                  --------
      Present value of net minimum
        lease payments                            $537,528
                                                  ========

(8)  Commitments and Contingencies

     In January 1994, the Company signed a lease for its office and production space. The lease term of the original lease expires on January 31, 1997 with an option to extend for two successive three year periods after the origi nal expiration of the lease. The leased property may be acquired for amounts ranging from $1,200,00t to $l,450,000 over the first three years of the lease term.

     Future minimum lease payments under noncancellable operating leases (with minimum or remaining lease terms in excess of one year) are as follows:



        Year Ending                        Amount
        -----------                        ------

            1995                          $81,246
            1996                           89,583
            1997                            7,500

     Jena conducts its operations from premises under an operating lease with SICO Jena Quarzschmelze GmbH. The lease expires within the next six years, and contains various renewal options. The rental payments for the facility is fixed at $21,224 per month for the first six years.

                    FIBERCORE INCORPORATED AND SUBSIDIARY
                        Notes to Financial Statements

(8)  Commitments and Contingencies (continued)

     Approximate future minimum payments under the operating lease, including all option periods which Jena be lieves will be exercised, for the next five years and in the aggregate are as follows:


      Fiscal Year ending December        Amount
      ---------------------------        ------

      1995                             $254,684
      1996                              254,684
      1997                              254,684
      1998                              254,684
      1999                              254,684
      Thereafter                        127,344
                                     ----------

            Total minimum payments   $1,400,764
                                     ==========

     Included in the statement of operations for the year ended December 31, 1994 is rent expense of $165,846 un der the above described operating 1eases.

     The Company is subject to various claims and legal actions which arise in the ordinary course of business. The Company believes such claims and legal actions, individually or in the aggregate, will not have a material ad verse effect on the business of the Company.

     Management of Jena has disclosed the fact that none of the property and equipment at Jena are presently cov ered by adequate insurance coverage.

     The Company at December 31, 1994 maintained a cash account in excess of the federally insured limit of $100,000.

     Jena has given a minimum investment guarantee in the amount of $1,290,600 to upgrade the equipment acquired from SICO under the capital lease. The investment can be made within the lease period at the discre tion of Jena. Subsequently, the Company entered into an agreement which provided the funds in May l995.

     Jena has entered into a contract to utilize 25 employees from SICO until June 30, 1995 and 30 employees; thereafter at SICO's direct cost. This obligation expires on June 30, 2000.

     Based on 1994 payments under the contract the future financial commitments are estimated as follows:


      Year ended December                              Amount
      -------------------                              ------

      1995                                         $1,220,750
      1996                                          1,349,250
      1997                                          1,349,250
      1998                                          1,349,250
      1999 and thereafter                           2,023,875
                                                   ----------

          Total estimated personnel lease payments $7,292,375
                                                   ==========

                    FIBERCORE INCORPORATED AND SUBSIDIARY

                        Notes to Financial Statements

(9)  Shareholders' Equity

     The following stock options were granted during the year ended December 31, 1994:


                                            Shares      Price
                                            ------      -----

      Granted in 1994                       20,000       $.01
                                            ------

      Balance at December 31, 1994          20,000
                                            ======

     Options vest at rates stated in each employee's employment contract. The primary vesting date is the anniver sary of each employee's starting date of employment.

     These stock options have no stated expiration dates.

     The activity relating to stock warrants issued for the year ended December 31, 1994 is summarized below:



               Exercisable at Price per Share


                                  $4.80      $6.00      Total
                                 -------     ------    -------

      December 31, 1993                -          -          -

      Issued                     213,625     10,000    223,625

      Cancelled                        -          -          -

      Reclassed                        -          -          -
                                 -------     ------    -------

      December 31, 1994          213,625     10,000    223,625
                                 =======     ======    =======

     As of December 31, 1994, no warrants had been exercised.

(10) Income Taxes

     The Company has a net operating loss carryforward available of approximately $500,000 at December 31, 1994 for financial and federal and state tax purposes. The net operating loss carryforward expires in the year 2009. Jena has net operating loss carryforwards at December 31, 1994 of approximately $760,000 for corpo ration tax and for trade income tax purposes available to offset future taxable income. Under German tax law the losses can be carried forward indefinitely. Because future profitability is uncertain, such benefits have been fully reserved.

                    FIBERCORE INCORPORATED AND SUBSIDIARY

                        Notes to Financial Statements

(11) Concentrations of Credit Risk

     The approximate net product sales by the Company to its major customers and related percentage are as fol lows:


                             1994

      Customer               Amount      %

           A               $141,167    61%
           B                 77,755    34%

     At December 31, 1994, one customer accounted for 95% of the total receivables.

(12) Related Party Transactions

     The common stock of FiberCore Incorporated at fair market value of $2,420,000 has been given as consider ation to SICO Jena Quarzschmelze GmbH in exchange for equipment under the capital lease.

     The chief executive officer of Fiber Core Glasfaser Jena GmbH is the controlling shareholder of SICO Jena Quarzschmelze GmbH.

     SICO is Jena's main supplier of materials and its main customer; substantially all transactions between SICO and Jena did not result in cash payments in 1994. SICO so far informally extended payment terms. In conduct ing its operations Jena is dependent on SICO.

     Transactions with SICO Jena Quarzschmelze GmbH during the year ended December 31, 1994 consist of the following:


                                                     Amount
                                                   ----------

      Plant and equipment under capital lease      $2,995,695
      Rent of premises                                127,342
      Purchase of services                            407,252
      Purchase of materials                            69,076
      Sales of fibers                                 166,079

     At December 31, 1994 the Company has a receivable from SICO amounting to $178,676 and a liability to SICO of $1,133,877 including the remaining capital lease obligations, utilization of SICO personnel, rent and purchases of raw material.

                    FIBERCORE INCORPORATED AND SUBSIDIARY

                        Notes to Financial Statements

(13) Foreign Operations

     FiberCore Incorporated and Subsidiary operates principally in 2 geographic areas: the United States (Company) and Germany (Jena). Following is a summary of information by area for the years ended December 31, 1994 and 1993:


                                                       1994         1993

Net sales to customers:
   United States                                 $       -      $       -
   Germany                                           230,888            -
                                                 -----------    -----------

     Net sales as reported in the
         accompanying statements of operations   $   230,888    $       -
                                                 ===========    ===========

Inter-area sales:
   United States                                 $   488,838    $       -
   Germany                                               -              -
                                                 -----------    -----------

      Total intersegment sales                   $   488,838    $       -
                                                 ===========    ===========

Loss from operations:
   United States                                 $(1,023,413)   $       -
   Germany                                          (598,923)           -
                                                 -----------    -----------

                                                  (1,622,336)           -

Interest income                                       14,870            -
Interest expense                                     (22,590)           -
Other income                                           5,143            -

      Net loss as reported in the
         accompanying statements of operations   $(1,624,913)   $       -
                                                 ===========    ===========

Identifiable assets:
   United States                                 $   491,700    $   640,418
   Germany                                         3,773,549            -
                                                 -----------    -----------

Total assets as reported in the
         accompanying balance sheets             $ 4,265,249    $   640,418
                                                 ===========    ===========

     Inter-area sales are eliminated in consolidation and are excluded from net sales reported in the accompanying statements of operations. Identifiable assets are those that are identifiable with operations in each geographic area.

                    FIBERCORE INCORPORATED AND SUBSIDIARY

                        Notes to Financial Statements

(14) Subsequent Events

     In April 1995, FiberCore Incorporated issued to AMP Incorporated (AMP), a floating rate collateralized de benture in the amount of $5,000,000 due ten years after the date of issuance, with interest, at an annualized rate adjusted quarterly, equal to the sum of 1% and the 3-month London Interbank offered rate. AMP has the op tion to convert the outstanding loan plus accrued interest into common stock of FiberCore at $4.25 per share in years 1-5 or the per share price provided for in the last third party private equity financing in years 6-10.

     In April 1995, the Board of Directors ratified actions by FiberCore Incorporated to enter into a joint venture with John Royle & Sons Co. and Middle East Specialized Cables Company (MESC) for a period of 15 years to be known as Middle East Fiber Cables Co. (MEFC). The Company shall issue and sell to MESC 200,000 shares of common stock at $5.00 per share. The agreement also states MESC will receive 85,000 shares of additional common stock and 150,000 warrants upon the completion and execution of a product supply con tract between the Company and the joint venture entity, MEFC. MESC must exercise the 150,000 warrants, to purchase l50,000 shares of the Company's common stock at $6.00 per share, within a two year period to re ceive an additional 65,000 shares. The Company will invest $500,000 of the $1,000,000 purchase price in MEFC as a capital contribution to the joint venture and in the process acquire a 20% interest in MEFC.

     On May 19, l995, the Board of Directors of FiberCore Incorporated authorized the establishment of a wholly owned subsidiary, FiberCore Mid East Ltd., to be located in the Cayman Islands for the purpose of holding the Company's eventual 15% ownership of Middle East Fiber Cables Co.
     (MEFC).

     On May 19, 1995, the Board of Directors approved a merger agreement with Venturecap, Inc. On July 18, 1995, Venturecap acquired 100% of the outstanding shares of FiberCore Incorporated in exchange for shares of restricted common stock of Venturecap. Effective at the closing all officers and directors of Venturecap re signed and were replaced with designees of FiberCore Incorporated. Venturecap changed its name to FiberCore, Inc.

     On June 23, 1995 the Board of Directors authorized 200,000 shares of FiberCore Incorporated common stock to be exchanged for shares owned by a consultant, Techman International, of F.O.I. (Pvt.) Ltd., a joint venture located in Pakistan. The transaction would give the Company a 51% ownership in the joint venture. This transaction is contingent upon the closing of financing arrangements of F.O.I. Ltd.

                    FIBERCORE INCORPORATED AND SUBSIDIARY

                        Notes to Financial statements

(14) Subsequent Events (continued)

     On May 19, 1995, a merger under the purchase method of accounting between Automated Light Technologies, Inc. (ALT), an affiliate, and a wholly-owned subsidiary of FiberCore, Inc. (ALT Merger Co.) was approved by the Boards of Directors of both Companies. The merger took place on September 18, 1995. Accordingly, ef fective immediately prior to the merger, loans and warrants of consenting ALT holders were converted, result ing in the issuance of approximately 4.5 million additional shares of common stock. FiberCore, Inc. will ac quire 100% of all the outstanding shares of ALT in exchange for shares of restricted common stock of FiberCore Incorporated. Following the acquisition, ALT will operate as a subsidiary of FiberCore Incorporated.

     0n August 19, 1995, Jena entered into a purchase agreement regarding assets previously leased under the capi tal lease agreement from SICO. Subject to the purchase agreement, the 605,000 shares of FiberCore Incorpo rated will be returned to Jena in exchange for 24 equal quarterly installments of $100,833 beginning October 31, 1995 subject to Jena or the Company closing on its current financing. The Company is authorized to cancel these shares after the first two installment payments have been made. After such payments the installment obli gation will be collateralized by the underlying assets. In the same agreement, Jena has assumed the obligation to take over the existing employment contracts between SICO and all personnel leased from SICO. The trans fer of employment contracts is subject to the employees' consent. Employer's obligations related to the 30 em ployment contracts covered under the agreement will transfer to Jena.

     On August 19, 1995, the lease agreement for the premises with SICO has been amended effective September 1, 1995. The new lease expires on June 30, 2000 and has various renewal options. The agreement states that the monthly payments of $28,703 not including utilities are for the premises only. The intention of the agree ment is however, for the monthly payments to include installment payments for the purchase of plant and equipment in the same amount as the lease payments under the original capital lease agreement. An amend ment to the new lease agreement is in the process of being prepared.

     The Company in 1995, received from Harkerside Trust, a demand notice for the note payable dated December 23, 1994. As stated in the terms of the note Harkerside Trust gave the Company thirty days prior written no tice. The note is now due on demand after December 6, 1995. Also the Company in April 1995, repaid the note payable to John Royle and Sons, in full. These obligations are recorded in the balance sheet at December 31, 1994 as current due to the items of note above, (see note 6).

              [LETTERHEAD OF MOTTLE McGRATH BRANEY & FLYNN, P.C.]

                          Independent Auditors' Report

To the Board of Directors and Shareholders of Automated Light Technologies, Inc.

We have audited the accompanying balance sheets of Automated Light Technologies, Inc. as of December 31, 1994, 1993 and 1992 and the related statements of operations, shareholders' deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting princi ples used and significant - estimates made by management, as well as evaluating the overall financial state ment presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Automated Light Technologies, Inc. as of December 3S, 1994, 1993 and 1992 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company has experienced recurring losses from operations and has a net capital deficiency and is in arrears on certain liabilities. In the event that the Company is unable to obtain suitable alternative financing, there is substantial doubt about the Company's ability to continue as a going concern. Management's plans in response to this matter are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        /s/ MOTTLE McGRATH BRANEY & FLYNN, P.C.

                                        MOTTLE McGRATH BRANEY & FLYNN, P.C.

Worcester, Massachusetts
November 6, 1995

                       AUTOMATED LIGHT TECHNOLOGIES, INC.

                                 Balance Sheets

                        December 31, 1994, 1993 and 1992

              Assets                                   1994           1993           1992
                                                       ----           ----           ----
Current assets:
    Cash                                           $     7,957    $    11,472    $     1,978
    Accounts receivable, net of allowance for
    doubtful accounts of $17,000, $21,374 and
    $21,154 in 1994, 1993 and 1992, respectively      51,284         34,961        141,893
    Due from subsidiary                                   --             --          133,485
    Note receivable - subsidiary                          --             --           75,000
    Inventories                                        157,111        163,848        225,003
    Other current assets                                   851          1,166          1,166
                                                   -----------    -----------    -----------

          Total current assets                         217,203        211,447        578,525

Property and equipment, net of depreciation              6,646          3,288          5,754
Patents, net of amortization of $7,663,
  $5,192 and $3,867 in 1994, 1993 and 1992,
  respectively                                          69,376         59,314         41,759
Investment in affiliate                                 60,000         60,000           --
Finance commitment fees and deposits                      --            3,958         36,960
                                                   -----------    -----------    -----------
                                                   $   353,225    $   338,007    $   662,998
                                                   ===========    ===========    ===========

        Liabilities and Shareholders' Equity

Current liabilities:
  Current maturities of long-term debt             $ 2,942,303    $ 2,827,254    $ 2,584,932
  Accounts payable                                     125,250        125,075        119,642
  Accrued liabilities                                   88,705         93,110         67,907
  Accrued interest payable                           1,533,333      1,100,658        636,480
  Deferred revenue - affiliate                          48,000         60,000           --
  Due to affiliate                                       1,790           --             --

          Total current liabilities                  4,739,381      4,206,097      3,408,961

Long-term debt, less current maturities                690,000        690,000        690,000
                                                   -----------    -----------    -----------

                  Total liabilities                  5,429,381      4,896,097      4,098,961
                                                   -----------    -----------    -----------

Shareholders' deficiency:
Common stock, $0.01 par value, authorized
  10,000,000 shares; issued 3,848,423 in
  1994 and 3,839,236 in 1993 and 1992                   38,484         38,392         38,392
Additional paid-in capital                           1,670,246      1,695,872      1,695,872
Accumulated deficit                                 (6,784,886)    (6,264,369)    (5,142,242)
                                                   -----------    -----------    -----------
                                                    (5,076,156)    (4,530,105)    (3,407,978)
Less treasury stock, cost of 15,323 shares
  in 1993 and 1992, respectively                          --           27,985         27,985
          Total shareholders deficiency             (5,076,156)    (4,558,090)    (3,435,963)
                                                   $   353,225    $   338,007    $   662,998
                                                   ===========    ===========    ===========

See accompanying notes to financial statements.

                       AUTOMATED LIGHT TECHNOLOGIES, INC.

                            Statements of Operations

              For the Years Ended December 31, 1994, 1993 and 1992

                                          1994           1993           1992
                                          ----           ----           ----

Net sales                             $   476,381    $   328,063    $   697,010

Cost of sales                             218,940        152,727        300,711
                                      -----------    -----------    -----------

             Gross profit                 257,441        175,336        396,299

Operating expenses:
   Selling                                144,153        200,352        282,184
   General and administrative             121,901        241,434        266,564
   Research and development                71,338         72,413        134,144
                                      -----------    -----------    -----------

             Operating loss               (79,951)      (338,863)      (286,593)
                                      -----------    -----------    -----------

Other income (expense):
   Interest expense                      (472,721)      (488,322)      (438,351)
   Interest income                            363        102,631         94,910
   Other income                            41,238           --             --
   Loss on investment in subsidiary        (9,446)      (397,573)      (710,852)
                                      -----------    -----------    -----------

             Net loss                 $  (520,517)   $(1,122,127)   $(1,340,886)
                                      ===========    ===========    ===========

See accompanying notes to financial statements.

                       AUTOMATED LIGHT TECHNOLOGIES, INC.

                     Statements of Shareholders' Deficiency

              For the Years Ended December 31, 1994, 1993 and 1992

                                          Common Stock
                                       -------------------   Additional
                                       Number of     Par       Paid-in      Accumulated   Treasury
                                       Shares        Value     Capital        Deficit       Stock
                                       ------        -----     -------        -------       -----

Balance at December 31, 1991           3,831,766   $38,317   $1,684,142    $(3,801,356)   $(27,985)

Common stock issued for
  services                                 7,470        75       11,730           --          --
  Net loss                                  --        --           --       (1,340,886)       --
                                       ---------   -------   ----------    -----------    --------

Balance at December 31, 1992           3,839,236    38,392    1,695,872     (5,142,242)    (27,985)

  Net loss                                  --        --           --       (1,122,127)       --
                                       ---------   -------   ----------    -----------    --------

Balance at December 2l, 1993           3,839,236    38,392    1,695,872     (6,264,369)    (27,985)

  Common stock issued for
     services                             24,510       245        2,206           --          --

  Cancellation of  treasury  stock
   shares (15,323 shares)                (15,323)     (153)     (27,832)          --        27,985
  Net loss                                  --        --           --         (520,517)       --
                                       ---------   -------   ----------    -----------    --------
Balance at December 31, 1994           3,848,423   $38,484   $1,670,246    $(6,784,886)   $   --
                                       =========   =======   ==========    ===========    ========

See accompanying notes to financial statements.

                       AUTOMATED LIGHT TECHNOLOGIES, INC.

                            Statements of Cash Flows

              For the Years Ended December 31, 1994, 1993 and t992

                                                     1994           1993           1992
                                                     ----           ----           ----
Cash flows from operating activities:
  Net loss                                       $  (520,517)   $(1,122,127)   $(1,340,886)
                                                 -----------    -----------    -----------
  Adjustments to reconcile net loss to net
    cash  provided by (used in)
    operating activities:
    Loss on investment in subsidiary                   9,446        397,573        710,852
    Depreciation and amortization                     18,817         33,393         49,177
    Product warranty reserve                          (6,800)        (7,500)         1,680
    Inventory obsolescence reserve                    (1,200)        (3,400)         7,900
    Write-down of financing commitment fee              --           30,000           --
    Bad debt expense                                   7,266           --             --
    Write-down of deposits and note
       receivable                                      3,600           --             --
    Changes in assets and liabilities:
       (Increase) decrease in assets:
         Accounts receivable                         (23,589)       106,932          5,226
         Inventories                                   7,937         64,555       (143,700)
        Other current assets                            (685)          --           (1,000)
        Increase (decrease) in liabilities:
        Accounts payable                                 175          5,433         87,642
        Accrued liabilities                          106,126        268,050        172,744
        Deferred revenue - affiliate                 (12,000)          --             --
        Accrued interest                             432,675        464,178        273,083
                                                 -----------    -----------    -----------

             Total adjustments                       541,768      1,359,214      1,163,604
                                                 -----------    -----------    -----------

         Net cash provided by (used
                 in) operating activities             21,251        237,087       (177,282)
                                                 -----------    -----------    -----------

Cash flows from investing activities:
   Issuance of a note receivable to subsidiary          --             --         (335,000)
   Net (increase) decrease in subsidiary
      receivable                                      (9,446)      (189,088)       (66,425)
   Net increase in amount due to affiliate             1,790           --             --
   Purchase of fixed assets                           (4,577)          (916)        (4,165)
    Increase in patent costs                         (12,533)       (18,880)       (l,660)
                                                 -----------    -----------    -----------

         Net cash used in investing
                 activities                          (24,766)      (208,884)      (407,250)
                                                 -----------    -----------    -----------

                       AUTOMATED LIGHT TECHNOLOGIES, INC.

                            Statements of Cash Flows

              For the Years Ended December 31, 1994, 1993 and 1992

                                                       1994         1993         1992
                                                       ----         ----         ----

Cash flows from financing activities:
   Proceeds from debt                                     --           --        345,000
   Payments of debt                                       --        (17,709)    (100,704)
   Rental/services deposit                                --         (1,000)      (1,400)
   Payment of finance commitment fees                     --           --        (30,000)
                                                     ---------    ---------    ---------
            Net cash provided by (used in)
              financing activities                        --        (18,709)     212,896
                                                     ---------    ---------    ---------

Net increase (decrease) in cash                         (3,515)       9,494     (371,636)

Cash, beginning of year                                 11,472        1,978      373,614
                                                     ---------    ---------    ---------

Cash, end of year                                    $   7,957    $  11,472    $   1,978
                                                     =========    =========    =========

Supplemental disclosures of cash flow information:
   Cash paid during the year for: Interest           $  36,338    $  23,873    $ 166,631

   Non-cash transactions:
        Received stock in exchange for
         services to be provided to affiliate        $    --      $  60,000    $    --
        Stock issued in exchange for debt
          and services                                   2,451         --         11,805
        Other receivables reclassed against
           debt                                           --           --         10,046
        Notes payable issued in exchange
           for services                                101,280      235,347      509,389
        Cancellation of treasury stock
           shares                                       27,985         --           --


See accompanying notes to financial statement

                       AUTONATED LIGHT TECHNOLOGIES, INC.

                          Notes to Financial Statements

(1)  Summary of Significant Accounting Policies

     (a) Organization and operations

          Automated Light Technologies (ALT or the Company) is a manufacturer and distributor of fiber optic cable monitoring and fault locating systems to the telecommunications industry. Its wholly-owned subsidiary, Allied Controls, Inc. (Allied), which was acquired in May 1991, is engaged in the designing, manufacturing and mar keting of electromechanical and solid state relays and push button switches and controls. Allied has a wholly-owned subsidiary, Thermosen, Incorporated, which is also engaged in the relay business.

          In August 1995, the Company distributed the stock of its subsidiary to its shareholders thereby making Allied a separate independent entity. Therefore, the financial statements for the years ended December 31, 1994, 1993 and 1992 reflect the financial position and results of operations of Automated Light Technologles, Inc. on a nonconsolidated basis. (See Note 10)

          The Company has experienced recurring losses from operations and has a net capital deficiency of $5,076,156 at December 31, 1994. Additionally, the Company is in default on loans totaling approximately $413,000 plus accrued interest of approximately $58,000 and is contingently liable for debt of its former subsidiary approxi mating $1,000,000. In September 1995 the Company was merged by the purchase accounting method with a wholly-owned subsidiary of FiberCore, Inc. (FiberCore) (See Note 11). FiberCore is attempting to obtain addi tional funding through debt and/or equity funding. In the event that the Company is unable to secure additional funding, there is substantial doubt about the Company's ability to continue as a going concern.

     (b) Inventories

          Inventories are stated at the lower of cost or market. Cost is determined based upon standard costs which ap proximate actual cost using the first-in, first-out method.

     (c) Property and equipment

          All property and equipment acquisitions are stated at cost. The cost of maintenance and repairs is charged to income as incurred.

          The Company's policy is to depreciate property and equipment using the straight-line method over the useful lives of the assets. Generally these lives are as follows:

                  Machinery and equipment  -       12 years
                  Furniture and fixtures   -        5 years
                  Computer equipment       -  3 to  5 years

                       AUTOMATED LIGHT TECHNOLOGIES, INC.

                          Notes to Financial Statements

(1) Summary of Significant Accounting Policies (continued)

     (d) Patents

          In 1987, the Company exchanged 150,000 shares of common stock to acquire patents technology, know-how and the worldwide rights (except Canada) to manufacture and market a patented cable monitoring system for the detection of moisture and/or sheath penetration. No value was assigned to these intangible assets.

          The Company has made various filings for patents on new products and product improvements. Total related costs amount to $22,156, $23,676 and $25,381 at December 31, 1994, 1993 and 1992, respectively, and are amortized over seventeen years beginning with the period in which the patent rights are granted.

     (e) Income taxes

          The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes". Deferred taxes are recognized based on the temporary difference between the recognition of certain costs and expenses for financial statement and tax purposes.

(2) Inventories

    Inventories consist of the following:

                                 1994         1993         1992
                                 ----         ----         ----

Raw material                  $  58,147    $  57,735    $  80,747
Work-in-process                  15,964       24,873       17,289
Finished goods                   90,800       90,240      139,367
                              ---------    ---------    ---------
                                164,911      172,848      237,403
 Allowance for obsolete and
      excess stock               (7,800)      (9,000)     (12,400)
                              ---------    ---------    ---------
                              $ 157,111    $ 163,848    $ 225,003
                              =========    =========    =========

                       AUTOMATED LIGHT TECHNOLOGIES, INC.

                          Notes to Financial Statements

(3) Property and Equipment

     Property and equipment consist of the following:

                              1994         1993         1992
                              ----         ----         ----

Office equipment           $  63,292    $  58,715    $  57,799
Machinery and equipment       65,099       65,099       65,099
Furniture and fixtures         7,494        7,494        7,494
                           ---------    ---------    ---------

                             135,885      131,308      130,392
Accumulated depreciation    (129,239)    (128,020)    (124,638)
                           ---------    ---------    ---------

                           $   6,646    $   3,288    $   5,754
                           =========    =========    =========

     Depreciation on property and equipment charged to income was $1,219 in 1994, $3,382 in 1993 and $8.717 in 1992.

(4) Long-Term Debt

     As of December 31, 1994, the Company owes $5,165,636 of notes payable and accrued interest, all of which are in arrears. Of this amount, $239,360 bearing interest at 10% and due on January 1, t996, is owed to Con necticut Development Authority, and $231,747 bearing interest at 8.5% and due September 1, 1996, is owed to Connecticut Innovation Inc. Holders of the balance $4,694,529, have consented to the conversion of their loans to common stock, including interest upon the happening of certain events. Prior to June 30, 1994, these loans were bearing interest ranging from between 11% - 138. Thereafter, these loans bear interest at 8.75%. (See
     Note 6)

     Long-term debt consists of the following:

                                           1994         1993         1992

Line of credit                          $  200,000   $  200,000   $  200,000
Notes payable to One Venture Group,
  net of unamortized discount of
  $2,331 and $9,427 for 1993 and
  1992, respectively                       882,275      879,944      872,848
Notes payable to One Financial Group
  Inc. net of unamortized discount of
  $8,898 and $17 .796 for 1993 and
   1992, respectively                      393,113      359,865      337,342
Notes payable to Albany Venture
   Group                                   305,000      305,000      305,000
Notes payable to individual officers
    and directors, net of unamortized
    discount of $5,000 for 1992          1,049,229      970,781      741,032

                       AUTOMATED LIGHT TECHNOLOGIES, INC.

                          Notes to Financial Statements

(4) Long-Term Debt (continued)


     Note payable to Connecticut Innovation,
        net of unamortized discount of $1,945,
        $3,056 and $4,167 for 1994, 1993 and
        1992, respectively                           208,939      207,828      215,053
     Note payable to Connecticut Development
         Authority, net of unamortized discount
          of $4,165 $5,594 and $7,023 for 1994,
          1993 and 1992, respectively                198,111      196,682      204,626
     Notes payable, others, net of unamortized
         discount of $1,150 for 1992                 395,636      397,154      399,031
                                                   ---------    ---------    ---------

                                                   3,632,303    3,517,254    3,274,932
                                                   ---------    ---------    ---------

     Less current portion                          2,942,303    2,827,254    2,584,932
                                                   ---------    ---------    ---------

                                                  $  690,000   $  690,000   $  690,000
                                                   =========    =========    =========

     The general terms of the Company's debt are outlined below. The debt discounts are attributable to an alloca tion of the debt issue price between the debt and warrants when they are considered together (See Note 6 for information regarding detachable stock warrants). Generally, when unpaid interest payments are carried over as a new loan, the Company agrees to issue additional stock warrants for additional interest deferred.

     Line of credit, under note agreements with two officers, dated December 22, 1987, interest at prime plus 2% payable monthly. For making this line available, these officers each received detachable stock warrants to pur chase common stock at $2.00 per share. This line of credit will remain in effect until the Company has raised $2,500,000 in any combination of earnings and equity in connection with a public offering, except that it will not be withdrawn prior to January 1, 1993.

     Notes payable to One Venture Group, with interest ranging from 8 3/4% to 13% payable monthly, issued with detachable stock warrants to purchase shares of common stock at $1.50 to $2.00 per share. The notes are gen erally due May 26, 1993 or by 30 days written notice subsequent to May 26, 1991, extended to January 1, 1993. Unpaid monthly interest payments are deferred as a new loan and bear interest at the above stated rate.

     Note payable to One Financial Group Incorporated, with interest rates ranging from 8 3/4% to 13% payable monthly, issued with detachable stock warrants to purchase shares of common stock at $1.75 per share. The note is due May 26, 1993 or by 30 days written notice subsequent to May 26, 1991 extended to January 1, 1993. Unpaid monthly interest payments are deferred as a new loan and bear interest at the above stated rates (See Note 9).

                       AUTOMATED LIGHT TECHNOLOGIES, INC.

                          Notes to Financial Statements

(4) Long-Debt (continued)

     Note payable to Albany Venture Group, with interest ranging from 8 3/4% to 11% payable monthly, principal due December 6, 1996. The note is convertible into common stock at $2.00 per share until December 6, 1993 and convertible into common stock at $1.75 a share after December 6, 1993. The note is also redeemable after one year subject to ALT's ability to repay and after three years without stipulation.

     Individual notes payable to certain officers and directors of the Company have interest rates ranging from 8 3/4% to 13%. Interest is payable monthly and the notes mature beginning in May 1993. Certain of the notes are due on demand or upon 30 days notice, extended to January 1, 1993. All the notes were either issued with detachable stock warrants to purchase common stock at $1.50 or are convertible to common stock at $1.75 to $2.00.

     The Company has not paid a portion of the salary of two key officers over the past three years. Obligations to these officers, including interest at 13%, were reclassified as debt by the Company during 1992. As consideration for deferring payment of salary these officers were also awarded warrants to purchase 220,000 shares of common stock at $1.75 per share, expiring ten years after issuance.

     Note payable to Connecticut Innovation with interest at 8.5% payable monthly, issued with detachable stock warrants to purchase shares of common stock at $l.50 per share. The note is due September 1, 1996 but is in arrears as the contractual principal and interest payments were not made by the Company.

     Note payable to Connecticut Development Authority with interest at 10% payable monthly, issued with detach able stock warrants to purchase common stock at $1.50 per share. The note is due January 1, 1996, but is in arrears as no monthly interest payments were made by the Company. The note is collateralized by the personal guarantee of two officers.

     Scheduled maturities on long-term debt are follows:

                  1995                    $    -
                  1996                      635,000
                  1997                        55,000
                                          ----------

                                          $690,000
                                          ==========

                       AUTOMATED LIGHT TECHNOLOGIES, INC.

                          Notes to Financial Statements

(5) Commitments and Contingencies

     The Company and two of its key officers have issued the following guarantees and/or security interests with respect to certain loans of its spun off former subsidiary (Allied). In a $250,000 financing of Allied from the State of Connecticut acting through the Department of Economic Development ("DED"), dated as of October 9, 1992, DED received a guarantee and security interest in certain assets from the Company. In a $250,000 financing of Allied from the State of Connecticut, acting through the Connecticut Development Authority ("CDA"), dated as of June 9, 1992, CDA received a guarantee from two key officers of the Company. As con sideration for their guarantees, each officer received warrants to purchase 62,500 shares of common stock of the Company at $1.75 per share, expiring in 1998.

     Under a plan of reorganization, on May 14, 199S, the present Allied acquired the assets and assumed certain liabilities of a corporation that had filed for voluntary protection under Chapter 11 of the U. S. Bankruptcy Code. One of the assumed liabilities was a $750,000 SBA loan dated May 29, 1989 (originally in the amount of $1,000,000) from American National Bank, now Lafayette American National Bank ("Lafayette"). As a condition of the loan assumption on March 21, 1991, Lafayette obtained the guarantees of ALT and two key officers of ALT which guarantees were in addition to the initial loan guarantees Lafayette already had from other persons. Before commencing proceedings to enforce the guarantees first against ALT and second against the two key officers, Lafayette must first take all reasonable steps to realize upon the assets of Allied and the security provided by the initial guarantors. In the event of a deficiency, Lafayette may enforce its guarantee against ALT, provided that at all times it simultaneously and diligently pursues actions to enforce its guarantees from the initial individual loan guarantors. Each of the key officers guaranteed $150,000 and received in con sideration warrants to purchase 25,000 shares of common stock of the Company at $1.75, expiring in 1998. Allied is in arrears in its payments on each of these loans, and management has been working with the lenders to, among other things, negotiate new loan terms. In addition, management has been in discussions with sev eral potential buyers of Allied which, if successful, would eliminate the aforementioned security interests and guarantees that have been provided by ALT and the two key officers.

     The Company extends performance warranties on its telecommunications products for extended periods. Lia bility under such warranties is contingent upon future product performance and durability and the ultimate lia bility is not reasonable estimable at this time. Management does not believe that such warranties will result in material expense to the Company.

     The amount of rent expense charged to income during the period is $17,497, $17,080 and $31,440 for Decem ber 31, 1994, 1993 and 1992, respectively.
     The Company subleased space from its former subsidiary (Allied). In December 1994, the Company moved its operations to an affiliate's location, (see note 11).

                       AUTOMATED LIGHT TECHNOLOGIES, INC.

                          Notes to Financial Statements

(6) Shareholders' Equity

     In July 1994, the Company proposed a restructuring plan (the "Plan") designed to convert the existing debt and outstanding warrants into equity. In general, the Plan provided that a lender and/or warrant holder would con sent to the conversion, but that the actual conversion would only occur upon the closing of any one of a number of certain events, including the closing of a merger, joint venture, or other similar transaction with a strategic partner. In addition, the agreement provided that (1) loans held by consenting lenders would accrue interest from July 1, 1994 at 8.75% until the date of conversion and would be converted at the then outstanding loan amount, including accrued interest, (2) no additional warrants would be issued after June 30, 1994, (3) agree ment of at least 75% of the June 30, 1994 lenders was needed by August 31, 1994 to declare the Plan effective, and (4) the Plan would terminate by July 31, 1996, if the closing of one of the certain events did not occur (See Note 11).

     By August 31, 1995, holders of all $5,165,636 in outstanding loans and accrued interest, as of December 31, 1994 consented to the Plan with the exception of the Connecticut Development Authority and Connecticut In novations, Inc., whose loans and accrued interest, were outstanding, in the amounts of $239,360 and $231,747, respectively. In addition, of the 4,960,701 in outstanding warrants as of December 31, 1994, holders of all but 251,917 consented to the Plan. Of the 251,917 in non-consenting warrant holders, Connecticut Development Authority and Connecticut Innovations, Inc. represent 100,000 and 66,667, respectively.

     Activity in the Incentive Stock Option Plan is summarized below:

                                                         Shares     Price
                                                         ------     -----

          Granted in 1986                                 15,000    $ .01
          Granted in 1987                                121,000     1.50
          Granted in 1988                                 31,300     1.50
          Canceled in 1988                               (39,000)    1.50
          Granted in 1991                                106,900     1.50
          Exercised in 1991                              (15,000)     .01
                                                         -------

          Balance at December 31, 1991                   220,200
          Canceled 1992 - 1994                           (66,000)
                                                         -------

          Balance at December 31, 1994                   154,200
                                                         =======

     Options vest at a rate of one-third per year from the date of grant. Options expire after ten years or at such date the holders' employment with the Company is terminated.

                       AUTOMATED LIGHT TECHNOLOGIES, INC.

                          Notes to Financial Statements

(6) Shareholders's Equity (continued)

     The activity relating to stock warrants issued for the years ended December 31, 1994, 1993 and 1992 is sum marized below:

                         Exercisable at Price per Share


                    $1.00        $1.50        $1.75        $2.00        Total
                    -----        -----        -----        -----        -----

December 31, 1991      --      1,226,349      857,632      298,532    2,382,513
Issued                 --        133,666      577,048       64,884      775,598
                    -------   ----------   ----------   ----------   ----------
December 31, 1992      --      1,360,015    1,434,680      363,416    3,158,111
Issued               80,000       37,837      435,831       70,238      623,906
                    -------   ----------   ----------   ----------   ----------
December 31, 1993    80,000    1,397,852    1,870,511      433,654    3,782,017
Issued                 --        264,806      932,877       97,451    1,295,134
Cancelled              --       (116,450)        --           --       (116,450)
Reclassed              --           --        159,730     (159,730         --
                    -------   ----------   ----------   ----------   ----------
December 31, 1994    80,000    1,546,208    2,963,118      371,375    4,960,701
                    =======   ==========   ==========   ==========   ==========

     As of December 31, 1994, 1993 and 1992, no warrants had been exercised.

(7) Income Taxes

     The Company has net operating loss carryforwards available of approximately $3,800,000 at December 31, 1994 for federal and state tax purposes. The loss carryforwards expire between the years 2001 through 2009. Because future profitability is uncertain, such benefits have been fully reserved.

(8) Concentrations of Credit Risk

     The approximate net product sales by the Company to its major customers and related percentage are as fol lows:


                    1994                  1993                  1992
      Customer     Amount        %       Amount        %       Amount        %
      --------     ------        -       ------        -       ------        -

         A       $ 28,428       6%      $  3,342        1%     $387,038      56%
         B        179,540       38%      134,790       41%      193,863      29%
         C           --         --        56,810       17%         --        --
         D         65,669       14%       25,133        8%         --        --
         E         63,064       13%         --         --          --        --

     At December 31, 1994, three customers accounted for 96% of the total receivables

                       AUTOMATED LIGHT TECHNOLOGIES, INC.

                          Notes to Financial Statements

(9) Research and Development Costs

     The Company incurred $71,338, $72,413 and $134,144 of research and development costs for the years ended December 31, 1994, 1993 and 1992.

(10) Related Parts Transactions

     As described in Note 4, the Company has substantial debt payable to related parties. One Financial Group, Incorporated, a financial consulting firm, provides consulting services to ALT. One of the principals of One Financial Group, Incorporated is also a Director of the Company. Consulting fees of $16,520, $13,625 and $33,237 were incurred in 1994, 1993 and 1992, respectively. Such fees were settled through the issuance of notes to One Financial Group, Incorporated with detachable stock warrants for the purchase of common stock (see Note 4). This same Director is also one of the principals of One Venture Group, a significant investor in the Company.

(11) Subsequent Events

     On May 10, 1995, the Company transferred all of its shares in Allied, together with notes and advances of Al lied to the Company to Allied Controls Holding LLC in exchange for a membership interest. Thereafter, on August 31, 1995, the Company transferred the membership interest to its shareholders

     On May 19, 1995, a merger between ALT and a wholly-owned subsidiary of FiberCore was approved by the Boards of Directors of both Companies. The merger took place on September 18, 1995. The merger with FiberCore represents a merger with a strategic partner as provided in the terms of the Plan, described in Note 6. Accordingly, effective immediately prior to the merger, loans and warrants of consenting holders were con verted, resulting in the issuance of approximately 4.5 million additional shares of common stock.

     The Company entered into a sublease with FiberCore commencing January 1, 1995, to use and occupy floor space within the same premises leased by FiberCore. The terms of the lease state that payments shall be $1,041 a month, plus all applicable maintenance, utilities and taxes. Either party may terminate the sublease by giving sixty days written notice.

                                DUANE V. MIDGLEY
                            CERTIFIED PUDLIC ACCOUNT
                                 4351 Lynne Lane
                           SALT LAKE CITY, UTAH 84124
                                    --------
                                 (801) 277 3608

                                                                    July 1. 1995

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Venturecap, Inc.
Salt Lake City, Utah

     We have audited the balance sheets of Venturecap, Inc. (a development stage company), as of April 30, 1995, December 31, 1994, December 31, 1993 and December 31, 1992, and the related statements of operations, stockholders' equity and cash flows for the years ended Decem ber 31, 1994, December 31, 1993, December 31, 1992, and for the period January 1, 1995 to April 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material re spects, the financial positron of Venturecap, Inc., at April 30, 1995, December 31, 1994, Decem ber 31, 1993 and December 31, 1992, and the results of its operations and cash flows for the years ended December 31, 1994, December 31, 1993, December 31, 1992, and for the period Jan uary 1, 1995 to April 30, 1995, in conformity with generally accepted accounting principles.


/s/ DUANE V. MIDGLEY

Duane V. Midgley
Certified Public Accountant

                                VENTURECAP, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET

                                           April 30,            December 31,
                                        1995       1994       1993        1992
                                       -------    -------    -------    -------
                 ASSETS
CURRENT ASSETS:
  Cash                                 $    15    $ 4,300    $ 4,085    $ 4,750
                                       -------    -------    -------    -------
      TOTAL CURRENT ASSETS                  15      4,300      4,085      4,750
                                       -------    -------    -------    -------
TOTAL ASSETS                           $    15    $ 4,300    $ 4,085    $ 4,750
                                       =======    =======    =======    =======


     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:                   $     0    $     0    $     0    $     0

STOCKHOLDERS' EQUITY:
    Common stock, S.001 par value,
       authorized 20,000,000 shares;
       issued and outstanding 955,450
       shares                              955        955        955        955
    Additional paid-in capital           6,819      6,819      6,149      6,149
    Loss accumulated during
       development stage                (7,759)    (3,474)    (3,019)    (2,354)
                                       -------    -------    -------    -------
      TOTAL STOCKHOLDERS' EQUITY            15      4,300      4,085      4,750
                                       -------    -------    -------    -------

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                   $    15    $ 4,300    $ 4,085    $ 4,750
                                       =======    =======    =======    =======

See accompanying notes to financial statements.

                                VENTURECAP, INC.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS

                        January 1, 1995                                    May 14,1987
                              to                    Year ended            (inception) to
                           April 30,               December 31,              April 30,
                             1995         1994         1993        1992        1995
                           --------     --------     --------    --------    --------
INCOME:                    $      0     $      0     $      0    $      0    $      0

EXPENSE:
    Accounting                  100          200                                  450
    Legal                     1,500          255                      665       4,620
    Directors fees                4
    Finders fee               2,650                                             2,650
    Bank charges                 15                                                35
                           --------     --------     --------    --------    --------

         TOTAL EXPENSES       4,285          455          665           0       7,759
NET LOSS                   $ (4,285)    $   (455)    $   (665)   $      0    $ (7,759)
                           ========     ========     ========    ========    ========

NET LOSS PER SHARE         $  (.004)    $  (.001)    $  (.001)      $ NIL    $  (.008)
                           ========     ========     ========    ========    ========

See accompanying notes to financial statements.

                                VENTURECAP, INC .
                          (A Development Stage Company)

                        STATEMENT OF STOCKHOLOERS' EQUITY




                                                     Additional
                                    Common Stock       paid-in    Accumulated
                                 Shares     Amount     capital        loss
                                 -------    -------  -----------  -----------
Balance, December 31, 1990       954,450    $   954    $ 6,149      $(2,353)

May 24  1993 issued for
   directors fees                  1,000          1

Net loss,  year ended
  December 31, 1991                                                      (1)
                                 -------    -------    -------      -------

Balance, December 31,
    1991 and 1992                955,450        955      6,149       (2,354)

Net loss,  year ended
   December 31, 1993                                                   (665)
                                 -------    -------    -------      -------

Balance December 31, 1993        955,450        955      6,149       (3,019)

Contribution to capital                                    670

Loss, year ended
December 31, 1994                                                      (455)
                                 -------    -------    -------      -------

Balance, December 31, 1994       955,450        955      6,819       (3,474)

Loss to April 31, 1995                                               (4,285)
                                 -------    -------    -------      -------

Balance, April 30, 1995          955,450    $   955    $ 6,819      $(7,759)
                                 =======    =======    =======      =======

See accompanying notes to financial statements.

                                VENTURECAP, INC .
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS

                        January 1, 1995                                    May 14,1987
                              to                    Year ended            (inception) to
                           April 30,               December 31,              April 30,
                             1995         1994         1993        1992        1995
                           --------     --------     --------    --------    --------
Cash Flows from
Operating Activities:
   Net loss                $(4,285)     $  (455)     $  (665)    $     0     $(7,759)
Cash Flows from
Investing Activities:            0            0            0           0           0

Cash Flows from
financing Activities:
    Issuance of common
      stock                                                                    7,104
Contribution to capital                     670                                  670
                           -------      -------      -------     -------     -------
Net increase (decrease)
      in cash               (4,285)         215         (665)          0          15
Cash, beginning of
      period                 4,300        4,085        4,750       4,750           0
                           -------      -------      -------     -------     -------

Cash, end of period        $    15      $ 4,300      $ 4,750     $ 4,750     $    15
                           =======      =======       =======    =======     =======

See accompanying notes to financial statements.

                                VENTURECAP, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
             December 31, 1994, December 31, 1993, December 31, 1992
                               and April 30, 1995

NOTE 1 - ACCOUNTING POLICIES AND PROCEDURES

     Venturecap, Inc., was Organized May 14, 1987 under the laws of the State of Nevada. The Company has never started any operations and has no income. In accordance with SFAS #7, the Company is considered a development stage company. No accounting policies have been de termined by the Company.

NOTE 2 - WARRANTS AND OPTIONS

     There are no warrants or options to acquire any additional shares of common stock of the Company.

NOTE 3 - PROPOSED MERGER

     In April, 1995, the Company signed a Letter of Intent to acquire FiberCore, Incorporated. In connection with the proposed merger, the Company would amend its Articles of Incorporation to authorize 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. The Company would also effect a reverse stock split on the basis of one (1) share for each 1.27393466 shares outstanding.

                                     Part II

INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the shares of Common Stock being registered. All items are estimated except the registration and filing fees.

SEC registration fee       .        .       .        .        .        .        .       .        .     $77,753
NASD filing fee      .     .        .       .        .        .        .        .       .        .               *
Blue Sky fees and expense           .       .        .        .        .        .       .        .               *
Printing and engraving expenses             .        .        .        .        .       .        .               *
Legal fees and expenses             .       .        .        .        .        .       .        .               *
Accounting fees and expenses                .        .        .        .        .       .        .               *
Transfer agent fees        .        .       .        .        .        .        .       .        .               *
Miscellaneous        .     .        .       .        .        .        .        .       .        .               *
- ------------------------------------------------------------------------------
         Total       .     .        .       .        .        .        .        .       .        .     $*

*To Be Supplied By Amendment

Item 14. Indemnification of Directors and Officers.

         Section 78.751 of the Nevada General Corporation Law ("Nevada Law") provides generally and in pertinent part that a Nevada corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section
78.751 further provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Nevada corporation may indemnify its officers and directors against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. Section 78 . 751 further permits a Nevada corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

         Article VIII of the By-Laws of the Registrant provides in relevant part that each person who was or is made a party or is threatened to be made a party to any action, by reason of the fact that he or she is or was a director or officer, employee or agent of the Registrant or is serving at the request of the Registrant as an officer, director, employee or agent of another enterprise shall be indemnified to the full extent provided by Nevada Law; provided, however, that the Registrant will indemnify any such indemnitee in connection with a proceeding commenced by such indemnitee only if such proceeding was authorized by the board of directors of the Registrant. The right of indemnification includes the right to be advanced expenses; provided, however, that if Nevada law requires an advancement of expenses incurred by an indemnitee in his or her capacity as an officer or director then advances shall be paid only upon delivery to the Registrant of an undertaking to repay such amounts if it is judicially determined that the indemnitee was not entitled to indemnification. In the event an indemnitee is forced to sue the corporation to recover unpaid indemnification expenses, the indemnitee is generally entitled to recover the costs expended in such proceedings from the Registrant.

         Article XIII of the Registrant's Articles of Incorporation, as amended, provides that the directors and officers of the Registrant are not liable to the corporation or its stockholders for breaches of fiduciary duty other than (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (2) payment of distributions in violation of section 78.3 of the Nevada Revised Statutes

         The Registrant maintains officers and directors insurance to further insure its officers and directors.

Item 15. Recent Sales of Unregistered Securities.

         As used herein FiberCore refers to FiberCore Incorporated, which merged into the Registrant in July 1995. ALT refers to Automated Light Technologies, Inc., which was acquired by the Registrant in September 1995. All numbers listed in association with shares issued by FiberCore give effect to the merger with the Registrant. Each FiberCore share is equivalent to one share of the Registrant.

         Unless otherwise stated below the Registrant, FiberCore or ALT relied on the exemption to the registration requirements of the Securities Act set forth in section 4 (2) of the Securities Act

         In November 1993, FiberCore Incorporated issued 3,671,307 shares to Gregory Perry in exchange for the assignment of a patent.

         In November 1993, FiberCore Incorporated issued 5,914,883 shares to Mohd Aslami and his designees in exchange for cash and services aggregating to $96,667 ($0.016 per share).

         In November 1993, FiberCore Incorporated issued 2,957,443 shares to Charles DeLuca and his designees in exchange for cash and services valued at $50,000 ($0.016 per share).

         In December 1993, FiberCore Incorporated issued 3,671,307 shares to ALT in exchange for $60,000 ($0.016 per share) worth of services.

         In December 1993, FiberCore Incorporated issued 1,529,712 shares to each of Patrick Brake and Jack Ramsey at a price of $0.033 per share.

         In December 1993, FiberCore Incorporated sold 1,284,957 shares of common stock at a price of $0.27 per share to 11 investors for a total of $350,000.

         In April 1994 and April 1995, FiberCore Incorporated issued 124,824 options to various employees. Such options are exercisable at $0.0027 per share and expire no earlier than ten (10) years from the date of grant.

         The Registrant is contractually committed to issue options to purchase 132,167 shares to various employees at various times in 1996, 1997 and 1998, each exercisable at $0.0027 per share.

         In June 1994, FiberCore Incorporated issued 2,221,141 shares to a designee of Sico Jena Quarzschmelze GmbH ("Sico") in consideration for equipment purchased from Sico located in Jena, Germany. The parties agreed to several modifications to the initial sale, including one contemplating a retention of the shares by Sico, which were superseded by a January 1996 amendment pursuant to which Sico retained the shares.

         In July 1994, FiberCore Incorporated sold a total of 29 units ("Units") to 10 investors. Each Unit consisted of 45,891 shares of common stock and 22,946 Warrants to purchase Common Stock at a price of $1.31 per share. Each Unit cost $50,000. A total of 1,330,848 shares and 665,424 Warrants were sold in the offering. This figure does not include 10 Units purchased by Royle in July 1994, an entity controlled by a director of FiberCore Incorporated, and returned by Royle later in 1994.

         In July 1994, FiberCore Incorporated issued Warrants to purchase 73,426 shares at an exercise price of $1.31 per share to Coleman & Rhine LLP, a law firm, in exchange for services valued at $7,500.

         In December 1994, FiberCore Incorporated issued 90,864 shares and Warrants to purchase an additional 45,432 shares exercisable at $1.31 per share in exchange for $99,000 to an investor.

         In December 1994, FiberCore Incorporated issued 7,390 shares to an employee in exchange for services valued at $8,050.

         On April 17, 1995, FiberCore Incorporated issued a ten year $5,000,000 convertible note to AMP, Incorporated, a manufacturer of electrical connectors and other equipment. Principal plus interest accumulating at a rate of LIBOR plus one percent, may be converted into common stock of the Registrant through April 17, 2005. Until April 17, 2000, the conversion price is $1.16 per share; thereafter the conversion price is equal to the price per share paid by a third party investor in the private sale of common stock by the Registrant immediately prior to such conversion. The AMP Note is initially collateralized by certain patents, patent applications, licenses, rights and royalties arising from such patents and, claims for damages arising from infringement of such patents. The parties have agreed, to replace such collateral with various pieces of equipment owned or to be owned- by the Registrant.

         In  May  1995,  FiberCore   Incorporated  issued  23,863  shares  to  a
consultant for services valued at $26,000 and 16,569 shares to an employee in lieu of compensation.

         On July 18, 1995, FiberCore Incorporated merged into the Registrant. Each of the 6,605,277 outstanding shares of FiberCore, Incorporated was converted into 3.671307 shares of the Registrant.

         On October 5, 1995, MESC purchased 367,131 shares of the Registrant's Common Stock at a price of $500, 000. At that time the Registrant deposited into escrow (i) 312,061 shares of Common Stock; (ii) Warrants granting MESC the right to purchase 550,696 shares of the registrant's Common Stock at a price of $1.63 per share exercisable at any time until October 5, 1997; and (iii) 238,634 shares of Common Stock to be issued to MESC immediately upon MESC exercising its rights to purchase shares pursuant to the Warrants referred to in clause (ii). The escrowed securities (other than the aforementioned 238,634 shares of Common Stock) will be released upon the execution of all documents required to complete the formation of a joint venture, the execution of a product supply agreement with the Registrant, and the purchase by MESC of an additional 367,131 shares of the Registrant's Common Stock at a price of $500,000. The Registrant relied on the exemption provided under Regulation D.

         In January 1996, Techman, a company controlled by M. Mahmud Awan a director of the Registrant, agreed to purchase 734,260 shares of Common Stock and Warrants pursuant to a Share Purchse Agreement date January 11, 1996, exercisable into 550,696 shares of Common Stock exercisable at $1.63 per share for $100,000 in cash and a promissory note in the principal amount of $900,000, bearing interest at LIBOR and payable in 9 monthly installments, with the first payment due on the last business day of the calendar month following the month in which the closing occurs. Additionally, the Company, as part of the Share Purchase Agreement, agreed to issue 312,061 shares to Techman for the formation of FOI and completion of a supply agreement with FOI. Between February 1996 and August 1996, the Company, pursuant to the Share Purchase Agreement, issued, at the request of Techman, 549,319 shares to Dr. Awan, the sole shareholder of Techman.

                  In addition, 1,000,000 shares are being held in escrow (part of the Escrow Shares) under an International Distributor Agreement. Such shares will be issued ratably by the Company as commissions upon sales generated by Techman of up to $200 million. Such shares will be issued upon receipt by the Company of proceeds from such sales.

         In 1995, ALT granted to various employees, options exercisable into 120,000 shares of ALT common stock at a price of $1.50 per share pursuant to the ALT 1987 Stock Option Plan.

         In 1995 each of the four ALT directors received 17,500 shares of ALT as compensation for serving as director during the years 1989 through 1995. As a result, a total of 70,000 shares of ALT common stock were issued.

         In November 1994, ALT issued 4,931 shares to Bernard Moison in exchange for services to Allied, a former subsidiary, valued at $493

         In November 1994, ALT issued 19,579 shares to David Sudol in exchange for services to Allied a former subsidiary valued at $1,957.

         In December 1993, ALT issued a warrant for 80,000 shares exercisable at $1.00 per share expiring in 1998 for services to a financial services company.

         In addition, ALT issued Warrants to purchase 0.767 shares of ALT common stock, as shown in the table below, for each dollar in salary deferred and interest accruing thereon by Charles DeLuca and Mohd Aslami during 1992, 1993 and 1994. ALT also issued Warrants to purchase shares of ALT Common Stock to One Financial Group, Inc., a company controlled by Steven Phillips, a director of the Registrant, for amounts earned, but not paid, through June 30, 1994. Warrants were also earned on interest accruing on such deferred salary and earnings as stated below. Only issuances of Warrants for principal are depicted below.

                                    Number  of  shares  of  ALT   common   stock
                                    issuable    pursuant    to   ALT    Warrants
                                    exercisable originally at $1.75 per share issued for deferred salary or compensation, not including interest accrued.

                                              1992           1993         1994
                                              ----           ----         ----

Mohd Aslami                                  22,064        106,800           -
Charles DeLuca                               16,338         65,516       60,146
One Financial Group                          51,139         10,446       18,669

         From November 1992 to June 1994, ALT issued Warrants to purchase 121,058 shares to ten lenders exercisable at prices ranging from $1.00 to $2.00 per share, in connection with making of the loans and interest accruing thereon. Such lenders included Mohd Aslami, Charles DeLuca, Hedayat Amin-Arsala, Zaid Siddig; One Financial Group, Inc. and One Venture Group. Messrs. Aslami, DeLuca, Arsala and Phillips were Directors of ALT at such time. Mr. Phillips is a Director, President and major stockholder of One Financial Group, and was a managing partner of One Venture Group at such time. Zaid Siddig is Mr. Aslami's wife's uncle.

         On September 18, 1995, ALT Merger Co., a wholly-owned subsidiary of the Registrant merged into ALT (the "ALT Acquisition"). Each shareholder of ALT received approximately 1.0498 shares of the Registrant's common stock in exchange for each outstanding share of ALT stock. 3,671,307 shares of the Registrant's common stock held by ALT were canceled. Approximately 8.4 million shares of ALT common stock were converted into approximately 8.8 million shares of the Registrant's common stock. Immediately prior to the acquisition, several ALT warrantholders and debtholders converted their debts and Warrants into shares of ALT common stock. Loans, other than loans arising from deferred. compensation (which were converted at $1.25), were converted pursuant to each lender's loan agreement, if applicable, otherwise at the exercise price of the Warrants issued less $0.05. Loans arising from deferred compensation were converted at $1.25 per share. The exercise price of all Warrants exercisable at $2.00 per share was reduced to $1.75 per share, except for Warrants held by Messrs. Aslami and DeLuca and OFG. Warrants were valued at the deemed value of ALT shares ($2.10) less the exercise price of each such warrant. For example a warrant to purchase one share of ALT common stock with an exercise price of $1.75 was valued at $0.35. Shares of common stock of ALT were purchased to the extent of such warrant value. In consideration for the fact that all loans were past due, the percentage of Warrants that each lender had been entitled to receive pursuant to such loans was increased by 25%. A total of Warrants 4,013,960 and $5,092,449 in debt were converted into approximately 4.53 million shares of ALT common stock in conjunction with the ALT Acquisition.

         All other outstanding Warrants and options to purchase shares of ALT common stock were automatically converted into instruments to purchase shares of the Registrant's common stock, pursuant to the terms of such instruments.

Item 16. Exhibits and Financial Statement Schedules

     (a) Exhibits

     Exhibit
     -------
     Number
     ------
     2.1         Agreement and Plan of Reorganization  dated as of July 18, 1995 between Venturecap, Inc. and FiberCore Incorporated.
     2.2         Agreement   of  Merger  dated  as  of  July  18,  1995  between
                 Venturecap and FiberCore Incorporated.
     2.3         Agreement and Plan of Reorganization  dated as of September 18,
                 1995  between the Company Alt Merger Co., and  Automated  Light
                 Technologies, Inc. ("ALT").
     2.4         Agreement dated February 13, 1987 between  Norscan  Instruments
                 Ltd. and ALT.
     3.1         Certificate of Incorporation of FiberCore, Inc.
     3.2         By-Laws of FiberCore, Inc.
    +5.1         Opinion of Coleman & Rhine LLP
     10.1        Loan  Agreement  dated  August  2,  1990  between  ALT  and
                 Connecticut Innovations Incorporated ("CII").
     10.2        Promissory Note issued by ALT to CII.
     10.3        Security Agreement dated as of August 1990 between ALT and CII.
     10.4        Subordination executed August 2, 1990 between CII, Mohd Aslami, and Charles DeLuca
     10.5        Collateral  Assignment and Security  Agreement  dated August 2,
                 1990 between ALT and Connecticut Innovations Incorporated
     10.6        Loan  Agreement  dated December 5, 1990 between ALT and the
                 Connecticut Development Authority ("CDA").
     10.7        Promissory Note dated December 5, 1990 issued by ALT to CDA.
     10.8        Guaranty  dated  December  5, 1990 issued to CDA by Mohd Aslami and Charles DeLuca.
     10.9        Collateral  Assignment and Security Agreement dated December 5,
                 1990 between ALT and CDA.
     10.10       Security Agreement dated as of December 5, 1990 between ALT and
                 CDA.
     10.11       Subordination  dated  November 5, 1990 between CDA, Mohd Aslami and Charles DeLuca.
     10.12       Form of Warrant issued by ALT to CDA
     10.13       Form of Warrant issued  byAgreement  between ALT to Connecticut
                 Innovations Incorporated.
     10.14       Form of Warrant issued by ALT.
     10.15       Form of FiberCore Incorporated Warrant.
     10.16       Assignment dated November 8, 1993 by Gregory Perry to FiberCore
                 Incorporated of U.S. Patent No. 4,596,589.
     10.17       Lease  executed  January 31, 1994 between  Cobra Realty  Trust,
                 FiberCore, Incorporated, Mohd Aslami and Charles DeLuca.

     10.18       Agreement  dated June 7, 1994 between Sico GmbH and  FiberCore,
                 Inc.
     10.19       Agreement dated August 19, 1995 between Sico GmbH and FiberCore
                 Jena GmbH, with supplemental agreement by Walter Nadrag.
     10.20       Cooperation  Agreement  dated  December  19,. 1995 between Sico
                 Jena GmbH and FiberCore, Inc.
     10.21       Lease  dated  August  19,  1995  between  Sico  Jena  GmbH  and
                 FiberCore Jena GmbH.
     10.22       Agreement dated January 25, 1996 between the Company, FiberCore
                 Jena and Sico.
     10.23       Share  Purchase  Agreement  dated  January 11, 1996 between the
                 Company and Techman International, Inc.
     10.24       Escrow  Agreement dated as of April 13, 1995 between  FiberCore
                 Incorporated,  Middle East Specialized  Cables Co. ("MESC") and
                 Shawmut Bank, N.A.
     10.25       Escrow Amending  Agreement dated September 15, 1995 between the
                 Registrant, MESC and Shawmut Bank, N.A.
     10.26       Share  Purchase  Agreement  dated as of April 13, 1995  between
                 FiberCore Incorporated and MESC.
     10.27       Share  Purchase  Amending  Agreement  dated  September 15, 1995 between the Registrant and MESC.
     10.28       Convertible  Debenture Purchase Agreement effective as of April
                 17, 1995 between AMP Incorporated  and FiberCore  Incorporated, with form of Convertible Debenture Attached, as Exhibit A.
     10.29       Cooperation  Agreement dated June 17, 1994 between John Royle &
                 Sons and FiberCore Incorporated,  with Amendment No. 1 executed on the same date.
    +10.30       Escrow Agreement between Techman and the Registrant.
     10.31       Agreement dated July 1, 1994 between FiberCore Incorporated and
                 FiberCore Jena GmbH.
     10.32       Joint Venture  Agreement  dated January 31, 1996 between Middle
                 East Optic Fiber  Company  ("MEOFC"),  Royle Mid East Ltd.  and
                 FiberCore Mid East Ltd.
    +10.33       Product Supply Agreement between MEOFC and the Registrant.
     10.34       Joint Venture Agreement dated May 21, 1995 between the Company,
                 Techman  International,   Inc.  and  the  other  parties  named
                 therein.
     22          List of subsidiaries of FiberCore, Inc.
     23.1        Consent of Mottle McGrath Braney & Flynn, P.C.
                 independent auditors.
     23.2        Consent of Dwayne Midgley, independent accountants.
- -------

+ To be filed by amendment.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes that:

         (1) For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule

430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act, shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes:

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereuno duly authorized, in the City of New York, State of New York, on August 16, 1996.

                                              FIBERCORE, INC.

                                              By:  /s/ Mohd Aslami
                                                       Mohd Aslami,
                                                       Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 16th day of August, 1996.



           Signature                                Title                                                 Date
           ---------                                -----                                                 ----

/s/ Mohd A. Aslami
- ----------------------------                Chairman, Chief Executive                          August 16, 1996
Mohd A. Aslami                              Officer and Director


/s / Charles DeLuca
- ----------------------------                Director, Vice President, Secretary                August 16, 1996
Charles DeLuca                              and Executive Vice President of
                                            Automated Light Technologies, Inc.

/s / Michael J. Beecher
- ----------------------------                Chief Financial Officer and                        August 16, 1996
Michael J. Beecher                          Principal Accounting Officer


/s / Zaid Siddig                            Director                                           August 16, 1996
- ----------------------------
Zaid Siddig


/s / Steven Phillips                        Director                                           August 16, 1996
- ----------------------------
Steven Phillips


/s / M. Mahmud Awan                          Director                                          August 16, 1996
- ----------------------------
M. Mahmud Awan


                                INDEX TO EXHIBITS
     Exhibit
     Number
     -------
     2.1     Agreement and Plan of Reorganization dated as of July 18, 1995 between Venturecap, Inc. and FiberCore Incorporated.
     2.2     Agreement of Merger dated as of July 18, 1995 between Venturecap and FiberCore Incorporated.
     2.3     Agreement and Plan of Reorganization dated as of September 18, 1995 between the Company Alt Merger Co., and Automated Light
             Technologies, Inc. ("ALT").
     2.4     Agreement dated February 13, 1987 between Norscan Instruments Ltd.
             and ALT.
     3.1     Certificate of Incorporation of FiberCore, Inc.
     3.2     By-Laws of FiberCore, Inc.
    +5.1     Opinion of Coleman & Rhine LLP
     10.1    Loan Agreement dated August 2, 1990 between ALT and
             Connecticut Innovations Incorporated ("CII").
     10.2    Promissory Note issued by ALT to CII.
     10.3    Security Agreement dated as of August 1990 between ALT and CII.
     10.4    Subordination executed August 2, 1990 between CII, Mohd Aslami, and
             Charles DeLuca
     10.5    Collateral Assignment and Security Agreement dated August 2, 1990 between ALT and Connecticut Innovations Incorporated
     10.6    Loan Agreement dated December 5, 1990 between ALT and the
             Connecticut Development Authority ("CDA").
     10.7    Promissory Note dated December 5, 1990 issued by ALT to CDA.
     10.8    Guaranty dated December 5, 1990 issued to CDA by Mohd Aslami and
             Charles DeLuca.
     10.9    Collateral Assignment and Security Agreement dated December 5, 1990 between ALT and CDA.
     10.10   Security Agreement dated as of December 5, 1990 between ALT and
             CDA.
     10.11   Subordination dated November 5, 1990 between CDA, Mohd Aslami and
             Charles DeLuca.
     10.12   Form of Warrant issued by ALT to CDA
     10.13   Form of Warrant issued byAgreement between ALT to Connecticut
             Innovations Incorporated.
     10.14   Form of Warrant issued by ALT.
     10.15   Form of FiberCore Incorporated Warrant.
     10.16   Assignment dated November 8, 1993 by Gregory Perry to FiberCore
             Incorporated of U.S. Patent No. 4,596,589.
     10.17   Lease executed January 31, 1994 between Cobra Realty Trust,
             FiberCore, Incorporated, Mohd Aslami and Charles DeLuca.
     10.18   Agreement dated June 7, 1994 between Sico GmbH and FiberCore, Inc.
     10.19   Agreement dated August 19, 1995 between Sico GmbH and FiberCore
             Jena GmbH, with supplemental agreement by Walter Nadrag.

     10.20   Cooperation Agreement dated December 19,. 1995 between Sico Jena
             GmbH and FiberCore, Inc.
     10.21   Lease dated August 19, 1995 between Sico Jena GmbH and FiberCore
             Jena GmbH.
     10.22   Agreement dated January 25, 1996 between the Company, FiberCore
             Jena and Sico.
     10.23   Share Purchase Agreement dated January 11, 1996 between the Company and Techman International, Inc.
     10.24   Escrow Agreement dated as of April 13, 1995 between FiberCore
             Incorporated, Middle East Specialized Cables Co. ("MESC") and
             Shawmut Bank, N.A.
     10.25   Escrow Amending Agreement dated September 15, 1995 between the Registrant, MESC and Shawmut Bank, N.A.
     10.26   Share Purchase Agreement dated as of April 13, 1995 between
             FiberCore Incorporated and MESC.
     10.27   Share Purchase Amending Agreement dated September 15, 1995 between the Registrant and MESC.
     10.28   Convertible Debenture Purchase Agreement effective as of April 17,
             1995 between AMP Incorporated and FiberCore Incorporated, with form of Convertible Debenture Attached, as Exhibit A.
     10.29   Cooperation Agreement dated June 17, 1994 between John Royle & Sons and FiberCore Incorporated, with Amendment No. 1 executed on the same date.
    +10.30   Escrow Agreement between Techman and the Registrant.
     10.31   Agreement dated July 1, 1994 between FiberCore Incorporated and
             FiberCore Jena GmbH.
     10.32   Joint Venture Agreement dated January 31, 1996 between Middle East
             Optic Fiber Company ("MEOFC"), Royle Mid East Ltd. and FiberCore
             Mid East Ltd.
    +10.33   Product Supply Agreement between MEOFC and the Registrant.
     10.34   Joint Venture Agreement dated May 21, 1995 between the Company,
             Techman International, Inc. and the other parties named therein.
     22      List of subsidiaries of FiberCore, Inc.
     23.1    Consent of Mottle McGrath Braney & Flynn, P.C.
             independent auditors
     23.2    Consent of Dwayne Midgley, independent accountants

- -------------
+ To be filed by amendment.